As Filed:  December 8, 1995                              SEC File No. 33-86076
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Post-Effective
                                Amendment No. 3
                                       to
                       Registration Statement on Form S-2
                        Under the Securities Act of 1933


                      FORELAND CORPORATION
     (Exact Name of Registrant as Specified in its Charter)

         Nevada                  1070                87-0422812
     (State or other jurisdiction of         (Primary Standard Industrial
            (I.R.S. Employer
     incorporation or organization)          Classification Code Number)
            Identification No.)


12596 West Bayaud, Suite 300, Lakewood, Colorado 80228 (303) 988-3133 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

N. Thomas Steele, 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228 (303) 988-3133
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             James R. Kruse, Esq.,
                             Kruse, Landa & Maycock
                          Eighth Floor, Bank One Tower
                                50 West Broadway
                          Salt Lake City, Utah  84101
                           Telephone:  (801) 531-7090
                           Telecopy:  (801) 359-3954

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this post-effective amendment.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, check the following box.

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box.

     Pursuant to rule 429, the prospectus contained in this registration statement also relates to the offer and sale of unissued securities registered in registration statements numbered 33-64756, 33-44405, 33-34970, 33-19014, and
33-42828.

     This post-effective amendment to the registration statement shall become effective in accordance with section 8(c) of the Securities Act of 1993, as amended.

                 Page 1 of        consecutively numbered pages
                           ------
                     Exhibit index appears on page       .
                                                   ------

                                                                 POST-EFFECTIVE
                                         AMENDMENT NO. 3 DATED DECEMBER 8, 1995

                              FORELAND CORPORATION





This comprehensive Amendment is a part of and should be read in conjunction with the Prospectus of
        Foreland Corporation dated December 9, 1994 (the "Prospectus").

  (Terms used but not defined herein have the same meaning as set forth in the
                                  Prospectus.)

Incorporation by Reference

     The Company's annual report on form 10-K for the year ended December 31, 1994, and its quarterly reports on form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1995, are hereby incorporated by reference into this Amendment and the Prospectus.

Use of Proceeds

    The following table illustrates the proceeds that could be received from the offering, if all Warrants and Options are exercised, giving effect to the events that have occurred since the offering was commenced:





                             --------------  -------------    -----------     ------------

                              Number of                      Commissions      Net
                              Securities     Sales Price     (1)            Proceeds(1)
                              ----------    -------------    -----------     -----------

L Warrants                     1,242,000      $6.00-$8.00       $0.42-         $6,930,360
                                                                 $0.56                 to
                                                                               $9,240,480
X Warrants                       697,000        $4.00          $0.28           $2,592,840
Y Warrants                         3,000        $4.00          $0.28              $11,160
$1.50 Warrants                   200,000        $1.50             --             $300,000
$1.25 Warrants                     1,000        $1.25             --               $1,250
Options                           30,000        $3.00             --              $90,000
1991 Underwriter Unit        400 Units at $552, consisting
 Warrant and A and B           of 138,000 shares Common
 Warrants                      Stock, 138,000 A Warrants
                               at $2.25 and 138,000 B
                               Warrants at $3.90, and
                               276,000 shares Common Stock
                               on exercise of such
                               Warrants                           --           $1,069,500
1993 Placement Agent Unit    70,000 Units at $5.50,
 Warrant and X Warrants        consisting of 70,000 shares
                               1993 Series Preferred
                               Stock, 70,000 X Warrants at
                               $4.00, and 70,000 shares
                               Common Stock on exercise of
                               X Warrants                         --             $665,000
                                                                              -----------

Total Proceeds                                                               $  11,660,110
                                                                                       to
                                                                             $  13,970,230

(1)Net proceeds reflect the payment of the maximum amount of commissions of 7% on all warrants exercised through securities broker-dealers.  Warrants not exercised through a broker-dealer and, therefore, not subject to a commission will result in increased net proceeds to the
   Company, which will be used for its Nevada exploration activities.  Net proceeds do not deduct other costs of the offering payable by the Company estimated at $48,000.  (See Prospectus:
   "PLAN OF DISTRIBUTION.")




Drilling Results

    The Company's Eldorado test in Little Smoky Valley, the fifth of six tests to be drilled with Enserch/Berry, was drilled to a total depth of 4.523 feet and was plugged and abandoned. The Eagle Springs #64-35 well has been completed and has commenced production with an initial production rate of 116 barrels of oil per day based upon a continuous 24 hour test. The Company and Barrett are completing for production the Eagle Springs #55-35 well and have begun drilling the Eagle Springs #13-36 location, the eighth well to be drilled in Eagle Springs by the Company and Barrett under their joint development program. The Company is also advancing its drilling at Deadman Creek in Toano Draw under the Company's exploration agreement with and Parker and Parsley Petroleum Company (successor-in-interest to Santa Fe Energy Resources, Inc).

                                 Preliminary Prospectus dated December 9, 1994
                                                          FORELAND CORPORATION

     The Prospectus relates to the issuance by Foreland Corporation (the "Company") of:
     (a) 1,242,000 Common Stock purchase warrants (the "L Warrants") representing the right to purchase one share of the Company's common stock, par value $0.001 per share (the "Common Stock"), at $6.00 through December 31, 1995, and at $8.00 thereafter through December 31, 1996;
     (b) 1,242,000 shares of Common Stock on the exercise of a like number of L Warrants;
     (c) 200,000 shares of Common Stock on the exercise of a like number of purchase warrants (the "$2.00 Warrants") with an exercise price of $2.00 per share through April 30, 1996;
     (d) 48,000 shares of Common Stock on the conversion of 4,000 shares of 1993 Series Preferred Stock and 40,000 shares of 1991 Series Preferred Stock, par value $0.001 per share (together, with the 1994 Series Preferred Stock, the "Preferred Stock");
     (e) 697,000 shares of Common Stock on the exercise of a like number of X Warrants with an exercise price of $3.25 if exercised by December 16, 1994, and $4.00 if exercised thereafter through December 15, 1995 (the "X Warrants");
     (f) 697,000 Y Warrants on the exercise of the above X Warrants by December 16, 1994, entitling the holders to purchase a like number of shares of Common Stock at $4.00 per share through December 15, 1995 (the "Y Warrants");
     (g) 700,000 shares of Common Stock on the exercise of a like number of Y Warrants with an exercise price of $4.00 per share;
     (h) 1,000 shares of Common Stock on the exercise of a like number of warrants with an exercise price of $1.25 per share (the "$1.25 Warrants");
     (i) 98,500 shares of Common Stock issuable upon exercise of a like number of options (the "Options"), with a weighted average exercise price of $3.54, more particularly described hereinafter;
     (j) 825,659 shares of Common Stock issuable for cash, upon cancellation of indebtedness, for services rendered, or for other consideration as determined by the board of directors, such shares to be issued from time to time at such prices approximately equal to the bid price of the Company's Common Stock on the date of issuance or at a discount therefrom, as the board of directors deems advisable and in the Company's best interest at the time of issuance, of which the Company presently intends to issue to unaffiliated third parties 10,000 shares for services rendered, and 54,000 shares for certain nonproducing properties, as more particularly described hereinafter;
     (k) Up to 400 Underwriter Units issuable upon the exercise of presently outstanding Underwriter Unit Warrants and the related underlying securities consisting of 108,000 shares of Common Stock, 108,000 Class A Warrants, 108,000 Class B Warrants, and 216,000 shares of Common Stock issuable upon the exercise of such A and B Warrants; and
     (l) Up to 70,000 1993 Placement Agent Units issuable on the exercise of presently outstanding Placement Agent Warrants and the related underlying securities consisting of 70,000 shares of 1993 Series Preferred Stock, 140,000 shares of Common Stock issuable on conversion of such Preferred Stock, 70,000 X Warrants, 70,000 Y Warrants issuable on the exercise of such X Warrants, and the 140,000 shares of Common Stock issuable on the exercise of the X and Y Warrants.

     This prospectus also relates to the sale by certain selling shareholders (the "Selling Shareholders") of 1,316,210 shares of Common Stock issuable on the conversion of a like number of shares of 1994 Series Preferred Stock now held by them and 658,105 shares of Common Stock ("Warrant Shares") purchasable by the Selling Shareholders on the exercise of Warrants now held by them. (See "SELLING SHAREHOLDERS.") This prospectus also relates to the sale by the placement agent in the 1994 Preferred Stock and C Warrant offering of up to 131,622 shares of Common Stock issuable on the conversion of a like number of 1994 Series Preferred Stock and 65,811 shares of Common Stock purchasable by the Selling Shareholder on the exercise of warrants, issuable on exercise of the 1994 Placement Agent Warrants.

     The Company will pay to securities broker-dealers that solicit the exercise of Warrants a commission of 7% of the exercise price of Warrants exercised through them. Such soliciting broker-dealers may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them may be deemed underwriting commissions under the Securities Act.

   THESE ARE SPECULATIVE SECURITIES.  AN INVESTMENT IN THE SECURITIES OFFERED
           HEREBY INVOLVES SUBSTANTIAL RISKS.  (SEE "RISK FACTORS.")

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER REGULATORY AUTHORITY, NOR HAS THE
COMMISSION OR ANY STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE ACCURACY OR
    ADEQUACY OF THIS PROSPECTUS OR ENDORSED THE MERITS OF THE OFFERING.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Prospectus dated December 9, 1994

                                                                  Proceeds to
                                      Price to     Commissions        the
                                       Public          (1)       Company(1)(2)
                                    ------------  -------------  -------------


Per Share Price Range for L           $   6.00 -   $    0.42 -    $     5.58 -
Warrants                                    8.00          0.56            7.44
Total for 1,242,000 Warrants        7,452,000 to    521,640 to    6,930,360 to
                                       9,936,000       695,520       9,240,480

Per Share Price Range for X           3.25- 4.00   0.23 - 0.28       3.02-3.72
Warrants                            2,265,250 to    158,568 to    2,106,682 to
Total for 697,000 Warrants(3)          2,788,000       195,160       2,592,840

Per Share Price for Y Warrants              4.00          0.28            3.72
Total for 700,000 Warrants(3)               0 to  0 to 196,000            0 to
                                       2,800,000                     2,604,000

Per Share Price for $2.00 Warrants          2.00            --            2.00
Total for 200,000 Warrants(3)            400,000            --         400,000

Per Share Price for $1.25 Warrants          1.25            --            1.25
Total for 1,000 Warrants(3)                1,250            --           1,250

Weighted Average Per Share Price            3.54            --            3.54
for Options(4)                           348,500            --         348,500
Total for 98,500 Options(3)

Per Share Price for Common                  2.94            --            2.94
Stock(5)                               2,239,277            --       2,239,277
Total for  761,659 shares(6)


1991 Underwriter Unit Exercise            550.00            --             550
Price                                    220,000            --         220,000
Total for 400 Units(7)

Per Share Price for 1991                    2.25            --            2.25
Underwriter A Warrants                   243,000            --         243,000
Total for 108,000 Warrants(7)

Per Share Price for 1991                    3.90            --            3.90
Underwriter B Warrants                   421,200            --         421,200
Total for 108,000 Warrants(7)

1993 Placement Agent Unit Warrant           5.50            --            5.50
Exercise Price                           385,000            --         385,000
Total for 70,000 Unit Warrants(8)

Per Share Price for 1993 Placement     3.25-4.00            --       3.25-4.00
Agent X Warrants                      227,500 to            --      227,500 to
Total for 70,000 X Warrants(8)           280,000            --         280,000

Per Share Price for 1993 Placement          4.00            --            4.00
Agent Y Warrants                    0 to 280,000            --    0 to 280,000
Total for 70,000 Y Warrants(8)

Total Offering(9)                    $14,778,228      $716,800     $14,061,427
                                              to            to              to
                                     $19,766,977    $1,050,088     $18,716,890


(1) The Company will pay securities broker-dealers which solicit the exercise of the L, X, and Y Warrants a commission equal to 7% of the exercise price of Warrants exercised through them, except that no commissions will be paid if, at the time of exercise, the Warrant exercise price is greater than the trading market price for the Company's Common Stock. Net proceeds reflect the payment of commissions on all Warrants exercised, although the Company will not pay a commission on Warrants not exercised through securities broker-dealers, which will result in increased net proceeds to the Company. The proceeds to the Company do not reflect the deduction of other expenses of this prospectus, estimated at $48,000, including printing, accounting, legal, stock transfer, filing, and miscellaneous costs and fees. (See "PLAN OF DISTRIBUTION.")
(2) The Company will receive no cash proceeds from the conversion of the Preferred Stock or the issuance of Common Stock for services rendered, for cancellation of indebtedness, or for the acquisition of property.
(3)       Presentation assumes complete exercise of all Warrants and Options.

(4) Represents the weighted average exercise price of Options for 50,000 shares at an exercise price of $3.69 per share, 30,000 shares at an exercise price of $3.00 per share, and 18,500 shares at an exercise price of $4.00 per share.
(5) Stock price shown is an estimated amount based on the closing bid price on December 2, 1994. Such shares will be issued at such prices approximately equal to the bid price of the Company's Common Stock on the date of issuance or at a discount therefrom, as the board of directors deems advisable at the time of issuance.
(6) Stock to be issued upon a cash sale thereof or upon cancellation of indebtedness or for services rendered. Proceeds shown assumes sale of entire number of shares at the current bid price. Total number of shares does not include 10,000 shares to be issued for services and 54,000 shares to be issued for certain nonproducing properties. Actual proceeds may differ significantly.
(7) Assumes the complete exercise of the 1991 Underwriter Unit Warrant and the issuance of 108,000 shares of Common Stock, 108,000 A Warrants and 108,000 B Warrants, and 216,000 shares of Common Stock on the complete exercise of such A and B Warrants.
(8) Assumes the complete exercise of the Placement Agent Warrants and the issuance of 70,000 shares of 1993 Series Preferred Stock, 70,000 X Warrants, and 140,000 shares of Common Stock on the conversion of such Preferred Stock, 70,000 Y Warrants on the exercise of such X Warrants, and 140,000 shares of Common Stock on the exercise of the X and Y Warrants.
 (9) The maximum figures assumes the exercise of all of the X Warrants by December 1, 1994, at $3.25 per share for gross proceeds of $2,492,750 (including those included in the Placement Agent Units), the issuance of Y Warrants on the exercise of the X Warrants, and the exercise of all of the Y Warrants at $4.00 per share for gross proceeds of $3,080,000. The minimum figures assumes the exercise of all X Warrants after December 1, 1994, at $4.00 per share for gross proceeds of $3,068,000 (including those included in the Placement Agent Units), and the issuance of no Y Warrants.

     The Company is offering up to 48,000 shares of Common Stock to be issued on the conversion of Preferred Stock, consisting of 8,000 shares of Common Stock on the conversion of 4,000 shares of 1993 Series Preferred Stock, each of which is convertible into two shares of Common Stock, and 40,000 shares of Common Stock on the conversion of 40,000 shares of 1991 Series Preferred Stock, each of which is convertible into one share of Common Stock. The shares of 1993 Series and 1991 Series Preferred Stock have liquidation preferences of $5.00 and $1.25 per share, respectively, are entitled to one vote per share, vote as a class with the Common Stock, and do not have a right to a preferential dividend. The 1993 Series Preferred Stock is subject to redemption by the Company at any time after December 15, 1995, pursuant to written notice given to the holders thereof not less than 30 days prior to the date on which the Preferred Stock shall be redeemed at $5.00 per share, subject to prior conversion by the holder. The 1991 Series Preferred Stock is subject to redemption by the Company at any time after December 31, 1995, pursuant to written notice given to the holders thereof not less than 30 days prior to the date on which the Preferred Stock shall be redeemed at $1.25 per share, subject to prior conversion by the holder. (See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION.")

     On October 30, 1994, 1,242,000 class B warrants (the "B Warrants") expired by their terms without any warrants being exercised. In this offering, the Company will issue, without requiring any payment to the Company, up to 1,242,000 class L warrants (the "L Warrants") to those persons who were holders of record of the Company's B Warrants on October 30, 1994.

     All of the warrants described herein are sometimes collectively referred to as the "Warrants." Each L Warrant entitles the holder to purchase one share of Common Stock at any time through December 31, 1995, at a purchase price of $6.00 per share, and at $8.00 thereafter through December 31, 1996. The L Warrants are subject to redemption by the Company at a price of $0.10 per L Warrant on 30 days' prior written notice if the closing bid price of the Common Stock of the Company as quoted on Nasdaq exceeds the L Warrant exercise price by at least 20% for 20 of 30 trading days during a period ending within 10 days of the notice of redemption. Each X Warrant entitles the holder to purchase, at any time through December 16, 1994, for $3.25, one share of Common Stock and one Y Warrant, which in turn entitles the holder to purchase, at any time through December 15, 1995, for $4.00, one additional share of Common Stock. Each X Warrant not exercised for $3.25 by December 16, 1994, is exercisable at $4.00 per share through December 15, 1995. The X and Y Warrants are redeemable by the Company at $0.10 per Warrant at any time that the trading price for the Common Stock exceeds 150% of the applicable exercise price as quoted on the Nasdaq Stock Market, during 45 consecutive trading days. (See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION.")

     The Company is offering up to 200,000 shares of Common Stock issuable on exercise of the $2.00 Warrants granted in connection with the borrowing of funds from an unrelated third party in April 1994. The $2.00 Warrants entitle the holder to purchase up to 200,000 shares of the Common Stock at an exercise price of $2.00 per share at any time prior to the earlier of April 30, 1996, or 60 days subsequent to the repayment of the loan. (See "DESCRIPTION OF SECURITIES" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS: Liquidity and Capital.")

     The Company is offering to the holders of Options up to 98,500 shares of Common Stock issuable on exercise of such Option with 50,000 shares of Common Stock issuable on exercise of Options at $3.69 per share, 18,500 shares of Common Stock issuable on exercise of Options at $4.00 per share, and 30,000 shares of Common Stock issuable on exercise of Options at $3.00 per share, together with such additional shares as may be issuable under applicable antidilution provisions. (See "DESCRIPTION OF SECURITIES.")

     In connection with a November 1991 public offering in which the Company issued 4,600 Units at $500 per Unit, the Company issued Warrants to the underwriter in such offering (the "1991 Underwriter Unit Warrants") to purchase 400 additional Units (the "1991 Underwriter Units"), at a price of $550 per Unit. (See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION.")

     In connection with the private placement in early 1993 of the 1993 Series Preferred Stock, the Company issued to the placement agent in such offering warrants ("1993 Placement Agent Warrants") to purchase for $5.50 per Warrant up to 70,000 shares of 1993 Series Preferred Stock and 70,000 X Warrants. (See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION.")

     The Company is offering up to 825,659 shares of Common Stock to be issued for cash, in cancellation of indebtedness, for services rendered to the Company, for property, or other consideration as determined by the board of directors. Such shares will be issued from time to time at such prices approximately equal to the bid price of the Company's Common Stock on the date of issuance or at a discount therefrom, and upon such terms as the board of directors deems advisable and in the Company's best interest at the time of issuance. The Company presently intends to issue to unaffiliated third parties 10,000 shares for services rendered, and 54,000 shares to acquire certain nonproducing properties. (See "PLAN OF DISTRIBUTION.")

     This prospectus also relates to the resale by certain selling shareholders of shares of Common Stock issuable on the conversion of 1,316,210 shares of 1994 Series Preferred Stock now outstanding, which stock is convertible into one share of Common Stock per share of 1994 Series Preferred Stock, and on the exercise of 658,105 C Warrants now outstanding. In connection with the private placement of the 1994 Series Preferred Stock which closed on July 18, 1994, the Company issued to the placement agent in such offering warrants (the "1994 Placement Agent Warrants") to purchase for $4.40 per unit up to 65,811 units, each unit consisting of two shares of 1994 Series Preferred Stock and one C Warrant, for a total of 131,622 shares of 1994 Series Preferred Stock and 65,811 C Warrants. (See "DESCRIPTION OF SECURITIES" and "PLAN OF DISTRIBUTION.") This Prospectus also relates to the resale by such placement agent of the Common Stock issuable on the exercise of C Warrants and the conversion of 1994 Series Preferred Stock, both issuable by the Company on exercise of the 1994 Placement Agent Warrants.

     The Selling Shareholders will offer their Common Stock and Warrant Shares through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the Selling Shareholders. The Common Stock and Warrant Shares will be offered at current market price, which may vary through the period during which the securities may be offered. (See "PLAN OF DISTRIBUTION.") The Company will not receive any proceeds from the sale of Common Stock or Warrant Shares by the Selling Shareholders.

     The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock or Warrant Shares offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock or Warrant Shares purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company's Common Stock, A Warrants, and B Warrants are traded in the over-the-counter market and are included in the Nasdaq Stock Market under the symbols "FORL," "FORLW," and "FORLZ," respectively. On December 2, 1994, the Nasdaq Stock Market reported the closing bid price for the Company's Common Stock at $2.94. (See "PRICE RANGE FOR COMPANY SECURITIES.")


                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street Chicago, Illinois 60604; and Room 1100, Jacob K. Javits Federal building, 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Additional information regarding the Company and the Common Stock offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act. This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined or copies obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.

     No person is authorized to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation should not be relied on as having been authorized. Neither the delivery of this Prospectus nor the distribution of the Common Stock described hereby shall, under any circumstances, create an implication that there has not been a change in the information set forth herein since the date hereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's annual report on form 10-K for the fiscal year ended December 31, 1993, and its quarterly reports on form 10-Q for the quarters ended March 31, June 30, and September 30, 1994, and as amended on form 10-QSB/A as filed December 8, 1994 are hereby incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than certain exhibits to such documents. Requests for such copies should be directed to Shareholder Relations, Foreland Corporation, Union Terrace Office Bldg., 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019; telephone (303) 988-3122.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment options described under "PLAN OF DISTRIBUTION." The definition of certain terms used herein is included in "Certain Definitions."

The Company

     The Company is engaged in the exploration for oil in the Great Basin and Range geologic province in Nevada (the "Great Basin"), an area that management believes is one of the most promising unexplored onshore domestic areas with potential for the discovery of major oil reserves. In continuing to advance this exploration since its organization in 1985, the Company's strategy is to generate exploration prospects with the most recent generally available scientific techniques, expand and improve the Company's strategic land position, and establish arrangements with other oil exploration firms active in Nevada to obtain additional scientific data, leases, and funding. To date, the Company has confirmed its exploration concepts through the discovery of the North Willow Creek and Tomera Ranch Fields in Pine Valley, both of which are in the early stages of evaluation with limited oil production and no material proved reserves.

     The Company has access to a large geophysical and geological data base generated by its own efforts and that of others, including Gulf Oil Corporation ("Gulf"), Exxon USA, Inc. ("Exxon"), Santa Fe Energy Resources, Inc. (now, Bridge Oil (USA) Inc.) ("Santa Fe"), Mobil Exploration and Producing USA, Inc. ("Mobil"), Chevron USA, Inc. ("Chevron"), and Enserch Exploration, Inc., and Berry Petroleum Company ("Enserch/Berry"). This data base includes over 1,000 line miles of two dimensional ("2-D") seismic data, much of it reprocessed with new analytical programs, newly obtained three dimensional ("3-D") seismic information, and gravity studies, all of which are being integrated with subsurface data obtained through drilling.

     With a continuous leasing program since 1986, the Company has established what management believes to be one of the larger property positions in Nevada's most promising prospect areas, with approximately 179,000 gross acres under lease. The leasing program continues as the Company acquires leases in favorable new prospect areas and relinquishes leases with less potential. In addition, the Company has the exclusive right to develop prospects and market approximately 750,000 gross acres of mineral lands owned by Santa Fe.

     In June 1993 the Company reached an agreement with Enserch/Berry that designates the Company as operator to undertake a joint exploration program on approximately 119,000 gross acres in four separate prospect areas in Pine, Diamond, Little Smoky, and Antelope Valleys of northeastern Nevada. Both the Company and Enserch/Berry contributed acreage and data and provide 50% of the required funds for drilling and acquiring additional acreage and data.

     In April 1993 the Company agreed with Frontier Oil Exploration Company ("Frontier") to undertake certain joint exploration activities on Frontier's Newark Valley farmout prospect from Mobil and on the Company's Toano Draw prospect that covers a portion of the Santa Fe acreage.

     In July 1993, the Company acquired an approximately 2,800 gross acre lease in Railroad Valley, Nevada, which included a portion of the Eagle Springs Field with nine wells, then shut in, and one water injection well. Since this acquisition, the Company reworked eight wells to return them to production, drilled a new water injection well, and replaced and improved surface equipment to handle increased production and to lower long term operating costs. As of December 31, 1993, the Eagle Springs Field had estimated net remaining proved reserves of 624,000 barrels of oil with future net cash flows discounted at 10% to present value of $1,571,440. (See "BUSINESS: Eagle Springs.")

     In August 1994, the Company entered into an agreement with Plains Petroleum Operating Company ("Plains") under which it agreed to provide, in successive phases, approximately $1,900,000 of the next $2,400,000 in drilling to earn a 40% interest in the Company's Eagle Springs producing properties, approximately $600,000 to earn a 50% interest in two prospects on Santa Fe acreage in North Humboldt Valley and Dixie Flats, and approximately $800,000 for a detailed 3-D seismic survey on an area of mutual interest in which the Company holds substantial acreage in Pine Valley. (See "BUSINESS: Plains Agreement.")

     The Company's management and technical team consists of individuals with a broad mix of formal education and over 65 years of combined Nevada exploration experience, including positions with major oil companies such as Gulf, Mobil, and Chevron, all Nevada oil exploration pioneers. (See "MANAGEMENT.")

     In mid-1994, the Company commenced the first phase of a two year, 14 well drilling program in its Eagle Springs Field based on the Company's own 3-D seismic study to evaluate horizons that are productive in existing wells. As of the date of this prospectus, the first new Eagle Springs well is producing, production casing has been set and testing is underway on the second, and drilling has commenced on a third well. The Company also intends to drill exploratory wells in the Hay Ranch, Tomera Ranch, and other prospect areas of Pine Valley, and in Little Smoky and Antelope Valleys. During 1994 the Company participated in two exploratory tests, one with Frontier on Mobil acreage in Newark Valley and one on Yates Petroleum Corporation ("Yates") acreage in Railroad Valley, both of which were plugged and abandoned.

     The Company's principal executive offices are located at 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019 and its telephone number is (303) 988-3122.

Prior Sale of Preferred Stock, Warrants, and Options

     The Company issued 1,316,210 shares of 1994 Series Preferred Stock and 658,105 C Warrants in a private placement completed in July 1994, for which the Company received net proceeds of approximately $2,341,370. Each C Warrant entitles the holder thereof to purchase at $3.00 one share of Common Stock between October 31, 1994, and July 1, 1995. The terms of this offering were determined by negotiations between the Company and the placement agent. (See "DESCRIPTION OF SECURITIES.")

     The 1993 Series Preferred Stock and X Warrants were issued by the Company in a private placement completed in early 1993. In that offering, the Company sold 700,000 shares of 1993 Series Preferred Stock and 700,000 X Warrants for net proceeds of approximately $3,100,000. Since issuance, 696,000 shares of 1993 Preferred Stock have been converted to 1,392,000 shares of Common Stock and 3,000 X Warrants have been exercised to purchase 3,000 Y Warrants and 3,000 shares of Common Stock. If exercised by December 16, 1994, each X Warrant entitles the holder to purchase for $3.25 one share of Common Stock and one Y Warrant. If not exercised by December 16, 1994, each X Warrant entitles the holder to purchase for $4.00 one share of Common Stock through December 15, 1995. Each Y Warrant entitles the holder to purchase for $4.00 one share of Common Stock through December 15, 1995. The terms of this offering were determined by negotiations between the Company and the placement agent. (See "DESCRIPTION OF SECURITIES.")

     The 1991 Series Preferred Stock was issued by the Company in October 1991. In that offering, the Company sold for $1.25 per share, 910,000 shares of Preferred Stock, with each purchaser also receiving one Warrant for each two shares of Preferred Stock, for a total of 455,000 Warrants, for net proceeds of approximately $1,038,329. In addition, the Company issued to Neidiger/Tucker/Bruner, Inc., a securities broker-dealer that acted as placement agent in connection with the offering, Warrants to purchase 73,000 shares of Common Stock at $1.25 per share at any time prior to February 15, 1996, of which 1,000 of such warrants remain unexercised. The terms of this offering were determined by negotiations between the Company and the placement agent. In such offering, certain of the Company's officers and directors and their affiliates purchased an aggregate of 160,000 shares of Preferred Stock and 80,000 Warrants for $200,000. (See "DESCRIPTION OF SECURITIES.")

     In connection with the borrowing of funds from an unrelated third party in April 1994, the Company granted the lender the $2.00 Warrants to purchase up to 200,000 shares of the Common Stock at an exercise price of $2.00 per share at any time prior to the earlier of April 30, 1996, or 60 days subsequent to the repayment of the loan. (See "DESCRIPTION OF SECURITIES" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS:
Liquidity and Capital.")

     The Company is offering to the holders of Options up to 98,500 shares of Common Stock issuable on exercise of such Option with 50,000 shares of Common Stock issuable on exercise of Options at $3.69 per share, 18,500 shares of Common Stock issuable on exercise of Options at $4.00 per share, and 30,000 shares of Common Stock issuable on exercise of Options at $3.00 per share, together with such additional shares as may be issuable under applicable antidilution provisions. (See "DESCRIPTION OF SECURITIES.")

     In connection with a November 1991 public offering in which the Company issued 4,600 Units at $500 per Unit, the Company issued Warrants to the underwriter in such offering (the "1991 Underwriter Unit Warrants") to purchase 400 additional Units (the "1991 Underwriter Units"), at a price of $550 per Unit. The Units and 1991 Underwriter Units are identical but for the following differences: (1) the price per Unit; (2) the 1991 Underwriter Units and underlying Warrants are not redeemable; and (3) the 1991 Underwriter Unit Warrants are exercisable only between October 30, 1992, and October 29, 1996. This Prospectus relates to the issuance by the Company of the following of its securities with respect to such prior offering: (1) up to 400 1991 Underwriter Units, issuable upon the exercise of the presently outstanding 1991 Underwriter Unit Warrants; (2) up to 108,000 shares of Common Stock which comprise a portion of the 400 1991 Underwriter Units; (3) up to 108,000 A Warrants which comprise a portion of the 400 1991 Underwriter Units; (4) up to 108,000 B Warrants which comprise a portion of the 400 1991 Underwriter Units; (5) up to 216,000 shares of Common Stock issuable upon exercise of the A and B Warrants which comprise a portion of the 400 1991 Underwriter Units; and (6) up to 1,242,000 shares of Common Stock issuable upon exercise of the L Warrants which are to be issued to the holders of B Warrants comprising a portion of the 4,600 Units held by the public.

     In connection with the private placement in early 1993 of the 1993 Series Preferred Stock, the Company issued to the placement agent in such offering warrants ("1993 Placement Agent Warrants") to purchase for $5.50 per unit up to 70,000 shares of 1993 Series Preferred Stock and 70,000 X Warrants. The 1993 Series Preferred Stock and the X Warrants to be issued to the placement agent are identical to the 1993 Series Preferred Stock and the X Warrants described above. This Prospectus relates to the issuance by the Company of the following of its securities with respect to such prior offering: (1) up to 70,000 Placement Agent Units issuable on the exercise of the presently outstanding 1993 Placement Agent Warrants; (2) up to 70,000 shares of 1993 Series Preferred Stock which comprise a portion of the 1993 Placement Agent Warrants; (3) up to 140,000 shares of Common Stock issuable on conversion of such Preferred Stock; (4) up to 70,000 X Warrants comprising a portion of the 1993 Placement Agent Warrants; (5) up to 70,000 Y Warrants issuable on exercise of such X Warrants; (6) up to 140,000 shares of Common Stock issuable on exercise of the X and Y Warrants; (7) up to 697,000 shares of Common Stock issuable on exercise of the X Warrants which comprise a portion of the Units held by the public; (8) up to 697,000 Y Warrants issuable on exercise of the X Warrants held by the public; and (9) up to 700,000 shares of Common Stock on exercise of the Y Warrants issuable on the exercise of the X Warrants held by the public.

     In connection with the private placement of the 1994 Series Preferred Stock which closed on July 8, 1994, the Company issued to the placement agent in that offering warrants (the "1994 Placement Agent Warrants") to purchase for $4.40 per unit, up to 65,811 units, with each unit consisting of two shares of 1994 Series Preferred Stock and one C Warrant. The 1994 Series Preferred Stock and the C Warrants to be issued to the placement agent are identical to the 1994 Series Preferred Stock and the C Warrants described above.

     In 1991 the Company issued 1,242,000 class B Warrants ("B Warrants") entitling the holder of each B Warrant to purchase one share of Common Stock at any time through October 30, 1994, at $3.90 per share. These B Warrants expired by their terms without any warrants being exercised. In this offering the Company will issue, without requiring any payment to the Company, to each holder of B Warrants as of October 30, 1994, the same number of L Warrants.

Securities Offered by the Company

Common Stock to be Issued:                           Number
                                                    ---------

  On conversion of 1991 Preferred Stock                40,000
  On conversion of 1993 Preferred Stock                 8,000
  On exercise of Warrants:
       L Warrants at $6.00 to $8.00                 1,242,000
       X Warrants at $3.25 to $4.00                   697,000
       Y Warrants at $4.00                            700,000
       $2.00 Warrants                                 200,000
       $1.25 Warrants                                   1,000
                                                    ---------

                                                    2,840,000
  On exercise of Options at a
       weighted average $3.54                          98,500
  On exercise of 1991 Underwriter Unit Warrants:
       Included in 1991 Underwriter
       Unit Warrants                  108,000
       On exercise of A Warrants      108,000
       On exercise of B Warrants      108,000         324,000
                                    ---------

  On exercise of 1993 Placement Agent Warrants:
       On conversion of
       1993 Preferred Stock           140,000
       On exercise of X Warrants       70,000
       On exercise of Y Warrants       70,000         280,000
                                    ---------

  For cash, services, property, or
       cancellation of debt                           825,659
                                                    ---------
                              Total                 4,416,159

1991 Underwriter Units                                    400
A Warrants on exercise of 1991
  Underwriter Unit Warrant                            108,000
B Warrants on exercise of 1991
  Underwriter Unit Warrant                            108,000
1993 Placement Agent Units                             70,000
1993 Preferred Stock on exercise of
  1993 Placement Agent Warrants                        70,000
X Warrants on exercise of Placement
  Agent Warrants                                       70,000
Y Warrants on exercise of X Warrants                  767,000
L Warrants issuable to B Warrant Holders            1,242,000


Securities Offered by Selling Shareholders

  Common Stock
       Issuable on conversion of 1994
       Preferred Stock                              1,447,832
       Issuable on exercise of C Warrants             723,916
                                                    ---------
                              Total                 2,171,748


Securities Outstanding:
  Before the offering                   13,442,852 Shares of Common Stock
  After the offering and assuming the
       complete conversion of
       Preferred Stock, exercise
       of Warrants and Options, and
       issuance of stock for services
       rendered, cash property and
       cancellation of indebtedness(1)  20,030,759 Shares of Common Stock

(1) Excludes 1,182,000 shares issuable to officers, directors, and employees on the exercise of vested options with a weighted average exercise price of $1.86 per share. (See "DIRECTORS AND EXECUTIVE OFFICERS: Executive Compensation and Benefits," "PRINCIPAL SHAREHOLDERS," "DESCRIPTION OF
  SECURITIES: Preferred Stock, Warrants, and Options Outstanding," and "PLAN OF DISTRIBUTION.")

     Use of Proceeds

     Net proceeds of from $11,822,150 to $16,477,613 from the exercise of Warrants at from $1.25 to $8.00, the exercise of Options at from $3.00 to $4.00, the exercise of the 1991 Underwriter Unit Warrants at $550, and the exercise of the 1993 Placement Agent Unit Warrants at $5.50 pursuant to this offering will be used for geophysical exploration, acquisition of additional exploration interests, and drilling in the Nevada Project. The Company will receive no net proceeds from the conversion of the Preferred Stock or from the sale by the Selling Shareholders of the Common Stock or the Warrant Shares. The Company will also utilize for exploration of the Nevada Project net cash proceeds of up to $2,239,277 from the sale of up to 761,659 shares at an assumed price of $2.94 (the bid price on the Nasdaq Stock Market at December 2, 1994), excluding 10,000 shares to be issued for services and 54,000 shares to be issued for property. (See "USE OF PROCEEDS.")

Nasdaq Symbols:
 Common Stock ...........FORL
 L Warrants (proposed) ..FORLL

     Offerees should not purchase these securities without carefully reading and considering the risks involved and unless they are willing and able to accept the complete loss of their investment. The securities offered hereby are speculative and involve an unusually high degree of risk. (See "Risk Factors.")

                         Summary Financial Information

                                                          Year Ended December 31,                        Ended September 30,
                                            ----------------------------------------------------  ----------------------------------

                                                 1991               1992              1993              1993              1994
                                            ---------------   ----------------  ----------------  ----------------  ----------------


Statement of Operations Data:
Revenues .................$       470,580    $  174,657    $   187,880      $     146,386  $        395,565
Net (loss) ...............     (1,978,958)   (1,676,098)    (3,578,254)       (2,029,513)       (3,067,865)
Net (loss) per share .....          (0.29)        (0.19)         (0.34)            (0.21)            (0.24)
Weighted average number of
   shares outstanding ..        6,901,000     8,649,000     10,405,000         9,753,000        12,825,000



                                                       December 31,               September 30,
                                            ----------------------------------

                                                  1992               1993              1994
                                            -----------------  ----------------  -----------------

Balance Sheet Data:
           ............................
     Working capital (deficit) ........          $    36,557      $    677,980        $ 1,033,571
     Total assets .....................            2,800,882         6,596,443          6,556,338
     Stockholders' equity .............            2,118,405         5,521,402          4,889,224

                                  RISK FACTORS
     The acquisition of the Securities involves a high degree of risk. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus, should be considered carefully in evaluating the Company and its business before making an investment in the Securities offered hereby.

The Company's Proposed Activities

     Company's Ability to Continue as a Going Concern/Shortages of Working Capital and Continuing Losses

     As of September 30, 1994, the Company had limited working capital and no credit lines or significant source of ongoing revenues. The Company has incurred losses of $15,550,924 since its inception in 1985 and expects that its accumulated deficit will increase. During 1993 the Company experienced a net loss of $3,578,254. These losses continued into 1994, with a loss of $3,067,865 for the nine months ended September 30, 1994. The Company anticipates continuing losses through 1994 and will require cash of approximately $180,000 to $220,000 per quarter for ongoing general and administrative expenses and an average of approximately $40,000 per quarter for property maintenance costs. In addition, the Company will incur substantial additional exploration costs, depending on the level of its drilling activity, which may vary dramatically from quarter to quarter. The Company's independent auditor's report on the financial statements for the year ended December 31, 1993, as for preceding fiscal years, contains an explanatory paragraph as to the Company's ability to continue as a going concern. Proceeds from this offering, even if substantially all offered securities are sold, will not change the fundamental financial weakness of the Company. (See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

     Additional Possible Expenses Related to Capitalized Costs

     The Company includes in oil and gas properties on its balance sheets costs of wells in progress, which are capitalized until a decision is made to plug and abandon or, if the well is still being evaluated, until one year after reaching total depth, at which time such costs are charged to expense, even though the well may subsequently be placed into production. The Company also charges to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the total undiscounted net present value of related reserves. As a result of the foregoing policies, the Company expects that from time to time capitalized costs will be charged to expense based on management's evaluation of specific wells or properties or the disposition, through sales or conveyances of fractional interests in connection with industry sharing arrangements, of property interests for consideration in amounts that have the effect of reducing the Company's total undiscounted net present value of oil and gas properties below the total capitalized cost of proved oil and gas reserves. For example, during the third fiscal quarter the Company reported a loss of $434,521 as a result of the sale of certain Texas property interests at below their capitalized costs of approximately $498,400. As part of the Company's evaluation of its oil and gas properties in connection with the preparation of the Company's annual financial statements, the Company obtains an engineering evaluation of its reserves based on current engineering information, oil and gas prices, and production costs, which may result in material changes in the total undiscounted net present value of the Company's oil and gas reserves. The Company would be required to charge to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the amount of such undiscounted net present value of the Company's oil and gas reserves. (See "BUSINESS: Oil Properties.")

     Dependence on Joint Exploration Arrangements with Industry Participants

     The Company has entered into a number of joint exploration agreements with industry participants to obtain leases, scientific data, and funds for drilling and other exploration. These agreements typically set forth obligations that the Company must perform timely in order to earn specified property interests, permit funding participants to terminate their participation at specified points during the exploration program, and condition continuation of joint efforts on obtaining satisfactory results. In the case of the Company's agreement with Plains, Plains has the right after the first three wells at Eagle Springs are completed to terminate its commitment to participate in funding the remaining 11 of the planned 14 well Eagle Springs drilling program. If Plains elects not to continue beyond the first three wells, the Company would be required to fund all of the remaining planned drilling, in which case it would be dependent on proceeds from this offering and production revenue, which would delay or limit planned Eagle Springs drilling. (See "BUSINESS: Plains Agreement.")

     Limited Production Revenue

     The Company has only recently established revenue from oil production from its Eagle Springs, Nevada, property acquired during 1993. Production from current wells is inadequate to meet the Company's ongoing expenses or to cover any costs of exploration. There can be no assurance that ongoing oil production in commercial quantities will be established or that oil reserves will be proved as a result of the Company's exploration efforts. (See "BUSINESS.")

     No Commercial Drilling Success to Date

     Despite the expertise of management, the significant amount of data that the Company has collected with respect to Nevada, and the expenditure of several million dollars in property acquisition, data collection, and exploration since 1985, the Company has failed to establish any significant reserves or to develop any material ongoing production as a result of its drilling program. The oil production from the Eagle Springs Field was acquired by the Company in 1993 and did not result from its exploration or drilling activities. Of the 26 wells drilled to date, 18 were plugged and abandoned, two were completed for production in the Eagle Springs Field, and four were completed for production and are now producing a limited amount of oil per day while the Company evaluates alternative production methods, one is awaiting completion, and one was temporarily abandoned pending further evaluation. Although the Company began to receive oil production revenue from the Eagle Springs Field in early 1994, the Company's success will continue to depend on the results of drilling, evaluation, and testing of its various prospects. (See "BUSINESS" and "FINANCIAL STATEMENTS.")

     Need for Additional Funds

     The nature, extent, and cost of exploring prospects in the Great Basin province over several years cannot be predicted, but the total cost could amount to tens of millions of dollars. Because of the size of the total exploration possibilities and the Company's limited resources, it is likely that the interest of the Company's shareholders in the Company and the interest of the Company in its drilling prospects will continue to be diluted substantially as the Company continues to obtain funding through the sale of additional securities or through sharing arrangements with industry participants. There can be no assurance that exploration funds will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company. (See "FINANCIAL STATEMENTS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.")

     Concentration of Activities in Frontier Area

     Management of the Company has focused its efforts on acquiring lease positions, developing data, and exploring and drilling in the Great Basin area of Nevada, a largely unproved and unexplored geological province. While the Company holds exploration rights to a significant number of acres, its holdings are insignificant when compared to the size of the potential geological area. Other than in the Eagle Springs Field, no significant ongoing commercial production of oil has been established on the Company's properties. In addition, the areas targeted by the Company, other than the Eagle Springs Field, have geological, geophysical, drilling, completion, and production problems which to date have prevented the Company and others with larger exploration budgets from developing or establishing significant production or reserves. There is no assurance that these problems can be overcome or that the Company's drilling program will be commercially successful. (See "BUSINESS.")

     Dependence on Key Employees

     The business of the Company is dependent on its management and technical team and their substantial Nevada exploration experience, the loss of any one of whom could adversely affect the Company's proposed activities. The Company does not have and does not intend to acquire key man life insurance on any of its executives. (See "DIRECTORS AND EXECUTIVE OFFICERS.")

     Speculative Nature of Oil and Gas Industry

     Exploration for oil is a highly speculative business. There is no way to know in advance of drilling and testing whether any prospect will yield oil in sufficient quantities to be economically feasible. The completion of a well for production or the initiation of production in paying quantities does not necessarily mean that the well will be economic because it may not produce sufficient revenues to recover related costs and generate a financial return to the Company.

     High Operating Costs

     The costs of exploring, drilling, producing, and transporting are higher in the geological province targeted by management than they would be in a more fully developed oil producing area. Access roads to drilling targets over relatively long distances frequently have to be completed, drilling equipment and services typically must be brought in from considerable distances, and there is no collection pipeline so that any oil that is produced must be trucked to a refinery, the nearest of which is in Salt Lake City, Utah, a distance of several hundred miles. (See "BUSINESS: Oil Properties.")

     Dependence on Oil Prices

     The Company's oil exploration and production activities are dependent on the prevailing price for oil, which is beyond the Company's control or influence, and there is no assurance that the Company's wells can be produced at levels in excess of related production costs. In an effort to limit the adverse effects of extreme declines in oil prices, the Company has entered into agreements with Crysen Refining, Inc. ("Crysen"), Salt Lake City, Utah, to sell oil from its currently producing fields through August 1995 at minimum fixed prices. Notwithstanding these agreements, if oil prices in general substantially decline, it may become more difficult, if not impossible, for the Company to obtain funding for its oil exploration program. (See "BUSINESS: Oil Properties.")

     Operating Risks and Uninsured Hazards

     Oil drilling involves hazards such as fire, explosion, pipe failure, cave in, collapse, encountering unusual or unexpected formations, pressures, and other conditions, environmental damage, personal injury, and other occurrences that could result in the Company incurring substantial losses and liabilities to third parties. As is customary in exploration arrangements with other energy companies under which specified drilling is to be conducted, the operator is required to purchase and pay for insurance against risks customarily insured against in the oil and gas industry by others conducting similar activities. (See "BUSINESS: Operational Hazards and Insurance.") Nevertheless, the Company may not be insured against all losses or liabilities that may arise from all hazards because such insurance is unavailable at economic rates, because the operator has not fulfilled its obligation to purchase such insurance, or because of other factors. Any uninsured loss could have a material adverse effect on the Company.

     Risks of Adverse Weather

     The Company's activities are subject to periodic interruptions due to weather conditions, which may be quite severe at various times of the year. Periods of heavy precipitation make travel to exploration or drilling locations difficult and/or impossible, while extremely cold temperatures limit or interrupt drilling, pumping, and/or production activities or increase operating costs.

     Intense Competition in Oil and Gas Industry

     The acquisition and exploration of oil and gas prospects are highly competitive. Many of the Company's current and potential competitors engaged in oil exploration in the Great Basin of Nevada have greater financial resources, broader exploration programs, and a greater number of managerial and technical personnel. Because the Company's resources will be limited even on successful completion of this offering, there can be no assurance that it will be able to compete effectively in the exploration for oil in Nevada. (See "BUSINESS:
Competition and Markets.")

     Environmental and Other Governmental Regulation

     Oil and gas operations are subject to comprehensive federal, state, and local laws and regulations controlling the exploration for and sale of oil and the possible effects of such activities on the environment. To date, the Company has not been required to expend significant resources in order to satisfy applicable environmental laws and regulations respecting its own activities. Although management believes that the Company has substantially completed certain remediation work that it agreed to undertake in connection with the acquisition of the Eagle Springs Field, there can be no assurance that additional work may not be required. In addition, present as well as future legislation and regulations could cause additional expenditures, restrictions, and delays in the Company's business, the extent of which cannot be predicted, and may require the Company to curtail specific activities in some circumstances or subject the Company to various governmental controls. Because federal energy policies are subject to constant revisions, no prediction can be made as to the ultimate effect of such governmental policies and controls on the Company. (See "BUSINESS: Government Regulation.")

     Proposed Energy Tax

     The Clinton Administration has proposed and Congress has recently considered a broad based energy tax that may reduce the economic return to producers of oil or otherwise adversely affect the oil industry. (See "BUSINESS: Government Regulation.")

General Risks Relating to Offering

     Substantial Warrants and Options Outstanding

     The Company has issued to employees, officers, directors, and others providing services to the Company vested options to purchase up to 1,182,000 shares of Common Stock with exercise prices ranging from $1.31 to $4.00 per share. Options to purchase a total of 307,000 shares contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock. In addition, the Company has outstanding warrants to purchase a total of 2,909,105 shares of Common Stock at a weighted average exercise price of $3.33 per share. The existence of such options and warrants may prove to be a hindrance to future financing by the Company, and the exercise of options and warrants may further dilute the interests of the stockholders. The possible future sale of Common Stock issuable on the exercise of such options and warrants could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "DESCRIPTION OF SECURITIES: Preferred Stock, Warrants, and Options Outstanding" and "PRINCIPAL SHAREHOLDERS.")

     Issuance of Additional Common Stock

     The Company has authorized 5,000,000 shares of Preferred Stock, par value $0.001 per share, and 50,000,000 shares of Common Stock, par value $0.001 per share. As of the date of this prospectus, 13,515,206 shares of Common Stock were issued with 13,442,852 shares of Common Stock issued and outstanding, and 6,944,138 additional shares were reserved for issuance on the exercise or conversion of options, warrants, and 1,561,832 shares of Preferred Stock issued and outstanding or issuable on exercise of placement agent warrants. The Company's board of directors also has authority, without action or vote of the shareholders, percentage ownership of shareholders and may further dilute the book value of the Company's Common Stock.

     Preferential Rights of Preferred Stock Outstanding

     The Company has 40,000 shares of 1991 Preferred Stock, 4,000 shares of 1993 Preferred Stock, and 1,316,210 shares of 1994 Preferred Stock issued and outstanding. The 1991 Preferred Stock has a liquidation preference of $1.25 per share, the 1993 Preferred Stock has a liquidation preference of $5.00 per share, and the 1994 Preferred Stock has a liquidation preference of $2.00 per share.
On liquidation or termination of the Company, an aggregate of $2,702,420 in assets would be distributed to the holders of the currently issued and outstanding Preferred Stock, after payment of all of the Company's obligations, prior to any distribution to the holders of Common Stock. The Preferred Stock votes as a single class with the Common Stock, except as otherwise required by the corporate statutes of Nevada. If the Company seeks to amend its certificate of incorporation to change the provisions relating to the Preferred Stock or to approve a merger containing provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of each class of Preferred Stock affected thereby, voting as a separate class, will be required. Consequently, the holders of a relatively minor number of shares of Preferred Stock may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of Common Stock. (See "DESCRIPTION OF SECURITIES: Preferred Stock, Warrants, and Options Outstanding.")

     No Shareholder Meetings or Reports

     Since its formation, the Company has not held a meeting of its shareholders for purposes of electing directors or for any other purpose and has not distributed any annual report or financial information to its stockholders. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but has not done so because of the costs involved in the preparation and mailing of required proxy materials and holding meetings. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting for the election of directors and such other purposes as may come before the shareholders for consideration. This could result in a change in management.

     Determination of Purchase and Exercise Price

     The conversion ratio of the Preferred Stock, the exercise prices of the options and warrants, and the sales price of stock to be offered by the Company, were determined by the Company, taking into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq at the time the Preferred Stock, Options, and Warrants were issued, the business history and prospects of the Company, the number of securities to be offered, and the general condition of the securities market, all as assessed by the Company's management. Such prices bear no relationship to the assets, earnings, or net tangible book value of the Company or any other traditional criteria of value. (See "PLAN OF DISTRIBUTION" and "DESCRIPTION OF SECURITIES.")

     Substantial and Immediate Dilution

     Persons purchasing the Common Stock will suffer a substantial and immediate dilution to the net tangible book value below the purchase price of such Common Stock. (See "DILUTION.")

     No Dividends

     The Company has not paid dividends in the past and does not plan to pay dividends in the foreseeable future, even if it were profitable. Earnings, if any, are expected to be used to advance the Company's exploration activities and for general corporate purposes, rather than to make distributions to shareholders. (See "DIVIDENDS.")

     Registration Rights of Existing Shareholders

     The Company has previously granted to existing shareholders and holders of options and warrants, including officers and directors, registration rights that require the Company to include securities in future registration statements filed by the Company, subject to the approval of the managing underwriter in such future offerings and, in some cases, to file registration statements with respect to the resale, exercise, or conversion of the securities held by the holders of such registration rights, all at the expense of the Company. The Company has obtained the effectiveness of a registration statement respecting all of its registration obligations, subject to the requirement for updating through supplements or post-effective amendments. (See "DESCRIPTION OF
SECURITIES:  Registration Rights.")


                                USE OF PROCEEDS

     No person has agreed to exercise any Options or Warrants, and there can be no assurance that the Company will receive any proceeds from this offering. If all Warrants and Options are exercised, of which there is no assurance, the Company will receive net proceeds from the exercise of Warrants and Options as follows:


                              Number of Securities           Sales Price       Commissions(1)     Net Proceeds(1)
                        --------------------------------   ----------------   -----------------  -----------------

L Warrants                                1,242,000        $6.00-$8.00          $0.42-$0.56          $6,930,360 to
                                                                                                        $9,240,480
X Warrants                                  697,000          $3.25-$4.00       $0.23 to $0.28        $2,106,682 to
                                                                                                        $2,592,840
Y Warrants                                  700,000           $4.00                $0.28          $0 to $2,604,000
$2.00 Warrants                              200,000           $2.00                  --                   $400,000
$1.25 Warrants                                1,000           $1.25                  --                     $1,250
Options(2)                                   98,500           $3.54                  --                   $348,500
Stock for Cash,
 Services, Debt, or
 Property(3)                                761,659           $2.94                  --                 $2,239,277
1991 Underwriter Unit    400 Units at $550, consisting of 108,000 shares
 Warrant and A and B     Common Stock, 108,000 A Warrants at $2.25 and
 Warrants                108,000 B Warrants at $3.90, and 216,000 shares
                         Common Stock on exercise of Warrants                                             $884,200
1993 Placement Agent     70,000 Units at $5.50, consisting of 70,000 shares
 Unit Warrant and X      1993 Series Preferred Stock, 70,000 X Warrants at
 and Y Warrants          $3.25-$4.00, 70,000 Y Warrants at $4.00, and
                         140,000 shares Common Stock on Warrant exercise                               $665,000 to
                                                                                                          $892,500
Total Proceeds(4)                                                                                   $14,061,427 to
                                                                                                       $18,716,889

(1)Net proceeds reflect the payment of the maximum amount of commissions of 7% on all warrants exercised through securities broker-dealers. Warrants not exercised through a broker-dealer and, therefore, not subject to a commission will result in increased net proceeds to the Company, which will be used for its Nevada exploration activities. Net proceeds do not deduct other costs of the offering payable by the Company estimated at $48,000. (See "PLAN OF DISTRIBUTION.")
(2)Sales price represents a weighted average of Options to purchase 50,000 shares at an exercise price of $3.69 per share, 30,000 shares at an exercise price of $3.00 per share, and 18,500 shares at an exercise price of $4.00 per share.
(3)Such net proceeds give effect to the sale of 761,659 shares at an assumed price of $2.94 (the bid price on the Nasdaq Stock Market at December 2, 1994), and exclude 10,000 shares to be issued for services and 54,000 shares to be issued for property.

(4)The maximum figures assumes the exercise of all of the X Warrants by December 16, 1994, at $3.25 per share for gross proceeds of $2,492,750 (including those included in the Placement Agent Units), the issuance of Y Warrants on the exercise of the X Warrants, and the exercise of all of the Y Warrants at $4.00 per share for gross proceeds of $3,080,000. The minimum figures assume the exercise of all X Warrants after December 16, 1994, at $4.00 per share for gross proceeds of $3,068,000 (including those included in the Placement Agent Units), and the issuance of no Y Warrants.

     To the extent that net proceeds are received from this offering, such proceeds will be utilized to pay general and administrative expenses, to the extent not funded from operating revenue, and for additional drilling, geological and geophysical data gathering, or lease acquisition in the Company's Nevada Project.

     Pending the use of the net proceeds from the offering, such funds will be invested in investment-grade, short-term, interest-bearing securities, including government obligations and other money market instruments.

     The Company will receive no net proceeds from the conversion of Preferred Stock.

                                   DIVIDENDS

     The Company has not paid dividends on its Common or Preferred Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company's issued and outstanding Preferred Stock does not have a preference on dividends but participates with the Common Stock outstanding on a share for share basis if dividends are declared and paid on the Common Stock, which is not expected.

                                    DILUTION

     The net tangible book value of the Company as of September 30, 1994, was $2,186,804 after deduction of a liquidation preference of $2,702,420 with respect to the issued and outstanding Preferred Stock, or approximately $0.16 per share of Common Stock then issued and outstanding. "Net tangible book value" per share represents the total tangible assets of the Company less total liabilities and the liquidation preference of outstanding Preferred Stock, divided by the number of shares of Common Stock outstanding at that date.

                       ---------- ---------- ---------- ---------- -------------------- ---------- ----------
                       1993       1991           L          X          Y                           Shares of
                       Preferred  Preferred   Warrants   Warrants   Warrants    $2.00    Options   Common
                       Stock(1)   Stock(2)     (3)        (4)        (5)    Warrants      (6)      Stock(7)
                       ---------- ---------- ---------- ---------- -------------------- ---------- ----------


Offering Exercise
 price per share        $2.50      $1.25      $6.00      $3.25     $4.00      $2.00      $3.54      $2.94
Net tangible book
 value per share
 attributable to
 Common Stock at June    0.16       0.16       0.16       0.16      0.16       0.16       0.16       0.16
 30, 1994, as
 adjusted(8)
Increase per share to
 present shareholders
 attributable to
 issuance of Common      0.00       0.01       0.46       0.16      0.20       0.03       0.03       0.16
 Stock in this
 offering(9)
Net tangible book
 value per share after
 issuance of Common      0.16       0.17       0.62       0.32      0.36       0.19       0.19       0.32
 Stock
Dilution of offering
 or exercise price per  (2.34)     (1.08)     (5.38)     (2.93)    (3.64)     (1.81)     (3.35)     (2.62)
 share


(1) All shares of 1993 Series Preferred Stock were originally issued at a price of $5.00 per share, without ascribing any value to the X Warrants, have a preference of $5.00 per share on liquidation of the Company, and are convertible into two shares of Common Stock, for an equivalent cost of $2.50 per share of Common Stock.
(2) All shares of 1991 Series Preferred Stock were originally issued at a price of $1.25 per share and have a preference of $1.25 on liquidation of the Company, and are convertible into one share of Common Stock for an equivalent cost of $1.25 per share of Common Stock.
(3) The L Warrants are exercisable at $6.00 per share if exercised by December 31, 1995, and at $8.00 per share if exercised thereafter through December 31, 1996. Net tangible book value per share would be increased by $0.46 if the L Warrants were exercised at $6.00 and by $0.62 if exercised at $8.00 per share. If exercised at $8.00 per share, the holders of L Warrants would suffer dilution of $7.22 per share. All amounts reflect the payment of applicable commissions.
(4) The X Warrants are exercisable at $3.25 per share if exercised by December 16, 1994, and at $4.00 per share if exercised thereafter through December 15, 1996. Net tangible book value per share would be increased by $0.16 assuming 767,000 X Warrants were exercised at $3.25 and by $0.20 if exercised at $4.00 per share. If exercised at $4.00 per share, the holders of X Warrants would suffer dilution of $3.64 per share. All amounts reflect the payment of applicable commissions.
(5) On the exercise of the Y Warrants, the net tangible book value would be increased by $3,080,000, assuming the exercise of the Y Warrants issuable on exercise of X Warrants that are issuable on the exercise of Placement Agent Warrants. All amounts reflect the payment of applicable commissions.
(6) The offering price of the shares of Common Stock is based on the weighted average exercise price of the Options.
(7) The offering price of the shares of Common Stock is based on the bid price for the Company's Common Stock on the Nasdaq Stock Market on December 2, 1994.
(8) Net tangible book value at September 30, 1994, reduced by the liquidation preference on 1991, 1993, and 1994 Preferred Stock outstanding, for an adjusted net tangible book value of $2,186,804, or $0.16 per share.
(9) Each column gives effect to the issuance of Common Stock in the transaction describe in the column heading and not to the issuance of all Common Stock offered by this prospectus on the conversion of all Preferred Stock and the exercise of all Warrants and Options (see below).

     If all 4,416,159 shares of Common Stock offered by this prospectus were issued on the conversion of all Preferred Stock, the exercise of all Warrants and Options, and the sale of shares of Common Stock for cash, services, property, or cancellation of debt at an assumed price of $2.94 per share, the bid price of the Company's Common Stock on December 2, 1994, as quoted on the Nasdaq Stock Market, and all 2,171,748 shares of Common Stock offered by the Selling Shareholders were issued on conversion of 1994 Series Preferred Stock and exercise of C Warrants held by them, the Company's net tangible book value at September 30, 1994, as adjusted to give effect only to the issuance of Common Stock pursuant to this offering, the conversion of 1994 Series Preferred Stock, the exercise of the C Warrants and the receipt of proceeds from such transactions after paying the applicable commissions, would be approximately $23,945,470, or $1.20 per share for the 20,030,759 shares of Common Stock then issued and outstanding. As such, anyone exercising these Options or Warrants, converting the Preferred Stock, or purchasing Common Stock at a price in excess of such amount would suffer substantial and immediate dilution.

                       PRICE RANGE FOR COMPANY SECURITIES

     The Company's Common Stock is traded in the over-the-counter market and is quoted on Nasdaq under the symbol "FORL." The Company's B Warrants are also traded on Nasdaq under the symbol "FORLZ." The following table sets forth the high and low closing bid quotations for the Company's Common Stock and B Warrants as quoted by Nasdaq for the periods indicated, based on interdealer bid quotations, without markup, markdown, commissions, or adjustments (which may not reflect actual transactions).

                                                           Common Stock                    B Warrants
                                                  ------------------------------  -----------------------------

                                                       High            Low            High            Low
                                                  --------------  -------------   -------------  -------------

  1992
  First Quarter...........                         $2.00           $1.25          $0.3125         $0.1875
  Second Quarter..........                         $2.00           $1.25          $0.3125         $0.21875
  Third Quarter...........                         $2.25           $0.9375        $0.3125         $0.21875
  Fourth Quarter..........                         $2.8125         $1.875         $0.53125        $0.3125

  1993
  First Quarter...........                         $4.50           $2.00          $1.3125         $0.4375
  Second Quarter..........                         $5.0625         $3.375         $1.6875         $1.0625
  Third Quarter...........                         $4.25           $2.75          $1.3125         $0.5625
  Fourth Quarter..........                         $4.563          $2.688         $1.50           $0.9375

  1994
  First Quarter...........                         $3.50           $2.25          $0.6875         $0.625
  Second Quarter..........                         $2.68           $2.06          $0.62           $0.59
  Third Quarter ..........                         $2.625          $2.25          $0.625          $0.50

     On December 2, 1994, the closing bid price of the Company's Common Stock on Nasdaq was $2.94. On October 31, 1994, the Company had 2,001 Common Stock shareholders of record.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus. The financial data as of December 31, 1993, and the year then ended have been derived from the Consolidated Financial Statements of the Company, which have been audited by Hein + Associates LLP independent certified public accountants. The financial data as of December 31, 1989, through 1992, and for each of the four years ended December 31, 1992, have been derived from the Consolidated Financial Statements of the Company for such periods, which have been audited by Barker & Folsom, independent certified public accountants. The financial data as of September 30, 1994, and for the nine months ended September 30, 1993 and 1994, have been derived from unaudited financial statements prepared by the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "FINANCIAL STATEMENTS.")

                                                                                                 Nine Months
                                           Year Ended December 31,                           Ended September 30,
                      -----------------------------------------------------------------   --------------------------

                         1989         1990         1991          1992          1993          1993          1994
                      -----------  -----------  -----------  ------------  ------------   -----------   -----------

Statement of
 Operations Data:
Revenues              $543,107     $457,757     $470,580     $174,657      $187,880       $146,386      $395,565
Net Income (Loss)     (873,319)  (1,304,738   (1,978,958   (1,676,098)   (3,578,254)    (2,029,513)   (3,067,865)
Net Income (Loss)
 Per Share            (0.19)       (0.23)       (0.29)       (0.19)        (0.34)         (0.21)        (0.24)
Weighted Average
 Number of Common
 Shares Outstanding  4,740,000    5,782,000    6,901,000    8,649,000     10,405,000      9,753,000    12,825,000


                                            December 31,
                           ----------------------------------------------------------------------   ---------------

                               1989           1990           1991          1992         1993            1994
                           ------------   ------------   ------------  ------------  -----------   ---------------

Balance Sheet Data:
Working Capital (Deficit)  $(222,631)     $ (54,173)     $ 1,189,103   $  36,557    $  677,890      $1,033,571
 ..............
Total Assets..             2,603,221      2,904,052        4,052,247   2,800,882     6,596,443       6,556,338
Long-Term Debt                 --             --             --             --           --            400,000
Stockholders' Equity         487,669        654,839        3,165,250   2,118,405     5,521,402       4,889,224

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS
Overview

     Since its organization in June 1985, the Company has been engaged principally in oil exploration in the Great Basin of Nevada, leading to the selection of drilling targets and the drilling of initial test wells on several prospects. The Company has had only limited revenue, consisting of modest amounts of interest income earned on net proceeds from the sale of securities and revenue from producing properties. In 1993, the Company acquired and has since returned to production eight wells in the Eagle Springs Field, supplementing the Company's other limited production from its Tomera Ranch and North Willow Creek oil discoveries.

     To date, the Company has funded its exploration program principally from the sale of securities. The Company also benefits from capital provided by oil industry participants for drilling and other exploration of certain oil prospects through joint arrangements typical in the oil industry.

Plan of Operation

     Eagle Springs Drilling

     The Company's strategy in acquiring the Eagle Springs property was to increase revenue by returning existing wells to production and to identify additional drilling locations to evaluate the horizons that are productive in existing wells. Management believes that drilling in the Eagle Springs Field involves lower risk as compared to the Company's other exploration drilling in prospect areas with less drilling history and less available exploration data. Management anticipates that if the planned Eagle Springs drilling program is successful the increased revenue will be sufficient to meet ongoing cash requirements for general, administrative, and property maintenance costs and, in the long term, may contribute funds to exploration.

     The Company completed substantial work at Eagle Springs since its acquisition in July 1993, reworking eight wells to return them to production, subject to production interruptions from time to time until further well treatment can be completed, and drilling a water injection well. Such work included substantially renovating and upgrading surface facilities such as tank batteries, piping, separators, and other equipment so that field production facilities currently have substantial excess capacity available to service new wells. Increased production resulting from additional drilling would be sold under the Company's existing sales agreement and trucking arrangement. (See "BUSINESS: Oil Properties.")

     The Company estimates that there are about 30 additional possible drilling locations within the estimated perimeter of the field under 10 acre well spacing. The Company plans up to 14 additional wells during 1994 and 1995 to evaluate horizons productive in existing wells in the Eagle Springs Field. Data from a 3-D seismic survey of the field has been used in selecting the locations for drilling the first three wells, which began in the third quarter of 1994, and will be integrated with additional available drilling results and further evaluated as an ongoing guide to drilling. The Company estimates that the Eagle Springs drilling will cost approximately $350,000 per well for a dry hole or $425,000 for a completed well, including related geophysical and geological evaluation, for a total of up to $5,950,000 for the 14 wells planned for 1994 and 1995. With funds provided through the drilling arrangement with Plains, the Company has funds available for approximately five of the seven wells scheduled for 1994 and early 1995. Thereafter, the Company will schedule the remainder of the 14 wells to be drilled as funds are available from production as the first wells in the program are brought on line and from proceeds from the exercise of Warrants and Options pursuant to this offering.

     The initial 14 well phase of the drilling program will be undertaken on 20 acre spacing. The Company intends to evaluate engineering data from existing wells together with any additional wells that may be productive to determine whether a reduced well spacing from 20 to 10 acres, as previously approved by Nevada regulatory authorities, may be warranted. If the Company concludes that reduced well spacing would increase the financial return from the field, the total number of available well locations would increase to approximately 30 and extend the period during which the Eagle Springs Field could be developed beyond 1995.

     If Plains elects to continue after the first three Eagle Springs wells, the Company does not anticipate requiring additional funds for Eagle Springs drilling for the first five of the 14 wells. (See "BUSINESS: Plains Agreement.") The remaining nine wells of the 14 well drilling program are planned for 1995 at an estimated cost of approximately $3,150,000 to $3,825,000, to be shared 60% ($1,890,000 to $2,295,000) by the Company and 40% ($1,260,000
to $1,530,000) by Plains, if Plains elects to continue its participation with the Company in Nevada. If Plains does not provide funding for Eagle Springs drilling beyond the initial three wells, the Company will require proceeds from this offering, from revenue from Eagle Springs production, or other sources to complete the planned drilling. (See "USE OF PROCEEDS.")

     Exploration Program

     The Company requires substantial amounts of capital to advance its oil exploration program, relying on funding provided through joint exploration arrangements with other firms and utilizing its own capital provided principally through the sale of securities. Under the Company's 1994 drilling program, it plans two additional tests in Pine and Antelope Valleys under the Enserch/Berry Agreement. A second Pine Valley test, as well as one in Little Smokey Valley, both previously planned for 1994, have been scheduled for 1995. The Company's working interest share of dry hole costs for this drilling program is estimated at $700,000. In addition, in conjunction with Plains the Company may undertake an evaluation of scientific data and possible additional data gathering over two prospect areas in Dixie Flats and North Humboldt Valley as well as a 3-D seismic survey in an area of Pine Valley, which would require Company expenditures of from $650,000 to $1,000,000 by December 1995. The Company and Plains may also drill one test in Dixie Flats or Huntington Valley under their joint exploration agreement. The Company has funds available to complete the planned 1994 drilling and other exploration activity. The Company anticipates that it will continue its exploration program with five to eight additional tests in 1995, depending on the availability of required funds. (See "USE OF PROCEEDS" and "BUSINESS.")

     The Company also plans to continue its geophysical and geological data gathering and evaluation, property acquisition, and prospect evaluation, depending on the availability of funds. This includes continuing to reprocess seismic data available to the Company, completing 3-D seismic studies of specific drilling prospects, and integrating of seismic, gravity, and drilling data. In addition, the Company may undertake joint geophysical data acquisition with others in which each participant bears a share of the costs for specific surveys. The Company will continue its lease acquisition efforts in specific prospect areas and, as it generates drilling proposals, seek funding for drilling. It is not expected that new prospects generated during 1994 will be drilled until 1995 or later. (See "BUSINESS: Plains Agreement.")

     In seeking financing for proposed data gathering, land acquisition, or drilling or other exploration of specific prospect areas, the Company typically investigates both oil industry funding sources and the availability of capital through the sale of securities. In considering participation from industry sources, the Company assesses whether the potential industry participant can provide scientific data and lease or other exploration rights in the prospect area as well as required funding as compared to the dilution that may result to the Company by sharing in any reserves that may be discovered. In analyzing the availability of capital from the sale of securities, the Company considers conditions in the capital markets generally, the anticipated marketability of Company securities, and the dilution that may result to existing shareholders. In selecting between available financing alternatives, management seeks the source that management believes will result in lesser dilution in economic return to its shareholders.

     General, Administrative, and Property Maintenance

     The Company requires cash for general and administrative expenses, for maintaining its properties, and for other items that are required in order for the Company to continue, as distinguished from costs to advance its ongoing exploration program in Nevada. Currently management estimates that each quarter it requires cash of $180,000 to $220,000 for ongoing general and administrative expenses and approximately $40,000 to meet annual lease rental and other costs on its properties, which exceed the Company's current net revenue from oil production. During the first quarter of 1994, the Company received approximately $93,000 revenue from oil sales based on net average daily production of approximately 104 barrels of oil, with some wells not producing the entire quarter. Related production costs were approximately $74,000 for the quarter. During the second quarter of 1994, the Company received approximately $124,000 from average net daily production of approximately 124 barrels per day. Related production costs during the second quarter were approximately $77,000. In the third quarter, the Company received approximately $109,000 revenue from oil sales from average net daily production of approximately 95 barrels per day. The related production costs for the third quarter were $166,000. (See "BUSINESS: Oil Properties.") The Company has sources of revenues or funds to meet estimated general and administrative and property maintenance costs for at least the ensuing 12 months. Even if all wells planned for 1994 in Eagle Springs were successful, the Company does not expect that revenues from production would be received during the year to offset fully 1994 general and administrative expenses and property holding costs.

Liquidity and Capital Resources

     To date during 1994, the Company has received approximately $2,919,570 in cash from borrowings and the sale of securities, which, together with current levels of production revenue, management believes will provide sufficient cash to meet ongoing general and administrative expenses and property maintenance costs for the next 12 months, as discussed above. However, the Company will need substantial amounts of additional funding in order to continue oil exploration in Nevada, including completion of the full 14 well Eagle Springs drilling program.

     On April 30, 1994, the Company borrowed $400,000 from an unrelated third party, secured by the Company's personal property, equipment, and production, to provide interim financing to advance the Company's Eagle Springs drilling program and to pay ongoing general and administrative expenses. The loan bears interest at 8.4% per annum, payable quarterly, and is due on April 30, 1995, unless extended for up to one year at the election of the Company. In connection with the loan, the Company granted the lender options to purchase 200,000 shares of Common Stock at $2.00 per share at any time prior to the earlier of April 30, 1996, or 60 days subsequent to the repayment of the loan. The Company intends to extend this note for payment in 1996, unless earlier canceled in consideration of the exercise of the related options. The Company has not sought any other borrowings and has no available lines of credit or other borrowing arrangements.

     During the third quarter of 1994, the Company received net proceeds of approximately $2,341,370 from the sale of 1,316,210 shares of Preferred Stock and 658,105 C Warrants to purchase one share of Common Stock at $3.00 per share between October 1, 1994, and July 1, 1995.

     The Company will continue to seek cash proceeds from the exercise of Options and Warrants pursuant to this offering and from the sale of additional Common Stock, Preferred Stock, Warrants, or other securities.

     The auditor's report on the financial statements of the Company as of December 31, 1993, contains an explanatory paragraph as to the ability of the Company to continue as a going concern because of its limited working capital and revenue and continuing losses from operations. As of September 30, 1994, the Company had working capital of approximately $1,034,000 and had ongoing cash requirements for general, administrative, and property maintenance expenditures of from approximately $220,000 to $260,000 per quarter. From an offering closed on July 8, 1994, the Company received approximately $2,341,370 from the sale of securities, which, together with revenue from Eagle Springs and other production, in management's opinion will be sufficient for the Company to meet its cash requirements during at least the next 12 months and provide additional funds with which to commence planned exploration.

Results of Operations

     Nine Months Ended September 30, 1994

     For the nine month period ending September 30, 1994, oil sales increased $272,300 to $325,900 as compared to the same period in 1993, with the Eagle Springs Field contributing approximately $272,600 of this increase. Well service revenue decreased $11,300 due primarily to reduced water disposal fees. Other income was approximately $11,900 lower in the first nine months of 1994 as compared to the same period in 1993 as a result of decreased dividend and interest income because of the declining balance of investment funds from the second quarter 1993 securities offering.

     The Company's oil and gas production expenses for the first nine months of 1994 increased $259,800 to $316,700 when compared to the same period in 1993 attributable principally to $258,800 in operating costs at Eagle Springs, which was placed into production in early 1994 and included one-time repair, maintenance and clean-up costs of $64,200. A 3-D seismic program expense of $204,500, gravity and other seismic surveys of $72,000 for Buena Vista, Dixie Flats and North Humboldt areas in Nevada, and other increases in exploration expenses of $79,500 contributed to the $359,900 increase in oil and gas exploration costs. Dry hole and abandonment expense increased due to the charge to expense of $703,900 for the North Willow Creek no. 5-27 test drilled in August 1993 that management concluded could not be placed into production by August 1994, $70,500 for the Indian Springs no. 22-A test that was plugged and abandoned, $32,700 for the Cedar Creek no. 2-1 dry hole and $86,300 for the Willow Springs No. 34-31 dry hole. General and administrative expenses increased approximately $358,300 as compared to the same nine month period in 1994. The major contributors to this increase were $203,800 associated with expenses written off for the cancelled securities offering, and the $84,200 cost on the guarantee of the selling price of N. Thomas Steele's residence. In 1993, the Company reported a noncash compensation expense of $320,000 related to the grant of below market options. The Eagle Springs Field added approximately $147,800 and the North Willow Creek no. 6-27 added $67,500 of depletion expense in 1994, as compared to 1993. Interest expense declined approximately $44,900 from interest accruing on the convertible promissory notes, the maturity date of which was September 30, 1993.

     1992 and 1993

     For the year ended December 31, 1993, total revenues increased $13,223 to $187,880. The increase was due to increased oil sales resulting from the North Willow Creek no. 6-27 well being placed into production during the last quarter of 1993. Also contributing to increased oil revenue were sales during the fourth quarter from wells returned to production in Eagle Springs.

     The Company's operating expenses increased $1,915,379, or 103%, for the year ended December 31, 1993, when compared to the year ended December 31, 1992, due to increases in drilling activities that resulted in dry hole and abandonment costs of $1,389,728. As a result of significant increases in seismic activity and prospect development costs in 1993, oil and gas exploration expenses increased from $416,260 to $860,214. A reduction in the estimated recoverable quantities of oil from the Company's producing fields increased depreciation and depletion costs from $60,194 to $356,676. During 1993 the Company reported a non-cash compensation expense of $320,000 related to the grant of below market options.

     The Company's interest expense for the year ended December 31, 1993, was $113,561 compared to $54,761 for the year ended December 31, 1992. This $58,800 increase resulted primarily from interest accruing on the convertible promissory notes, the maturity date of which was extended to September 30,1993.

     1991 and 1992

     For the year ended December 31, 1992, total revenue was $174,657 which was $295,923 less than the year ended December 31, 1991. The reduction in revenue was principally due to the farmout to a third party of certain Texas properties, which resulted in declines in oil and gas sales by $252,159 and well service sales by $151,974.

     Although the farmout resulted in the reduction of revenue, it also reduced the Company's expenses associated with the properties involved. Total expenses for the year ended December 31, 1992, were $1,850,755, which was a decrease of $684,419 from 1991. General and administrative expenses decreased $317,325, due, in part, to a reduction in professional service fees of $193,000 and the reduction in the number of employees during 1992. As a result of the farmout of the Texas properties, oil and gas production expenses decreased in 1992 by $172,533 to $33,298, and depreciation and depletion expenses decreased by $89,330 to $60,194. The Company did have increases in its bad debt allowance of $223,118, primarily as a result of writing off $246,604 of amounts owed by investors. Additionally, the bankruptcy of a debtor required the Company to write off $54,489 that it did not believe would be recoverable from the Company's retained interest in the Texas property. In addition, dry hole costs associated with the Company's Nevada activities decreased $364,224.

     1990 and 1991

     For the year ended December 31, 1991, oil and gas sales from certain Texas properties decreased by $131,352 as compared to 1990. The reduction in oil and gas sales was principally due to a gradual decline in the price of oil from $21 a barrel to $14 a barrel and an approximately 3,000 barrel reduction in production. Although oil and gas sales decreased, total revenue increased $12,823 to $470,580 for 1991 from $457,757 for 1990. The increase was due to a $49,602 increase in well service sales, dividend income of $16,819, and the fact that there was a decrease of $78,710 in the loss on the sale of assets in 1991.

     The Company's expenses increased by $708,253 over 1990. This increase was due principally to dry hole costs of $625,558, of which there was none in 1990, and oil and gas exploration costs of $358,576 for 1991 compared to $274,889 in 1990. The addition of a truck to assist in well servicing in Nevada also caused well servicing costs to increase by $21,180, which was offset by the increase in well service sales of $49,602. General and administrative expenses decreased by $152,249 over 1990 partially offsetting the increase in other areas. Oil and gas production costs increased by $ 16,290 over 1990.

     In 1991, a Company subsidiary, Krutex Energy Corporation ("Krutex"), accounted for approximately $290,000 of the $309,680 in oil and gas sales and approximately $121,290 of the $174,690 in well service sales. For 1991 Krutex accounted for over 78% of the Company's total revenues and 30% of expenses.

     Accounting Treatment of Certain Capitalized Costs

     Included in oil and gas properties on the Company's balance sheets are costs of wells in progress. Such costs are capitalized until a decision is made to plug and abandon or, if the well is still being evaluated, until one year after reaching total depth, at which time such costs are charged to expense, even though the well may subsequently be placed into production. The Company also charges to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the total undiscounted net present value of related reserves. As a result of the foregoing policies, the Company expects that from time to time capitalized costs will be charged to expense based on management's evaluation of specific wells or properties or the disposition, through sales or conveyances of fractional interests in connection with industry sharing arrangements, of property interests for consideration in amounts that have the effect of reducing the Company's total undiscounted net present value of oil and gas reserves below the total capitalized cost of proved oil and gas properties. As part of the Company's evaluation of its oil and gas reserves in connection with the preparation of the Company's annual financial statements, the Company obtains an engineering evaluation of its properties based on current engineering information, oil and gas prices, and production costs, which may result in material changes in the total undiscounted net present value of the Company's oil and gas reserves. The Company would be required to charge to expense the amount by which the total capitalized cost of proved oil and gas properties exceeds the amount of such undiscounted net present value of the Company's oil and gas reserves. (See "BUSINESS: Oil Properties.")

Inflation

     The Company's activities have not been, and in the near-term are not expected to be, materially affected by inflation or changing prices in general. The Company's oil exploration and production activities are generally affected by prevailing sales prices for oil, however, and may make wells with low rates of production uneconomical to operate. Because of the size of potential discoveries in Nevada, the Company does not expect that short term declines in oil prices would materially affect its exploration activities.


                                    BUSINESS
General

     The Company was organized in June 1985 to advance an exploration project in the Great Basin of Nevada that had been initiated by Gulf. Following its organization, the Company acquired rights to a geologic data base, assembled a management team with supporting consultants, obtained funding from a private placement and its initial public offering, and commenced the field geology phase of its exploration project.

     The Company's field geology identified an oil source rock and porosity fairway in north and central Nevada in which the Company has concentrated its lease acquisition and exploration program. The Company has funded its exploratory drilling through arranging its own funding and obtaining funding from industry participants that agree to complete specified drilling or other exploration in order to earn an interest in an agreed area. Since 1986, the Company has identified a number of drilling targets in Pine Valley and other areas of Nevada and arranged Company and third-party funding for drilling a number of test wells. To help fund future activities, in 1993 the Company acquired and thereafter returned to production eight wells in the Eagle Springs Field in Nevada and plans to drill additional wells to test horizons productive in existing wells in an effort to increase production.

     The Company continues to increase and improve its geological and geophysical expertise respecting the Great Basin of Nevada through its own efforts and by obtaining data from third parties as part of joint exploration, property acquisition, or data sharing arrangements and from drilling and other field work in which the Company participates. In addition, all information is continuously reanalyzed as additional drilling data is gathered and as new computer modeling and other analytical tools become available to the industry. This has enabled the Company to increase substantially its understanding of the geology, location, potential, and other characteristics of the exploration process.

Nevada Exploration

     Background

     During the early 1980s, the Great Basin of Nevada emerged as a possible new frontier area for oil exploration. Conventional wisdom in the oil industry at the time held that certain geological indicators pointed to north and central Nevada as a possible repository of large (by continental United States standards) petroleum deposits. Several of the nation's largest exploration companies, including Exxon, Texaco, Inc., Gulf, Chevron, Mobil, and Amoco Corp., acquired substantial lease holdings and initiated exploration programs in eastern and central Nevada during the early years of the decade.

     Between 1980 and 1983, Gulf conducted a detailed study of the hydrocarbon potential of north and central Nevada and other frontier exploration areas. The study, conducted by Gulf personnel and by outside consultants, generated a mass of raw data pertaining to the age and depositional history of potential oil-bearing formations. In 1983, Gulf became the target of a takeover attempt by Mesa Petroleum and subsequently was acquired by Chevron. In connection with that acquisition, a number of Gulf's exploration projects were terminated, including the study of Nevada.

     The acquisition of Gulf by Chevron also led to the early retirement of a number of Gulf employees. One such early retiree was Dr. Grant Steele, who had been manager of geology for Gulf's central exploration group and was intimately involved with the study of the Great Basin of Nevada.

     Personal and professional interest in the potential of the Great Basin of Nevada continued after his early retirement from Gulf in 1983. In 1985 Dr. Steele organized the Company and recruited Kenneth L. Ransom, who had served under Dr. Steele as a senior geologist with Gulf's central exploration group and who had also been deeply involved with Gulf's study of the Great Basin of Nevada.

     The Company's goal is to secure a significant position in a potential new oil province. In order to implement this plan, the Company acquired rights to Gulf's data base, conducted additional geological survey work, acquired oil and gas lease holdings in north and central Nevada, and arranged for the exploration and development of its acreage. Virtually all of the Company's financial resources were committed from the outset to this goal.

     Nevada Geology

     The Company's main area of interest focuses on an area in north central and eastern Nevada that contains porous rocks and organically rich shales, marls, and limestones. These formations were created in ancient geological times on an underwater ledge (shelf edge) where an organic reef rich in plant and animal life existed. Immediately to the west of this shelf edge, organically rich shales and marls were deposited in a shallow basin formed by an outer, seaward ridge farther to the west. Seaward of the outer ridge, a thick sequence of deep water, organically rich shales, cherts, and sandstones were deposited. To the east of the shelf edge was essentially a large stable shelf on which other shallow water plant and animal life was living.

     Subsequently (near the end of Devonian geologic time), a period of thrusting occurred which emplaced the sediments previously formed in the deep water basin over the shelf edge. This event, known as the Antler Orogeny, provided the condition for the possible entrapment of hydrocarbons during later geologic time. For a substantial geologic period thereafter (from Pennsylvanian to early Tertiary time), the shelf edge was never buried deeply enough to mature the overlying and adjacent basinal source rocks by subjecting them to sufficient temperatures to produce hydrocarbons. Thereafter, however, probably during basin and range development (Eocene to Miocene geologic times), the source rocks were buried under sufficient cover to create the pressures and temperatures necessary to mature and expulse their hydrocarbons.

     Formation folding plus faulting has enriched the area with numerous unconventional structures which could act as traps for hydrocarbons. The size of an individual trap could vary from a major downfaulted valley block, to folds several miles across, to small fault traps against other vertically displaced blocks, to overlapping carbonate sections detached during the emplacement of the basin organically rich shales over the carbonate sections remaining in place. These traps provide physical closure which, based on the known porosity of formations within the traps, could theoretically provide hydrocarbon reservoirs.

     The initial exploration efforts, the delineation of the potential porosity region, and the location of the most favorable geological conditions for the production and entrapment of hydrocarbons has enabled the Company to concentrate on smaller subareas of principal exploratory interest, leading to the selection of specific drilling prospects.

Business Strategy

     The Company has assembled a management and technical team of persons with specialized technical training and experience concentrated on Nevada oil exploration. In all, the Company's technical team has over 65 years of combined Nevada oil exploration experience with major oil companies such as Gulf, Mobil, and Chevron. The Company believes that the working experience of its executives in Nevada is a significant factor in the Company's exploration progress to date and in its ability to act as operator under exploration arrangements with other exploration firms such as Enserch/Berry, Santa Fe, and Yates. This team employs the following strategies in guiding the Company's Nevada exploration.

  . Take full advantage of the most advanced available scientific exploration tools and techniques such as 3-D and reprocessed seismic data to generate drilling prospects and select specific drilling locations.
  . Generate promising exploration prospects in areas in which the Company holds or believes that it can acquire a preemptive lease position and upgrade lease holdings based on further prospect evaluation.
  . Seek joint exploration agreements with other exploration firms active in Nevada to obtain additional scientific data and expertise, land, and funding.
  . Reduce the risks of frontier area exploration by drilling in the Eagle Springs Field to test horizons productive in existing wells.
  . Continually generate prospect concepts for the long-term exploration of the Great Basin.

     Science

     The Company seeks to utilize the most advanced available scientific tools and techniques to evaluate the risk and exploration potential of specific prospects. The Company's oil exploration model for the Great Basin of Nevada was developed from a large data base collected, originally by Gulf and since 1985 by the Company. As a result of the Company's own work as well as information sharing arrangements with others, the Company now has access to over 1,000 line miles of 2-D seismic data, much of it reprocessed with new analytical programs, newly acquired high resolution 3-D seismic surveys, and gravity data gathered by the Company as well as by Exxon, Santa Fe, Mobil, Chevron, Enserch, and Berry Petroleum. Data from 3-D seismic, gravity, reprocessed seismic surveys, and previous drilling are integrated as a guide to further exploration. The Company believes that it benefits from the long-term involvement of the Company's personnel in Nevada oil exploration and operations, which enhances the Company's ability to share data and expertise with industry participants.

     Prospect Generation and Leasing

     The Company's leasing program is coordinated with prospect generation and exploration results. As areas of interest are identified, the Company attempts to acquire leases or other exploration rights on what preliminarily appears to be the most promising prospect areas in order to establish a preemptive lease position prior to generating a specific drilling prospect. As specific prospect evaluation advances, the Company may seek leases on additional areas or relinquish leases on areas that appear less promising, thereby reducing lease holding costs. As a result, the Company has substantially increased the size of its gross acreage while, in management's opinion, improving the exploration potential of its holdings.

     Joint Exploration

     The Company regularly seeks joint exploration arrangements with other oil exploration firms active in Nevada to obtain access to additional scientific data and technical expertise, particularly relatively expensive geophysical data, including 3-D seismic. Joint exploration arrangements are sought with firms that have significant lease positions in the prospect area and that can bear a portion of the costs of specified further exploration. The Company also utilizes joint exploration arrangements to spread the risks of specific exploration, attempting to retain a larger interest by bearing a greater proportion of the related costs in those prospect areas in which management believes that the risks and reserve potential warrant such action. In situations in which management perceives a higher degree of risk or a smaller potential for the prospect, it seeks to retain a smaller interest and bear a smaller share of related costs.

     Drilling Near Existing Production

     Further exploration drilling is required to delineate the extent of productive horizons in individual fields and complete development where warranted. In the Eagle Springs Field, the Company is now completing its own 3-D seismic and other geophysical and geological evaluation of possible additional drilling locations to test the horizons that are productive in the existing wells. The Company has surface facilities capable of handling additional production, with the right to drill two tests to earn an interest in additional acreage in the Eagle Springs Field. The Company also intends to continue to drill exploration wells in the area of existing production in the Tomera Ranch and North Willow Creek Fields to further evaluate reservoir extent and characteristics, increase production, and obtain data that might benefit the Company's overall exploration effort. The Company intends to pursue these drilling objectives in Pine Valley as well as specific prospects in Railroad Valley as involving somewhat lower risk than exploration testing in areas with relatively less drilling history or other exploration success to date.

     Long-Term Exploration

     Management anticipates that it will take several years to explore fully the target areas selected by the Company in the Great Basin of Nevada, as is the case in many frontier areas of exploration, and believes that it is important to provide for an ongoing presence for the Company in Nevada exploration. In such a long term exploration effort, the results of early exploration serve as a guide for identifying new prospects so it is important, in management's view, to identify continually new prospect concepts and areas for possible future exploration while advancing existing prospects to the drilling stage.

     Through 1994, the Company intends to focus its activities on drilling in its Eagle Springs Field to evaluate the horizons that are productive in existing wells, to drill additional exploratory tests in Pine, Little Smoky, Antelope, and Railroad Valleys of Nevada, to review the exploration potential of the Santa Fe acreage, and to continue its acquisition of 3-D seismic data and reanalysis of existing 2-D seismic data. (See "USE OF PROCEEDS.") The Company will also continue its evaluation of data to identify additional exploration targets, expand its lease holdings where warranted, and seek additional exploration arrangements with other industry participants.

Joint Exploration Agreements

     Enserch/Berry Operating Agreement

     In June 1993 the Company entered into an operating agreement with Enserch, Dallas, Texas, and Berry, Taft, California, independent oil exploration and production firms active in Nevada, to undertake a three year, six well joint exploration program on approximately 119,000 gross leased acres in Pine, Diamond, Little Smoky, and Antelope Valleys of northeastern Nevada. The Company is designated as the operator for the proposed drilling as well as other activities under the agreement. The Company and Enserch/Berry each contributed approximately 50% of the gross acreage and will share, on the basis of the Company 50% and Enserch/Berry 50%, in the costs of additional lease acquisition, geophysical exploration, and drilling and in the revenues from oil produced.
The parties have identified four areas of mutual interest covering an aggregate of 500,000 acres, in which are located the 119,000 gross leased acres now held during 1994 the parties to this joint exploration arrangement intend to drill four exploratory tests, two in Pine and one each in Antelope and Little Smoky Valleys. In addition to the six required wells, during the term of the agreement any party has the right to propose additional wells to explore new prospects or develop discoveries. The joint exploration program continues to May 1, 1996, at which the acreage contributed by each party to the joint arrangement is returned to it, except for designated acreage surrounding wells that have then been drilled under the joint arrangement. If the results of the initial exploration warrant and the parties agree to proceed with additional joint exploration, the proposed exploration of the area subject to this agreement may take several years to complete. Proceeds from this offering have been allocated to planned 1994 drilling under this arrangement. (See "USE OF PROCEEDS.")

     Willow Springs

     In July 1994 the Company obtained from Yates the right to earn a 25% interest in the Willow Springs prospect in Railroad Valley on an approximately 640 gross acre lease. In order to exercise its right and earn this interest, the Company was required to pay 25% of the costs to drill a test well, the Willow Springs no. 34-1 test well. The actual cost to drill the test well was less than originally estimated and resulted in a dry hole cost to the Company of approximately $86,300. The Company acted as operator and the test well was plugged and abandoned in September 1994. The Company has an option to drill an additional test by January 13, 1995. Offering proceeds have been allocated for this drilling. (See "USE OF PROCEEDS.")

     Frontier Exploration Agreement

     On April 29, 1993, the Company entered into an exploration agreement with Frontier for certain joint exploration activities in Newark Valley and the Toano Draw area of Nevada. Under this agreement, as amended, the Company joined with Frontier to explore up to six prospects involving over 55,000 gross acres in Newark Valley, Nevada, that Frontier held through an exploration agreement with Mobil. By participating in two earning wells drilled in 1993 and 1994, the Company earned a 30% working interest in approximately 28,000 gross acres. The Company and Frontier have elected not to drill any of the option tests and will not, therefore, earn any interest in the remainder of the Newark Valley project, Frontier relinquished its right to pursue exploration of the Toano Draw area.

     Rustler Prospect

     On September 28, 1994, the Company entered into an agreement with Mobil under which the Company must drill one test well on or before April 1, 1995, on the Rustler Prospect located in White Pine County, Nevada. Upon reaching casing point on the well, the Company will have earned 75% of Mobil's interest in the prospect area.

     Santa Fe Marketing and Exploration

     In December 1992, the Company entered into a three year exploration agreement with Santa Fe, appointing the Company the exclusive marketing representative for Santa Fe's fee mineral interest in northern Nevada. The Company delineates exploration areas, defines prospects, and secures drilling partners utilizing the Company's and Santa Fe's combined geological and geophysical data base. The Company has generated two drillable prospects affecting the Santa Fe lands in North Humboldt Valley and Dixie Flats and will generate a third prospect by December 1994. If drilling is undertaken, the Company and Santa Fe will each retain certain rights and interest in the drilling and development of identified prospects within the lands covered by the exploration agreement.

     Under the terms of the exploration agreement, the Company has access to Santa Fe's proprietary geological and geophysical data respecting the Santa Fe properties and adjacent lands, with the express right to reprocess seismic data, utilizing improved analytical techniques and control data now available. If the Company elects to gather or to purchase additional geological or geophysical data for a mutually agreed exploration area, Santa Fe is precluded from granting third parties exploration rights to such exploration area for one year. Santa Fe has certain rights of access to the data developed by the Company on the Santa Fe property.

     On any drilling of Santa Fe lands arranged by the Company, Santa Fe and the Company will share in lease bonuses, the right to acquire a working interest by paying a portion of drilling and completion costs on any successful well, and overriding royalties, with the option to convert the overriding royalties to working interests in certain circumstances. The Company and Santa Fe each has a right of first refusal to participate in any drilling prospects generated by the other during the term of the exploration agreement.

     The Company is required to release half of the remaining approximately 750,000 gross acres of Santa Fe lands from the exploration agreement by December 1994 and the remaining 375,000 acres by December 1995, when the agreement expires, subject to any specific acreage subject to leases, farmouts, to other arrangements reached under the agreement with the Company. The Company will accelerate its review of the Santa Fe acreage with a view towards identifying the most promising prospects and reaching drilling arrangements by December 1995.

     Other Exploration Arrangements

     The Company is continuing to negotiate with other interested parties to fund further drilling on defined prospects in a number of locations in the Great Basin of Nevada. The ultimate goal of the Company is to arrange for the exploration and, if oil reservoirs are discovered, development of its holdings using the Company's own limited financing, to the extent available. In some instances, the Company may reach an agreement with other firms in which all participants contribute acreage and available scientific data and bear a portion of the costs of agreed drilling or other exploration, thereby earning a shared ownership in the contributed acreage and production, if any. The nature and extent of the Company's participation, share of costs, and interest retained in various arrangements are dependent on the acreage it has under lease in the target area, the amount of science it has available as compared to the other participants, the relative financial strength of the participants, and the risks and rewards perceived by the various participants. These arrangements are very project specific and will vary from drilling prospect to drilling prospect.

Eagle Springs

     In July 1993, the Company acquired an approximately 2,800 gross acre lease in Railroad Valley, Nevada, with nine oil wells, then shut in, and one water injection well. In connection with the acquisition, the Company implemented certain in-field environmental remediation measures and resolved issues raised by various regulatory agencies and the claims of entities which claimed an ownership interest or had advanced funds or services to the field. Subsequently, the Company acquired an additional lease on the remainder of the Eagle Springs Field with three wells with limited intermittent production and related equipment.

     Wells drilled during the 1960s on the Eagle Springs property produced until late 1992 from depths of from 5,900 to 7,200 feet and had total cumulative production, as reported to the Nevada Department of Minerals, of 2,825,000 barrels of oil. The 14 wells drilled during development of the field between 1954 and 1965 reportedly had average per well daily production of approximately 150 barrels per day for the first year and approximately 100 barrels per day for the first three years of production. During the last 12 months that the wells acquired by the Company were in production, they produced an aggregate of approximately 120 barrels of oil per day.

     The Company completed substantial work at Eagle Springs since its acquisition in July 1993 and returned eight of the acquired wells in the Eagle Springs Field to production, plus a water injection well. The Company estimates that there are approximately 30 additional possible drilling locations within the estimated perimeter of the field under 10 acre spacing, as now approved by Nevada regulatory authorities. A 3-D seismic survey has been completed on the field, and the data has been evaluated to select the initial drilling locations. The 3-D seismic information will be evaluated and integrated with additional available drilling results as an ongoing guide for drilling. Up to 14 wells are scheduled for 1994 and 1995, with up to seven planned during 1994, to the extent warranted by results as drilling progresses and subject to unexpected delays, downtime, and similar unforeseen circumstances. As of the date of this prospectus, three of the Eagle Springs wells have been drilled, the first of which recently began production, the second of which is being completed for production, and production casing is being set in a third well to test horizons encountered during drilling.

     When reworking the eight wells to return them to production, the Company also substantially renovated and upgraded surface facilities such as tank batteries, piping, separators, and other equipment in order to create substantial excess capacity of field production facilities available to service new wells to reduce production costs. Increased production resulting from additional drilling would be sold under the Company's existing sales agreement and trucking arrangement.

     The Company intends to evaluate engineering data from existing wells together with any additional wells that may be productive to determine whether a reduced well spacing from 20 to 10 acres may be economically beneficial. If the Company concludes that reduced well spacing would increase the financial return from the field, the total number of available well locations would be increased, which would correspondingly extend beyond 1995 the period during which the Eagle Springs Field could be developed.

     Further activities in the Eagle Springs Field are being conducted jointly with Plains as discussed below.

     In mid-1994, the Company commenced the first phase of a two year, 14 well drilling program in its Eagle Springs Field based on the Company's own 3-D seismic study to evaluate horizons that are productive in existing wells. The Company also intends to drill exploratory wells in the Hay Ranch, Tomera Ranch, and other prospect areas of Pine Valley, and in Little Smoky and Antelope Valleys. During 1994 the Company participated in two exploratory tests, one with Frontier on Mobil acreage in Newark Valley and one on Yates Petroleum Corporation ("Yates") acreage in Railroad Valley, both of which were plugged and abandoned.

Plains Agreement

     On August 9, 1994, the Company entered into an agreement with Plains under which it agreed to spend up to $1,920,000, which is 80% of the first $2,400,000, for drilling additional wells in Eagle Springs to test horizons that are productive in existing wells. Such expenditure by Plains will earn it a 40% interest in the Eagle Springs Field, including existing producing wells and reserves, effective August 1, 1994. After the initial $2,400,000 expenditure, costs will be shared 60% by the Company and 40% by Plains. After the third Eagle Springs well is drilled and either placed into production or plugged and abandoned, as appropriate, Plains may terminate its obligation to participate in further Eagle Springs drilling, in which case Plains will have earned a 40% interest in only the three drilling or spacing units of the wells in which Plains participated, and not in the remainder of the producing wells, reserves, or leases. If Plains elects to continue to participate in Eagle Springs drilling beyond the initial three wells, Plains will share with the Company the costs of acquiring a 40% interest in a 240 acre Eagle Springs lease from unaffiliated parties in October 1994.

     Plains also has the right to earn an interest in the Company's acreage in areas of mutual interest in Dixie Flats and North Humboldt Valley, prospects developed by the Company on Santa Fe mineral interests under the Company's agreement with Santa Fe. (See "Joint Exploration Arrangements" above.) The Company and Plains will undertake a joint technical evaluation of existing seismic data and determine whether a 3-D seismic survey is warranted in each of these two prospect areas before selecting drill sites. Upon the completion of any geophysical studies that the parties deem necessary and review of the data obtained, the parties will select a drill site in each prospect area and proceed to drill, with Plains bearing two-thirds of the cost of the initial well in each area to earn a one-half interest in the Company's acreage within the prospect area.

     In addition, Plains can pay $800,000 for a planned extended 3-D seismic survey in an area of mutual interest in Pine Valley in order to earn a 40% interest in the Company's acreage in the area. The purpose of the seismic work will be to identify sites for future drilling tests.

     Activities under the joint exploration arrangement with Plains are conducted by the Company as operator, under the overall direction of a technical committee made up of representatives of both parties. In addition to joint exploration in each of the exploration areas under this agreement through 1998, the Company has granted to Plains the right to participate in any other exploration prospects that the Company elects to offer to third parties.

North Willow Creek and Tomera Ranch Discoveries

     North Willow Creek

     The North Willow Creek SPLC no. 1-27 well, drilled in 1987 to a total depth of 7,678 feet, discovered an oil bearing structure at a depth of from 5,818 to 6,358 feet. The sustained production rate was a fraction of the production capability of the well suggested by a stabilized swab test at the time of drilling, notwithstanding the Company's employment of a number of techniques and treatments to enhance production. In an effort to overcome these production difficulties, in 1991 the Company drilled a sidetrack hole, the SPLC no. 1-27R, but production from this well was also below expectations. Two additional wells, the North Willow Creek no. 6-27 and no. 5-27, were drilled, extending the productive area of the field. However, the Company experienced mechanical problems in attempting to place the no. 5-27 well into production and determined to delay completion, unless warranted by the results of further drilling and completion efforts. The Company continues to experience production difficulties that lead management to conclude that the wells are not producing to the potential indicated by initial tests and engineering and geologic evaluation of the productive horizons. In an effort to address these production difficulties, the Company initiated additional work on the Willow Creek no. 6-27 well during the third quarter of 1994 and is continuing to test pump the well to analyze the treatment results. If the initial results from reworking the no. 6-27 well warrant, the Company also intends to rework the SPLC no. 1-27R to increase production and to complete the North Willow Creek no. 5-27 well to attempt to place it into production. Since it appeared that the North Willow Creek no. 5-27 well could not be placed into production by August 1994, capitalized costs of approximately $704,000 were charged to expense during the quarter ended June 30, 1994.

     As of December 31, 1993, the Company's independent engineering report estimated that the North Willow Creek Field contained 32,000 barrels of recoverable oil with a net present value, discounted at 10%, of $135,403.

     Tomera Ranch

     The Tomera Ranch discovery well, the SPLC no. 1-5, drilled by another operator under a joint exploration arrangement with the Company, reached a total depth of approximately 5,800 feet in August 1987, casing was set to a depth of 4,641 feet, and the well was completed for production in the Indian Wells formation at between 1,864 and 1,950 feet. This discovery well of the Tomera Ranch Field subsequently produced intermittently in limited amounts. When this well was placed into production, the Company could not obtain access to a water disposal well necessary to continue production and was forced to shut in the well. In 1992, the Company converted the SPLC no. 1-5 well to a water disposal well and drilled an adjacent well, the SPLC no. 1-5R, as a replacement production well. In 1990, the no. 33-1 well was completed for production in the Tomera Ranch Field, but was not placed into production until the Company completed the water injection well at Tomera Ranch in 1992. Since then, the SPLC no. 1-5R and no. 33-1 Tomera Ranch wells have had limited sustained production. The Company's independent engineer assigned no proved reserves in the Tomera Ranch Field at December 31, 1993.

     Both the North Willow Creek and Tomera Ranch wells hold acreage over productive zones that the Company believes can be produced at higher rates with additional evaluation and reworking, including chemical treatments, heat treatments, hydraulic fracturing treatments, and other alternative measures. In July 1994, the Company initiated a hydraulic fracturing treatment of the productive horizons in North Willow Creek well. There can be no assurance that such efforts will be successful or that the wells will produce in paying quantities. If such efforts are successful, the Company plans additional evaluation drilling as warranted.

Exploration Status

     Pine Valley

     The Papoose Canyon test well was drilled by the Company in 1992 and had promising oil shows in several zones, but none was deemed significant enough to attempt completion of this test, although the shows provided important geological information which will allow further refinement of the geophysical and geological data to potentially locate an "up dip" drill site.

     The Company has participated in two wells in the Hay Ranch area. The first, the West Hay Ranch no. 12-1, was drilled by another operator and was subsequently plugged and abandoned. The Hay Ranch no. 1-17 was drilled by the Company in 1993. Oil shows were encountered over a 1,000 foot thick interval, and a drillstem test was performed on one of the lower zones. This test well has been temporarily abandoned, and additional testing, directional drilling, and deepening operations are all being considered for 1994. The rock section with oil shows in the no. 1-17 well is not present in the no. 12-1 well, indicating a "pinchout" of those prospective horizons, a common geological phenomenon which is often associated with oil traps.

     Three exploratory test wells in which the Company participated were drilled in the northern part of Pine Valley within five miles of the Tomera Ranch Field. Each had varying degrees of oil shows. The most encouraging was the Tomera Ranch South no. 9-1, drilled by another operator in 1993. Promising oil shows were encountered in this test well, but attempts to log and test this hole were prevented by unstable hole conditions shallow in the well. The drilling results are being integrated with the geophysical data to guide further testing of this prospect. A second test, the Ferdelford no. 34-1, was also drilled in 1993 by another operator. Along with the Evans Flat no. 11-1 test, drilled by another operator in 1993, and newly acquired seismic data, these tests are being utilized to evaluate additional drilling targets in Pine Valley. The Company recently increased its acreage position in this area by acquiring all of the previous operator's acreage in the Tomera Ranch area, including the previous operator's interest in the Tomera Ranch no. 33-1 well. The Company will now proceed with additional seismic exploration for use in positioning potential drilling sites.

     The Company also has exploration efforts in this area with Enserch/Berry. With funding provided jointly by the Company and Enserch/Berry, the Company has acquired additional seismic data to define two drilling prospects to be drilled in 1994.

     Little Smoky and Antelope Valley

     The Company continues active exploration of these two valleys under the agreement with Enserch/Berry. Substantial seismic surveys were completed late in 1993, leading to the drilling of two test wells. Although these tests were plugged and abandoned, these wells both added significantly to the Company's information in these two sparsely drilled yet promising prospect valleys. The Company and Enserch/Berry plan to drill an additional test well in each of these valleys during 1994.

     Newark Valley

     The Company is utilizing the extensive seismic information available to it through its agreement with Frontier and Mobil for ongoing geological evaluation of this area. The two test wells in which the Company participated in this valley, the Buck Station and the Indian Springs prospects, encountered encouraging oil shows which were subsequently tested, but both tests were plugged and abandoned. The well information is being integrated with the seismic data to identify a potential "up dip" location to the Buck Station test for future drilling.

     Railroad Valley

     In September 1994, the Company drilled an exploratory well in the Willow Springs prospect in Railroad Valley that was plugged and abandoned. The Company does not expect any further activities on the prospect.

Oil Properties

     The Company's principal oil and gas properties are located in Nevada. See "Certain Definitions" for terms used below.

     Wells and Acreage

     Shown below is a tabulation of the productive wells owned by the Company in Nevada as of September 30, 1994.

 Productive Oil Wells
-----------------------

  Gross        Net
----------  ----------

   13         12.65

     Set forth below is information respecting the developed and undeveloped acreage owned by the Company in Nevada as of September 30, 1994.

  Developed Acreage      Undeveloped Acreage
---------------------- -----------------------

  Gross        Net        Gross        Net
----------  ---------- ----------- -----------

  4,120       3,320      189,000     115,000

     The Company's leases in Eagle Springs (3,040 gross and 2,240 net acres), Tomera Ranch (680 gross and 680 net acres), and North Willow Creek (400 gross and 400 net acres) are held by production. The Company's undeveloped leases have various primary terms ranging from one to ten years. Management believes that the expiration of any individual or group of related undeveloped leasehold interests would not have a material adverse effect on the Company. Annual rentals on all undeveloped leases aggregate approximately $149,000. In addition to the above acreage, the Company has certain marketing and exploration rights to approximately 750,000 gross acres of Santa Fe mineral interest in northern Nevada as discussed above until December 1994 and rights to 375,000 acres thereafter until December 1995.

     Drilling Activities

     Set forth below is a tabulation of wells completed in the period indicated in which the Company has participated and the results thereof for each of the periods indicated.


                                                        Year Ended December 31,                   Ended September 30, 1994
                                      ----------------------------------------------------------- ------------------------

                                             1991               1992                1993
                                      ------------------  -----------------  ------------------

                                        Gross     Net      Gross      Net      Gross       Net     Gross       Net
                                      --------- -------   --------  -------   --------  ---------  ------   ---------

Exploratory:
 Dry................                     --        --        1         1         6        3.5       2.0        .55
 Oil................                      1        1         1         1         --        --        --        --
 Gas................                     --        --        --        --        --        --        --        --
                                      --------  --------  --------  --------  --------  --------   -------  ---------

     Totals.........                      1        1         2         2         6        3.5       2.0        .55
Development:
 Dry................                      1        .5        --        --        --        --        --        --
 Oil................                     --        --        --        --        1         1         --        --
 Gas................                     --        .5        --        --        --        --        --        --
                                      --------  --------  --------  --------  --------  --------   -------  ---------

     Totals.........                      1        .5        --        --        1          1        --        --
                                      ========= ========  ========  ========  ========  =========  =======  =========


     Production and Sale of Oil

     The following table summarizes certain information relating to the Company's net oil produced and sold from the Company's Nevada properties, after royalties during the periods indicated.

                                              Year Ended December 31,(1)                     1994(2)
                                         ------------------------------------ -------------------------------------

                                                                              First QuarterSecond Quar Third Quarter
                                                                              ------------------------ -------------
                                            1991         1992        1993
                                         ----------   ----------  ----------

Average net daily production of oil              57           13         16          106          124           95
(Bbls)
Average sales price of oil ($ per            $12.65       $11.82     $11.45        $9.50       $10.81       $11.57
Bbl)(3)

(1)       Represents production from the Company's North Willow Creek and Tomera Ranch properties only.
(2)       Represents production from North Willow Creek, Tomera Ranch and Eagle Springs.  Production from Eagle Springs started in
  January 1994, and accounts for about 85% of the Company's oil production.  Represents oil produced and sold net to the Company's interest from the eight wells the Company acquired, reworked, and returned to production commencing in early January 1994, net of production royalties.  However, certain of the wells have been shut-in from time to time, sometimes for entire months.  Other wells have been shut-in for shorter periods during particular months because of mechanical problems.  Two wells, which are producing sporadically, need certain remedial work, the cost of which is estimated at $75,000 to $100,000 to be funded from the
  Company's present financial resources.  The Company intends to undertake such work when its schedule permits and when appropriate rig and equipment are available in the area.
(3)       The oil from the Eagle Springs and Pine Valley, Nevada, wells is sold to Crysen Refining, Inc., Salt Lake City, Utah, an unrelated purchaser, under agreements continuing through August 1995, and from month-to-month thereafter, unless terminated by either party, at a price equal to Amoco Oil Company's Wyoming per barrel sour crude oil posted price, adjusted for gravity and oil quality, less transportation of $3.20 or $2.90 per barrel, depending on the producing field, but in no case less than $9.50 per barrel after deduction of all charges.  For example, during the months of January through March and much of April and May, the Company received the minimum sales price of $12.70 per barrel, before deducting approximately $3.20 per barrel transportation charge, for a net sales price of $9.50 per barrel.  The sale of oil is subject to price adjustments, production curtailments, and similar provisions common in oil and gas purchase contracts.

     The average production cost per barrel of oil, which includes lifting costs (electricity, fuel, water, disposal, repairs, maintenance, pumper, and similar items), and production taxes, were $9.64 for 1991, $5.56 for 1992, $7.95 for 1993, and $7.33 for the first nine months of 1994. Production costs relating to Nevada production for part of 1991 and all of 1992 and 1993 include costs associated with various production testing measures on the Tomera Ranch and North Willow Creek wells and fixed costs allocable to a limited number of wells. The substantial increase in average daily production in 1994 is attributable to returning the Eagle Springs wells to production during that period. Production costs are inordinately high per barrel of oil presently being produced due to start up costs associated with the revamped production facility and repairs to equipment that had been shut down without maintenance for over a year. In early 1994, the Company incurred additional costs of operating in winter due to energy costs for heating the oil and operating the wells using propane as its main fuel to generate power for the pumping units. Overall operating costs are a combination of costs associated with each well and costs associated with operation of the entire field. As additional wells are added to the production system, the field operating costs will be spread among additional wells, lowering the impact of such costs on each well and per barrel produced. In addition, the Company will also be changing to more cost effective energy sources for continuing production in a further effort to control costs. Because of the foregoing, the Company expects that production costs per barrel will continue to be high unless and until the amount of production increases sufficiently to obtain economics of scale and dilute the impact of high fixed operating costs. In addition, operating costs may continue to vary materially due to the costs of ongoing treatment or reworking of existing wells and the impact of the other factors discussed above.

     Oil sales in 1991 included sales from certain properties in Texas from which the Company received no production revenue after December 1991.

     The Company did not have any gas production or sales during any of the relevant periods.

     Texas Interests

     The Company's wholly owned subsidiary, Krutex Energy Corporation ("Krutex"), holds an interest in approximately 125 producing shallow oil and gas wells in the West Salt Flat Field encompassing approximately 495 gross acres in Caldwell County, Texas. Pursuant to an April 1993 agreement with an unrelated third party operator (the "Operator"), the Operator received all revenues from production from the properties and bore all operating expenses through November 1, 1994. Prior to that date, the Operator had the right to earn 75% of Krutex's interest in the properties upon completing specified reworking of 16 wells located in the field. If the Operator failed to complete the 16 well reworking program, the Operator's interest in the leases will terminate. If the Operator timely completed the well reworking or established continuous production at a rate of at least 300 barrels per day by November 1, 1994, the Operator had the right to purchase Krutex's remaining interest at a price equivalent to Krutex's share of the proved developed oil and gas reserves estimated to be recoverable in 10 years, multiplied by 10 % of the price for west Texas crude oil for November 1994. On signing the agreement, the Operator agreed to pay Krutex $150,000 in monthly installments of $5,555, all of which has now been paid. In October 1994, Krutex entered into a new agreement with the Operator under which it agreed to a cash payment of $50,000 to Krutex in lieu of the well reworking obligation referred to above to earn 75% of Krutex's working interest in the field. In addition, Krutex granted the Operator an option to purchase Krutex's remaining 25% working interest for $25,000 through February 2, 1995. The Operator waived a payment of $12,500 by Krutex respecting the previous acquisition of certain third-party interests affecting the leases.

     The foregoing Texas properties are not included in the Company's principal oil and gas properties described in the tables above for several reasons. The Company does not now share in revenue or expenses attributable to the leases.
In addition, the wells are only marginally economically viable in the absence of substantial reworking that can be undertaken by the Operator as discussed above, with limited potential for increased financial return due to the Operator's option to acquire Krutex's interest. The Company does not intend to devote management or financial resources to the Texas properties in view of the Company's priority on its Nevada exploration. These properties are included in the Company's oil and gas properties at December 31, 1993, at a net capitalized cost of $517,600, with related undiscounted future net revenues, as estimated by Ehnot Engineering Company, independent petroleum engineer, Arlington, Texas, of $1,326,000 (discounted at 10 % to present value at December 31, 1993, of $489,000). As a result of the October 1994 transaction referred to above, for the third fiscal quarter the Company reported a loss of $434,521, reflecting the disposition of the Texas property interests below their capitalized cost of approximately $498,400. (See FINANCIAL STATEMENTS, Note 9, "Supplemental Information on Oil and Gas Producing Activities and Oil and Gas Reserve Information.")

Competition and Markets

     The Company competes with numerous other firms and individuals in its activities. The Company's competitors include major oil companies and other independent operators, many of which have financial resources, staffs, and facilities substantially larger than those of the Company. Competition in the oil and gas industry is intense.

     The Company faces intense competition in obtaining risk capital for test drilling within the Great Basin province. Management believes that competition for drilling funds from such sources is principally dependent on an analysis by the potential industry participant of the costs of drilling and related activities, the likelihood of discovering oil or other hydrocarbons in commercial quantities, and the potential size of oil reserves which may eventually be established.

     The Company believes that an important consideration in obtaining risk capital for drilling, new exploration rights, and joint exploration and development arrangements with other industry participants is the amount and quality of the Company's scientific data and exploration experience in Nevada. The Company also believes that it benefits from its use of reprocessed 2-D seismic and 3-D seismic data and its experience in correlating that data with the results of actual drilling.

     In its efforts to obtain oil leases within the Great Basin, the Company encounters competition from lease speculators, independent oil firms, and major oil companies. The ability to acquire leases is generally determined by the amount of cash paid to acquire the lease, the royalty or other interest retained by the transferor, and the nature of any commitment to drill on the lease acreage. The Company seeks to acquire leases in those areas that have been identified through geological and geophysical data as having potential to produce oil in sufficient quantities to be economic.

     The availability of a ready market for production and the prices obtained for production of oil depend on a number of factors beyond the Company's control, the effects of which cannot be accurately predicted. Such factors include the extent of domestic production and imports of oil; the competitive position of oil as a source of energy vis-a-vis gas, coal, atomic energy, hydroelectric power, and other energy forms; the refining capacity of prospective purchasers; transportation costs; the availability and capacity of pipelines and other means of transportation; and the effect of federal and state regulation on production, transportation, and sale of oil.

Government Regulation

     The exploration for and production of oil in the United States are subject to extensive regulation by both federal and state authorities. The following discussion concerning regulation of the oil and gas industry is necessarily brief and is not intended to constitute a complete discussion of the various statutes, rules, regulations, and governmental orders to which operations of the Company may be subject.

     Environmental Regulations

     Operations of the Company are subject to numerous laws and regulations governing the discharge of materials into the environment, the remediation of environmental impacts, and other matters relating to environmental protection, which affect the Company's operations and costs. It is probable that state and federal environmental laws and regulations will become more stringent in the future. Proposed legislation to reauthorize the Federal Resource Conservation and Recovery Act would have reclassified a significantly greater portion of oil and gas production waste as "hazardous waste." If this proposed legislation had been enacted, the stricter disposal requirements for hazardous wastes would have had a significant impact on the operating costs of the Company and the oil and gas industry in general, resulting in a significant number of wells becoming uneconomic. There can be no assurance that measures to further regulate the disposal of oil waste may not be adopted. Environmental laws and regulations are frequently changed so the Company is unable to predict the ultimate cost of compliance.

     In connection with the acquisition of the Eagle Springs property, the Company performed limited environmental inquiries and agreed to undertake certain work to remediate a contaminated drilling pit at a former water injection well site. That work was completed in coordination with federal and state supervising agencies in early 1994. As a negotiated term of the acquisition of the Eagle Springs lease, the Company agreed to indemnify the secured creditor from which the Company acquired a portion of its property interests against claims for environmental liability. The Company does not believe that it has any material continuing financial obligation respecting remediation of environmental matters involving the Eagle Springs property; however, there can be no assurance that the remediation efforts have completely eliminated the environmental problems at Eagle Springs or that new problems will not develop in the future.

     State and Local Regulation of Drilling and Production

     State regulatory authorities have established rules and regulations requiring permits for drilling, drilling bonds, and reports concerning operations. Such regulations also cover the location of wells, the method of drilling and casing wells, the surface use and restoration of well locations, and the plugging and abandoning of wells. Nevada also has statutes and regulations governing a number of environmental and conservation matters, including the unitization and pooling of oil properties and establishment of maximum rates of production from oil wells.

     Proposed Energy Tax

     A broad-based energy tax has been proposed by President Clinton and has received significant attention by Congress and the media. The proposal includes a version of an energy tax, which is a tax based upon the BTU content of fossil fuels consumed. Such an energy tax, if enacted, may be imposed on oil production at the wellhead, in which case the producer of oil may not be able to pass such tax on to the oil purchaser, which may reduce the economic return to oil producers. It is not certain what version of an energy tax might be adopted, and consequently, the effect on the Company is uncertain.

     Federal Leases

     The Company conducts significant portions of its activities under federal oil and gas leases. These operations must be conducted in accordance with detailed federal regulations and orders which regulate, among other matters, drilling and operations on these leases and calculation and disbursement of royalty payments to the federal government.

Title to Properties

     Substantially all of the Company's working interests are held pursuant to leases from third parties. The Company performs only a minimal title investigation before acquiring undeveloped properties, and a title opinion is typically obtained only prior to the commencement of drilling operations. The Company has obtained other documentary confirmation of title on its principal producing properties and believes that it has satisfactory title to such properties. The Company's properties are subject to customary royalty interests, liens for current taxes, and other common burdens which the Company believes do not materially interfere with the use of such properties and whose economic effect has been appropriately reflected in the Company's acquisition costs of such properties.

Operational Hazards and Insurance

     The Company's operations are subject to the usual hazards incident to the drilling for and the production of oil, such as blowouts, cratering, explosions, uncontrollable flows of oil or well fluids, fires, pollution, releases of toxic gas, and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, and suspension of operations.

     The Company maintains insurance of various types to cover its operations. The Company has general liability insurance of $1 million per occurrence, with a $2 million aggregate limitation, including coverage for certain oil industry activities. The Company's insurance does not cover every potential risk associated with the drilling and production of oil. In particular, coverage is not available for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a materially adverse effect on the Company. Moreover, no assurance can be given that adequate insurance will be available at reasonable rates or that the Company or the operators of wells in which the Company owns an interest will elect to maintain certain types or amounts of insurance.

Employees

     The Company has 11 employees, including five executive officers (all of whom are also directors), two technical employees in addition to the executive officers, and three administrative employees. (See "DIRECTORS AND EXECUTIVE OFFICERS.")

Legal Proceedings

     The Company is not a party to any material legal proceeding, and none has been threatened by or, to the best of the Company's knowledge, against the Company.

Offices

     The Company's principal executive offices located at 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019, are rented from an unrelated party under a lease expiring September 1, 1998, and requiring monthly payments of $3,553 plus certain common area charges. The Company also maintains a field operations office at 2561 South 560 West, Suite 200, Woods Cross, Utah 84087. The Company is considering expanding its principal executive offices to accommodate additional personnel.

                        DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

     The following table sets forth the name, age, and position of each director and executive officer of the Company.

         Name              Age                  Position
-----------------------   ------  -------------------------------------

Dr. Grant Steele...         70    Chairman and Director
N. Thomas Steele...         50    President and Director
Kenneth L. Ransom..         37    Vice-President, Exploration and
                                  Director
Bruce C. Decker....         43    Vice-President and Director
Dennis J. Gustafson         47    Vice-President, Land and Director

     All directors and executive officers of the Company serve for one year and until their respective successors are elected and qualified. Dr. Grant Steele is the uncle of N. Thomas Steele. There is no family relationship among any of the other officers and directors of the Company. Each of the officers is a full-time employee of the Company. It has entered into employment agreements with N. Thomas Steele, Kenneth L. Ransom, Bruce C. Decker, and Dennis J. Gustafson. See "Employment Agreements" below. Other officers serve at the pleasure of the board of directors.

     Dr. Grant Steele. Dr. Steele, the Company's co-founder and chairman, has been an executive officer and chairman of the Company since its organization in 1985. Prior to forming the Company, he was employed by Gulf Oil Corporation from 1953 to 1983. From 1973 to 1980, Dr. Steele was Chief Geologist/U.S. for Gulf Oil. His knowledge of Nevada dates back to his Ph.D work on the Pennsylvanian and Permian Systems of the eastern Great Basin. While with Gulf, he completed several studies, each spanning a number of years, in eastern Nevada. Dr. Steele graduated from the University of Utah, Salt Lake City, Utah, in 1949 with a bachelor of science degree and earned his doctorate in geology from the University of Washington in 1959. He is a certified professional geologist and an active member of the American Association of Petroleum Geologists, which awarded him a distinguished service award in 1984, the Houston Geological Society, and the Society of Economic Paleontologists and Mineralogists.

     N. Thomas Steele. Mr. Steele, co-founder and president, has been an officer and director of the Company since its organization in 1985. He was elected president in May 1993. Prior to joining the Company in 1985, he was the president of Magnum Resources, Inc., Ogden, Utah, which was engaged in mineral exploration in Nevada and Utah.

     Kenneth L. Ransom. Mr. Ransom, has been vice-president of exploration and a director since the Company's founding in 1985. Mr. Ransom was senior geologist under Dr. Steele at Gulf Oil from 1981 to 1985, involved principally in its Nevada area study. He earned a bachelor of science degree in geological engineering from the Colorado School of Mines in 1979 and a master's degree in geological sciences from Brown University in 1981. Mr. Ransom is a member of the American Association of Petroleum Geologists and the Geological Society of America and has published numerous papers on Nevada exploration and geology.

    Bruce Decker. Mr. Decker, has been an officer and director of the Company since 1991. Mr. Decker was an officer of Krutex Energy Corporation from 1983 through its acquisition by the Company in 1989. Mr. Decker received his bachelor's degree in finance and management from the University of Utah in 1973.

     Dennis J. Gustafson. Mr. Gustafson received his bachelor's degree from Iowa State University in 1973, and has been active since then in the oil and gas industry. In 1973 he joined Mobil's Central Region Marketing and Refining Division and held various positions in their Marketing Department prior to joining Mobil's Exploration and Production Division in Denver as a landman in 1981, where he managed fee mineral interests, various acquisitions, and farmouts and farmins. As Mobil's land advisor for the Denver division, he directed Mobil's land activities in Nevada and negotiated Mobil's major Nevada development contract with the BLM, renegotiated the Mobil/Chevron Nevada joint venture agreement, and managed the leasing of over 500,000 acres in Nevada. Mr. Gustafson left Mobil and joined the Company in 1993 as a director and executive officer.

Significant Employees

     Jerry Hansen. Mr. Hansen, who joined the Company in 1986, is senior structural geologist for the Company with primary responsibility for generating and developing exploration proposals and drilling prospects for the Company. He has 12 years of oil and gas experience directed toward prospect generation and evaluation in the Powder River Basin, Gulf Coast, and primarily, in Nevada. He graduated with degrees in geology from the University of Colorado in 1973 and the University of Arizona in 1982. As senior structural geologist for the Company, Mr. Hansen's primary responsibility is in the generation and development of drillable prospects from inception to actual wellsite operations.

     Carl Schaftenaar. Mr. Schaftenaar, who joined the Company in 1993, has been a geophysicist and geologist in the oil industry for 12 years. He holds a bachelor's degree in geology from Hope College, Holland, Michigan, and a master of science degree in geophysics from Texas A&M University. Mr. Schaftenaar worked for Chevron USA on exploration and development projects in Nevada and the Rocky Mountain area from 1982 to 1992. As senior geophysicist, Mr. Hansen is responsible for the acquisition and analysis of proprietary two- and three-dimension seismic programs of the Company.

     Ralph Nelms. Mr. Nelms, who joined the Company in 1994, is a registered professional petroleum engineer with 18 years oil and gas experience. He holds a bachelor's degree in petroleum engineering and mining engineering from the Colorado School of Mines and a masters in business administration degree from Regis University. Mr. Nelms is currently completing work on a masters degree in petroleum engineering at the Colorado School of Mines. Mr. Nelms has worked as a petroleum engineer for Sun Oil Company, SAIC, Coors Energy Company, Windsor Gas Processing, Inc., and Mission Oil Company in the Gulf Coast and the Rocky Mountain area. Mr. Nelms has experience in oil and gas well drilling, production, reservoir engineering, property acquisitions, oil and gas economics, and reserve analysis. Mr. Nelms is responsible for providing engineering and field supervision support of the Company's Eagle Springs Field drilling and development program and for overall Nevada exploitation.

Executive Compensation and Benefits

     Summary Compensation

     The following table sets forth the annual and long term compensation earned by, awarded to, or paid to each person who served as chief executive officer of the Company during the last fiscal year. None of the Company's other executive officers as of the end of the last fiscal year received total annual salary and bonuses in excess of $100,000 for all services rendered in all capacities to the Company and its subsidiaries. The Company provides to all of its full time employees, including executive officers and directors, health insurance and miscellaneous other benefits.

                                                                    Long Term Compensation
                                   Annual Compensation                 Awards            Payouts
                             ---------------------------------------------------------------------

       (a)           (b)          (c)        (d)      (e)        (f)          (g)          (h)          (i)
                                                     Other
                                                     Annual  Restricted   Securities                 All Other
Name and          Year                               Compen-    Stock      Underlying      LTIP       Compen-
Principal         Ended         Salary      Bonus    sation   Award(s)   Options/ SARs   Payouts     sation
Position          Dec. 31        ($)        ($)      ($)        ($)          (#)         ($)          ($)
------------------------------------------- ------  --------  ---------------------------------------------------

N. Thomas Steele
President, CEO       1993    $74,700            --        --         -- 117,000 (1)            --  $27,313 (2)
(May-Dec)            1992    $69,000            --        --         --     --                 --  $7,847 (3)
                     1991    $72,000 (4)        --        --         --     --                 --     --

Grant Steele         1993    $37,500 (5)        --        --         -- 45,000 (1)             --     --
(Jan-May)            1992     -- (6)            --        --         --     --                 --     --
                     1991     -- (6)            --        --         --     --                 --     --

(1) Includes stock appreciation rights with respect to appreciation on 45,000 shares of the Company's Common Stock above $4.56, the trading price of the Company's Common Stock on the date of grant. Such stock appreciation rights vest as to 15,000 shares on the date of grant, as to an additional 15,000 shares on the first anniversary of the date of grant, and as to the remaining 15,000 shares on the second anniversary of the date of grant. The terms of these stock appreciation rights were not determined in arm's length negotiations.
(2) During 1993, the Company reimbursed such amount for moving expenses incurred by Mr. Steele in relocating his residence to Colorado and granted him certain options. (See "CERTAIN TRANSACTIONS: Relocation Agreement.")
(3) Represents the amounts paid by the Company for medical insurance for Mr. Steele and his family.
(4) During 1991, the Company reimbursed N. Thomas Steele, Inc., owned by Mr. Steele, for advisory services, including the services of Mr. Steele.
(5) Accrued through May 1993, but not paid or accrued since that date. Dr. Steele has agreed not to seek payment of such amount for at least one year subsequent to the date of this Prospectus.
(6) Grant Steele was authorized to receive a $90,000 salary by the board of directors for each of 1991 and 1992, but Dr. Steele waived his right to such salary.

     Option/SAR Grants in Last Fiscal Year

     The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during the fiscal year ended December 31, 1993, to the named executive officers of the Company.

            (a)                    (b)                       (c)                   (d)               (e)
                              Number of
                              Securities
                              Underlying              % of Total              Exercise or Base
                              Options/SARs            Options/SARs Granted          Price           Expiration
            Name                Granted (#)          to Employees During Fiscal Y($/share)            Date
----------------------------- -----------------      -----------------------------------------  ----------------

N. Thomas Steele                  72,000(1)                   28.6%                 $1.50        May 19, 1998
                                  45,000(2)                   17.9%                 $4.56        May 19, 1998
Grant Steele...                   45,000(2)                   17.9%                 $4.56        May 19, 1998

(1) Options to purchase 72,000 shares of Common Stock at any time through May 19, 1998, at an exercise price of $1.50 per share, payable in cash, pursuant to a promissory note, by delivery of shares of the Company stock, or by the cancellation of options. The terms of these options were not determined in arm's length negotiations.
(2) Stock appreciation rights with respect to appreciation on 45,000 shares of the Company's Common Stock above $4.56, the trading price of the Company's Common Stock on the date of grant. Such stock appreciation rights vest as to 15,000 shares on the date of grant, as to an additional 15,000 shares on the first anniversary of the date of grant, and as to the remaining 15,000 shares on the second anniversary of the date of grant. The terms of these stock appreciation rights were not determined in arm's length negotiations

     Aggregate Option/SAR Exercises in Last Fiscal Year and Year End Option/SAR Values

     The following table sets forth information respecting the exercise of options and SARs during the fiscal year ended December 31, 1993, by the named executive officers of the Company and the fiscal year end values of unexercised options and SARs.

         (a)                     (b)                  (c)                  (d)                     (e)
                                                                        Number of
                                                                        Securities               Value of
                                                                        Underlying             Unexercised
                                                                       Unexercised             In-the-Money
                                                                    Options/SARs at FY       Options/SARs at
                                                                         End (#)                FY End ($)

                           Shares Acquired                             Exercisable/            Exercisable/
                           on Exercise (#)    Value Realized ($)      Unexercisable          Unexercisable
                         -------------------  -------------------  --------------------      ----------------

N. Thomas Steele                 --                   --            452,000/15,000(1)        $588,693 (2)/--
Grant Steele                     --                   --            330,000/15,000(1)        $414,000 (2)/--

(1) Includes stock appreciation rights with respect to appreciation on 45,000 shares of the Company's Common Stock above $4.56, the trading price of the Company's Common Stock on the date of grant. Such stock appreciation rights vest as to 15,000 shares on the date of grant, as to an additional 15,000 shares on the first anniversary of the date of grant, and as to the remaining 15,000 shares on the second anniversary of the date of grant. The foregoing table gives effect to SARs on 30,000 shares vesting in May 1993 and 1994 for each of the named executives. The terms of these stock appreciation rights were not determined in arm's length negotiations.
(2) Based on the closing bid price for the Company's common stock of $2.88 on December 31, 1993. Such closing bid price was $2.94 on December 2, 1994.

     Director Compensation

     As all of the Company's directors are also employees, the Company has not and does not intend to compensate such individuals for their service as directors of the Company.

     Employment Agreements

     The Company entered into employment agreements with N. Thomas Steele, Kenneth L. Ransom, Bruce C. Decker, and Dennis J. Gustafson at annual salaries of $125,000, $119,000, $119,000, and $72,000 respectively, subject to reduction to $85,000, $77,760, $75,600, and $60,000 respectively, until the Company obtains net oil production levels of 500 barrels per day. Each such employment agreement is for a three-year term and is automatically extended on each anniversary date of the agreement for an additional three-year term. The employment agreements contain covenants not to compete for two years after termination of employment, restrictions on the disclosure of confidential information, provisions for reimbursement of expenses and payment of major medical insurance coverage, and an agreement of the Company to register securities of the Company held by such persons at the request of the employees. In addition, under the employment agreements, the Company agreed to award to each such officer stock appreciation rights to 45,000 shares of Common Stock, vesting 15,000 shares at the date of grant and 15,000 on each of the next two succeeding anniversary dates.

     1994 Officer, Director, and Employee Options

     On September 16, 1994, outstanding options were exercised to purchase Common Stock as follows: Grant Steele, 200,000 shares at $1.50; N. Thomas Steele, 200,000 shares at $1.50; Kenneth L. Ransom, 200,000 shares at $1.50; Bruce C. Decker, 25,000 shares at $2.25; and Dennis J. Gustafson, 25,000 shares at $2.25. Pursuant to the terms of the options exercised, each optionee paid the purchase price of the options by the delivery of a promissory note payable in three equal, consecutive installments of principal plus interest on the unpaid balance at 7% per annum, payable annually commencing on the first anniversary of the exercise. The note installments are payable in cash or the delivery of Common Stock or other options valued at the trading price at the time of payment. In connection with the issuance of shares on the exercise of such options, Grant Steele, N. Thomas Steele, and Kenneth L. Ransom each returned 24,118 shares, for an aggregate of 72,354 shares, of Common Stock to satisfy withholding obligations of the Company, as provided for in the terms of the options exercised. Also pursuant to the terms of the options exercised, the Company automatically granted new five year options to purchase Common Stock at $2.125, the market price for the Common Stock at the time of exercise, as follows: Grant Steele, 200,000 shares; N. Thomas Steele, 200,000 shares; Kenneth L. Ransom, 200,000 shares; Bruce C Decker, 25,000 shares; and Dennis J. Gustafson 25,000 shares. These transactions were not the result of arm's length negotiations.

     On October 6 , 1994, the Company granted to employees five year options to purchase an aggregate of 105,000 shares at $3.00 per share, of which 10,000 options are currently exercisable, 31,000 vest and become exercisable after one year, 32,000 vest and become exercisable after two years, and 32,000 vest and become exercisable after three years, provided that the employee in each case is, or has been within the preceding 30 days, an employee of the Company.

Limitation of Liability and Indemnification

     The articles of incorporation of the Company limit or eliminate the personal liability of directors for damages for breaches of their fiduciary duty, unless the director has engaged in intentional misconduct, fraud, or a knowing violation of law, or paid a dividend in violation of the Nevada Revised Statutes.

     The Company's articles of incorporation and bylaws further provide for the indemnification of officers and directors for certain civil liabilities, including liabilities arising under the Securities Act. In the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, 1994, the outstanding Common Stock of the Company owned of record or beneficially by each person who owned of record, or was known by the Company to own beneficially, more than 5% of the Company's shares of Common Stock issued and outstanding, and the name and share holdings of each director and all of the executive officers and directors as a group:

                                                                                              Percentage
                                                                                            of Ownership (2)
                                                                                      _____________________________
                                                                Number of Common          Before          After
    Name of Beneficial Owner         Nature of Ownership         Shares Owned(1)         Offering       Offering
---------------------------------  ------------------------   ----------------------  --------------  -------------

Principal Shareholders
  Grant Steele                     Direct                     530,882(3)                3.9            2.7
                                   Options                    300,000(4)                2.2            1.5
                                                              ----------------------
                                   Total                      830,882                   6.0            4.1

  N. Thomas Steele                 Direct                     371,215                   2.8            1.9
                                   Options                    422,000(5)                3.1            2.1
                                                              ----------------------
                                   Total                      793,215                   5.7            3.9

  Kenneth L. Ransom                Direct                     426,420                   3.2            2.1
                                   Options                    300,000(6)                2.2            1.5
                                                              ----------------------
                                   Total                       726,420                  5.3            3.6

Directors and Executive Officers
  Grant Steele                      -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  See Above  -  -  -  -  -  -  -

  N. Thomas Steele                  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  See Above  -  -  -  -  -  -  -

  Kenneth L. Ransom                 -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  See Above  -  -  -  -  -  -  -

  Bruce C. Decker                  Direct                     85,195                  0.6            0.4
                                   Options                    75,000(7)               0.6            0.4
                                                             ----------------------
                                   Total                     160,195                  1.2            0.8

  Dennis J. Gustafson              Direct                     29,500(8)               0.2            0.1
                                   Options                    25,000(9)                  0.2            0.1
                                                           ----------------------
                                   Total                      54,500                  0.4            0.3

All Executive Officers and         Direct                  1,443,212                 10.7            7.2
Directors as a Group (5 persons)
                                   Options                 1,122,000                  7.7            5.4
                                                           ----------------------
                                   Total                   2,565,212                 17.6           12.1

(1)       Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.  The address of all such persons for purposes of this table is deemed to be the address of the
  Company.
(2)       Calculations of total percentages of shares outstanding for each individual assumes the exercise of options held by that individual to which the percentage relates.  Percentages calculated for totals of all executive officers and directors as a group assume the exercise of all options held by the indicated group.  Percentages of ownership after offering includes all shares of
  Common Stock offered by the Company and all shares of Common Stock to be sold by the Selling Shareholders.
(3)       Includes 80,000 shares held of record by the Grant Steele individual retirement account, over which Dr. Steele exercises sole investment, voting, and dispositive power.
(4)       Includes options to acquire 100,000 shares of Common Stock at an exercise price of $1.50 per share at any time prior to
  December 1, 1996 and options to acquire 200,000 shares at an exercise price of $2.125 per share at any time prior to September
  16, 1999.  The options to acquire 100,000 shares at $1.50 per share contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock.
(5)       Includes options to acquire 116,667 shares of Common Stock at an exercise price of $1.50 per share and 33,333 shares at an exercise price of $1.31 per share at any time prior to December 1, 1996, options to acquire 72,000 shares at $1.50 per share at any time prior to May 19, 1998, and options to acquire 200,000 shares at an exercise price of $2.125 per share at any time prior to September 16, 1999.  The options to acquire 116,667 shares contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock.
(6)       Includes options to acquire 65,333 shares of Common Stock at an exercise price of $1.50 per share at any time prior to
  December 1, 1996, options to acquire 34,667 shares at $1.31 per share at any time prior to December 1, 1996, and options to acquire 200,000 shares at $2.125 per share at any time prior to September 16, 1999.  The options to acquire 65,333 shares contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock.
(7)       Includes options to acquire 25,000 shares of Common Stock at $1.81 per share and options to acquire 25,000 shares at $3.38 per share, both expiring July 15, 1996, and options to acquire 25,000 shares at $2.125 per share expiring September 16, 1999.
  The options to acquire 25,000 shares at $3.38 per share contain a provision that, on exercise, the holder is granted a new option covering the number of shares for which the prior option was exercised, with the exercise price of the new option fixed at the then fair market value of the Common Stock.
(8)       Represents shares owned by the individual retirement account of Mr. Gustafson, over which he exercises sole investment, voting and dispositive power.
(9)       Includes options to acquire 25,000 shares of Common Stock at an exercise price of $2.125 per share at any time prior to
  September 16,  1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Salary Deferrals and Waivers

     Because of shortages of cash and working capital suffered by the Company during recent periods, certain officers and directors of the Company agreed to defer or waive all or portions of their previous salaries. During 1990, Dr. Grant Steele agreed to waive payment of all of his $90,000 annual salary and has agreed to forego all salary after January l, l991, until the Company has sufficient liquidity and financial resources, in Dr. Steele's opinion, to resume payment. The officers and directors have also agreed to not seek payment of the amounts due to them for at least one year subsequent to the date of this Prospectus. As of September 30, 1994, the Company owed $346,455 in deferred salaries. The officers and directors to whom the deferred salaries are owed have advised the Company that they will not seek payment of such amounts if such payment would jeopardize the ability of the Company to continue or unless the net amount received, after paying applicable withholding taxes, was used to pay notes for stock purchased on the previous exercise of stock options or for the exercise of additional options now outstanding.

Certain Loans

     In June 1991, the Company loaned Messrs. Decker, an officer and director of the Company, and Richins, a former officer and director, an aggregate of $123,421, repayable with interest at the prime rate and secured by a pledge of the obligation of the Company to such persons for accrued but unpaid back salaries of approximately $156,720. Proceeds from these loans were used to purchase 80,000 shares of Preferred Stock and 80,000 warrants for $ 100,000 in the Company's 1991 private placement and to pay $23,421 in interest and principal on the notes due on a partially owned subsidiary on the purchase from it of the Company's Common Stock. The notes were originally due in June 1992, but the Company has not sought, nor will it seek, payment of the notes until back salaries owed these individuals are paid. At September 30, 1994, $218,491 was due under the notes.

     Future transactions with officers, directors, or 5% shareholders will be on terms no less favorable than could be obtained from independent third parties. Any future loans to officers, directors, or 5% shareholders will be for a bona fide business purpose and approved by a majority of the disinterested members of the board of directors.

Relocation Agreement

     In May 1993, the Company agreed to pay all of the expenses of N. Thomas Steele in connection with his relocation from Utah to Colorado in order to become president of the Company and to grant Mr. Steele options to purchase 72,000 shares of Common Stock at $1.50 per share. The Company also agreed to pay Mr. Steele $175,000, the difference between the balance of the loans secured by his residence in Utah and $375,000, the then estimated market value of the house, and to pay monthly mortgage obligations until the house was sold. In the third quarter of 1994, the Company sold the house for approximately $300,000 and recognized a loss of approximately $84,200.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 50,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Company has C, X, and Y Warrants issued and outstanding. Prior to October 30, 1994, the Company also had B Warrants issued and outstanding. On October 30, 1994, the B Warrants expired pursuant to their terms, without any warrants being exercised. In this offering, the Company will issue L Warrants to the holders of record of the B Warrants on October 30, 1994. The following description of the Company's securities is qualified in its entirety by the provisions of the Company's articles of incorporation, bylaws, and warrant agreements, copies of which are filed as exhibits to the registration statement of which this Prospectus forms a part.

Common Stock

     The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the shares of outstanding Common Stock (and voting Preferred Stock) will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any persons to the board of directors. The Company's bylaws provide that one-third of the issued and outstanding shares of the Company shall constitute a quorum for shareholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

     Shareholders of the Company have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preference to the holders of the 1991, 1993, and 1994 Preferred Stock.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

     The board of directors has the authority to issue the authorized but unissued shares of Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by persons purchasing Securities in this offering and may dilute the book value of the then existing shareholders.

Preferred Stock, Warrants, and Options Outstanding

     As of the date of this prospectus, the Company had the following Preferred Stock, options, and warrants outstanding as discussed in detail below.

                                                                 Weighted
                                                                  Average
                                                                 Price Per
                                               Number of         Share of
                                               Shares of       Common Stock
                                            Common Stock or         or
                                              Common Stock     Common Stock
               Description                     Equivalent       Equivalent
------------------------------------------  ----------------  ---------------

Preferred Stock
  1991 Series......................            40,000             $1.25
  1993 Series......................             8,000              2.50
  1994 Series......................         1,316,210              2.00
                                            ----------------  ---------------
                                            1,364,210              1.98
Warrants to purchase Preferred Stock          271,622              2.48
Warrants to purchase warrants to purchase
Common Stock.......................         1,118,811              3.72
Warrants to purchase Common Stock..         2,909,105              3.34
Options to purchase Common Stock...         1,280,500              1.99
                                            ----------------  ---------------
                                            6,944,248              2.85
                                            ================  ===============

     Preferred Stock

     The Company has 40,000 shares designated as 1991 Preferred Stock, 4,000 shares designated as 1993 Preferred Stock, and 1,316,210 shares designated as 1994 Preferred Stock issued and outstanding as of the date of this Prospectus. The Company has no current plans to issue any additional Preferred Stock, except 70,000 shares of 1993 Preferred Stock to be issued on the exercise of the outstanding 1993 Placement Agent Warrants and 131,622 shares of 1994 Preferred Stock to be issued on the exercise of the outstanding 1994 Placement Agent Warrants. The Company's articles of incorporation provide that the board of directors of the Company has authority, without action by the shareholders, to issue the authorized but unissued Preferred Stock in one or more series, and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.

     The 1991 and 1994 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of Preferred Stock for one share of Common Stock. The 1993 Preferred Stock is convertible, at the election of the holder, into the Company's Common Stock at the rate of one share of 1993 Preferred Stock for two shares of Common Stock. This prospectus relates to the issuance of shares of Common Stock on conversion of the 1991, 1993, and 1994 Preferred Stock. The 1991 Preferred Stock carries a preference of $1.25 per share on dissolution and liquidation of the Company, the 1993 Preferred Stock carries a preference of $5.00 per share, and the 1994 Preferred Stock carries a liquidation preference of $2.00 per share. The Preferred Stock votes as a single class with the Common Stock except as otherwise provided by the corporate laws of the state of Nevada. Shares of 1991 and 1994 Preferred Stock are entitled to one vote per share, and shares of the 1993 Preferred Stock are entitled to two votes per share. None of the issued and outstanding Preferred Stock is entitled to preferential dividends, but participates with the Common Stock in the unlikely event that a dividend is declared.

     The 1991 Preferred Stock is redeemable at $1.25 per share at any time after December 31, 1995, the 1993 Preferred Stock is redeemable at $5.00 per share at any time after December 15, 1995, and the 1994 Preferred Stock is redeemable at $4.00 per share at any time after March 31, 1996. In each case the Preferred Stock can be converted prior to the redemption date fixed in the notice.

     Warrants

     The Company has issued and outstanding the following warrants to purchase Common Stock and has reserved an equivalent number of shares of Common Stock for issuance on exercise of such warrants. Each of the warrants described below is governed by a warrant agreement between the Company and the warrant agent. The following summary is subject to the detailed provisions of the warrant agreement governing such warrants.

     Holders of warrants are deemed to be shareholders of the Company only to the extent of the shares of Common Stock held by them. Holders of warrants, as such, are not entitled to vote with respect to matters submitted to the shareholders of the Company, are not entitled to participate in dividends, if any, and do not have ownership rights on termination or liquidation of the Company.

     $1.25 Warrants

     The Company has issued and outstanding 1,000 warrants to purchase Common Stock at an exercise price of $1.25 per Warrant (the "$1.25 Warrants") through February 15, 1996.

     $2.00 Warrants

     The Company has issued and outstanding 200,000 warrants to purchase Common Stock at an exercise price of $2.00 per Warrant (the "$2.00 Warrants") through April 30, 1996.

     A and B Warrants

     Prior to October 30, 1994, the Company had issued and outstanding 1,242,000 B Warrants ("B Warrants") to purchase one share of Common Stock at an exercise price of $3.90 at any time prior to October 30, 1994. On October 30, 1994, the B Warrants expired pursuant to their terms without any Warrants being exercised. In this offering, the Company will issue L Warrants to the holders of record of the B Warrants on October 30, 1994. The underwriter in the offering in which the B Warrants were sold has an option to acquire 400 Units, entitling the underwriter to purchase up to 108,000 shares of Common Stock, 108,000 A Warrants, and 108,000 B Warrants at a price of $2.04. The underwriter's A and B Warrants are not redeemable and are exercisable only between October 30, 1992, and October 30, 1996, at an exercise price of $2.25 and $3.90, respectively, to acquire one share of Common Stock for each A and B Warrant exercised.

     L Warrants

     The Company will issue L Warrants to those persons who are holders of record of B Warrants on October 30, 1994, at the rate of one L Warrant for each B Warrant held. Each L Warrant entitles the holder to purchase one share of Common Stock at $6.00 through December 31, 1995, or at $8.00 thereafter through December 31, 1996.

     The L Warrants are subject to redemption by the Company at a price of $0.10 per L Warrant on 30 days' prior written notice if the closing bid price of the Common Stock of the Company as quoted on Nasdaq exceeds the L Warrant exercise price by at least 20% for 20 of 30 trading days during a period ending within 10 days of the notice of redemption. All L Warrants in any class must be redeemed if any L Warrant in that class is redeemed. L Warrants may be exercised during the 30 day period after notice of redemption has been given.

     X and Y Warrants

     The Company has issued and outstanding 697,000 X Warrants to purchase one share of Common Stock at an exercise price of $3.25-$4.00 and 3,000 Y Warrants to purchase one share of Common Stock at an exercise price of $4.00. Each X Warrant originally entitled the holder to purchase one share of Common Stock and one Y Warrant for $3.25 at any time through December 1, 1994. By action of the board of directors of the Company, holders of the X Warrants will be entitled to exercise such Warrants at the $3.25 exercise price on or before the date that is five business days after the effective date of the registration statement of which this prospectus is a part. If the closing bid quotation for the Company's Common Stock on Nasdaq is at least $4.25 for 10 of 15 consecutive trading days, the Company may notify all X Warrant holders of record that the period during which the X Warrants can be exercised at $3.25 per share will expire 30 days after the date of such notice. Each Y Warrant entitles the holder to purchase, at any time through December 15, 1995, one share of Company Common Stock for $4.00 per share. X Warrants not exercised at $3.25 during the above period, are exercisable through December 15, 1995, at an exercise price of $4.00 per share of Common Stock, with no additional Y Warrant issuable.

     The X and Y Warrants are subject to redemption by the Company during the Warrant exercise period at a redemption price of $0.10 per Warrant if at any time during the Warrant exercise period, the price of the Common Stock on the over-the-counter market, as quoted on Nasdaq, exceeds 150% of the applicable exercise price, for 20 consecutive trading days during a 30 day period ending within 10 days preceding the date of notice of redemption, or if not quoted on Nasdaq or listed on an exchange, as reported on the electronic bulletin board or, if not on the electronic bulletin board, on any other reliable medium of quotation. All outstanding X and Y Warrants must be redeemed if any are redeemed. Such Warrants may be exercised during the period after notice of redemption has been given and prior to the redemption date.

     C Warrants

     The Company currently has 658,105 C Warrants issued and outstanding. Up to an additional 65,811 C Warrants are issuable on the exercise of the 1994 Placement Agent Unit Warrant. Each C Warrant entitles the holder to purchase, at any time between October 31, 1994, and July 1, 1995, for an exercise price of $3.00, one share of Common Stock. After July 1, 1995, each C Warrant that has not been exercised will expire.

     The C Warrants are subject to redemption by the Company prior to the expiration of the applicable Warrant exercise period, provided, there is an effective Securities Act registration statement covering the issuance of the Common Stock, at a redemption price of $0.10 per Warrant. The C Warrants may be called for redemption at any time that the closing bid quotation for the Company's Common Stock exceeds $4.50 as quoted on Nasdaq during 10 consecutive trading days ending within 30 days preceding the date of notice of redemption, or if not quoted on Nasdaq or listed on an exchange, as reported on the electronic bulletin board or, if not on the electronic bulletin board, on any other reliable medium of quotation. The C Warrants may be exercised during the 30 day period after such notice of redemption has been given but, if not exercised, shall thereafter be redeemed.

     The C Warrants exercise period may be extended by action of the board of directors of the Company. Amendments to the C Warrants are permissible at the election of the board of directors so long as the amendments do not adversely affect the Warrant holder. Prior to exercise, holders of the C Warrants will not possess any rights as a shareholder of the Company solely by reason of holding such Warrants.

     The C Warrants may not be exercised in the absence of an effective registration statement under the Securities Act and registration or qualification under applicable state securities laws or an available exemption from such registration requirements pertaining to the shares issuable on exercise of the C Warrants. The Company has agreed to prepare and file a registration statement under the Securities Act and applicable blue sky laws.

     Options

     The Company has issued and outstanding options to purchase up to 1,280,500 shares of Common Stock at a weighted average exercise price of $1.99 per share, including options to purchase 1,182,000 shares of Common Stock at a weighted average exercise price of $1.86 per share of Common Stock issued to executive officers, directors and employees of the Company.

     As part of the offering to which this prospectus relates, the Company is offering up to 98,500 shares of Common Stock issuable on exercise of Option by unaffiliated parties with 50,000 shares of Common Stock issuable on exercise of Options at $3.69 per share, 18,500 shares of Common Stock issuable on exercise of Options at $4.00 per share, and 30,000 shares of Common Stock issuable on exercise of Options at $3.00 per share, together with such additional shares as may be issuable under applicable antidilution provisions.

     General

     Each of the foregoing warrants and options contain provisions that protect the holders thereof against dilution by adjustment in the number of shares of Common Stock purchasable on exercise of the warrants and options in certain events such as stock splits or stock dividends. In the event the number of warrant or option shares purchasable is increased, through the operation of the anti-dilution provisions, the exercise price will be reduced proportionately. Conversely, if the number of warrant or option shares purchasable is decreased, the exercise price will be increased proportionately.

Registrar and Transfer Agent

     The registrar and transfer agent of the Company's securities is Atlas Stock Transfer Corporation, 5899 South State Street, Salt Lake City, Utah 84107, telephone (801) 266-7151.

Shares Eligible for Future Sale; Registration Rights

     All of the Company's issued and outstanding shares of Common Stock, except 650,000 shares recently acquired by officers and directors upon exercise of their options, have either been issued pursuant to a registration statement or have been held for over three years and are, therefore, currently available for immediate sale, subject to compliance with Rule 144 by executive officers and directors of the Company.

     No holder of securities subject to such rights has exercised their registration rights with respect to the registration of Securities in connection with this offering.

                              SELLING SHAREHOLDERS
     The following table provides certain information, as of the date of this Prospectus, respecting the Selling Shareholders, the shares of securities held by them, to be sold, and to be held following the offering, assuming the sale by such Selling Shareholders of all 1,974,315 shares of Common Stock offered for cash. The total for each Selling Shareholder gives effect to the purchase of Common Stock on the conversion of all Preferred Stock and the exercise of all Warrants held by such Selling Shareholder.

                                                                     Securities
                                      ------------------------------------------------------------------------

                                              Now Owned                                    After Offering
                                      --------------------------                      ------------------------

Selling Shareholders                    Number       Percent(1)      To Be Sold        Number      Percent(1)
----------------------------------    -----------    -----------    -------------    ----------    -----------


Joe and David LaPorte
  1994 Preferred Stock                    20,000            1.5            20,000           --              --
  C Warrants                              10,000            1.5            10,000           --              --
                                          ------                           ------
  Total                                   30,000              *            30,000            --              --

Brian R. and Deborah Forsey
  1994 Preferred Stock                    12,500              *            12,500           --              --
  C Warrants                               6,250              *             6,250           --              --
                                          ------                          -------
  Total                                   18,750              *             18,750          --              --

Nisso Raul Franco
  1994 Preferred Stock                    34,000            2.6            34,000           --              --
  C Warrants                              17,000            2.6            17,000           --              --
                                          ------                           ------
  Total                                   51,000              *             51,000          --              --

Lawrence M. Hjermstad
  Common Stock(2)                         38,230              *                --       38,230               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000            -              --
                                         -------                          -------    ---------
  Total                                   56,230                           18,000       38,230              *

                                                                                        38,230
Wayne Canale
  1994 Preferred Stock                    44,000            3.3            44,000           --              --
  C Warrants                              22,000            3.3            22,000           --              --
  X Warrants                              20,000            2.9                --       20,000               *
                                          ------                       ----------       ------
  Total                                   86,000              *            66,000       20,000               *

Edward & Shari K. Hoppenrath
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
  X Warrants                               4,500              *                --        4,500               *
                                         -------                       ----------        -----
  Total                                   22,500              *            18,000        4,500               *

Kevin L. Spencer IRA
  1994 Preferred Stock                     6,000              *             6,000           --              --
  C Warrants                               3,000              *             3,000           --              --
                                           -----                            -----
  Total                                    9,000              *             9,000           --              --

PRS Investments
  1994 Preferred Stock                    22,530            1.7            22,530           --              --
  C Warrants                              11,265            1.7            11,265           --              --
                                          ------                           ------
  Total                                   33,795              *            33,759           --              --

Robert W. Hoffman(3)
  Common Stock                             3,900              *                --        3,900               *
  1994 Preferred Stock                    23,000            1.7            23,000           --              --
  C Warrants                              11,500            1.7            11,500           --              --
  X Warrants                              20,000            2.9                --       20,000               *
                                          ------                      -----------       ------
  Total                                   58,400              *            34,500       23,900               *

                                                                     Securities
                                      ------------------------------------------------------------------------

                                              Now Owned                                    After Offering
                                      --------------------------                      ------------------------

Selling Shareholders                    Number       Percent(1)      To Be Sold        Number      Percent(1)
----------------------------------    -----------    -----------    -------------    ----------    -----------


Joan Cacioppo
  1994 Preferred Stock                    10,000              *            10,000           --              --
  C Warrants                               5,000              *             5,000           --              --
  X Warrants                               5,000              *                --        5,000               *
                                         -------                       ----------        -----
  Total                                   20,000              *            15,000        5,000               *

Barney J. Cacioppo
  1994 Preferred Stock                    10,000              *            10,000           --              --
  C Warrants                               5,000              *             5,000           --              --
  X Warrants                               5,000              *                --        5,000               *
                                         -------                       ----------        -----
  Total                                   20,000              *            15,000        5,000               *

Richard J. and Mary M. Pulciani
  Common Stock                             7,000              *                --        7,000               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
  X Warrants                              10,000              *                --       10,000               *
  B Warrants(4)                           10,000              *                --       10,000               *
                                          ------                           ------       ------
  Total                                   45,000              *            18,000       27,000               *

Albert Vivo
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
                                         -------                          -------
  Total                                   18,000              *            18,000           --              --

Barry J. Gross and Lynn K.
 Gross(5)
  1994 Preferred Stock                   177,046           13.5           177,046           --              --
  C Warrants                              88,523           13.5            88,523           --              --
                                       ---------                         --------
  Total                                  265,569            1.9           265,569           --              --

Mark S. and Frances Ann Wagner
  1994 Preferred Stock                    37,500            2.8            37,500           --              --
  C Warrants                              18,750            2.8            18,750           --              --
                                          ------                           ------
  Total                                   56,250              *            56,250           --              --

Harry J. Aretakis M.D.P.C.
Pft S PL & TR
  1994 Preferred Stock                    25,500            1.9            25,500           --              --
  C Warrants                              12,750            1.9            12,750           --              --
                                          ------                           ------
  Total                                   38,250              *            38,250           --              --

Steve Aiello and Isabelle A.
 Aiello
  1994 Preferred Stock                    30,000            2.3            30,000           --              --
  C Warrants                              15,000            2.3            15,000           --              --
                                          ------                           ------
  Total                                   45,000              *            45,000           --              --

Joseph H. Call
  1994 Preferred Stock                    23,124            1.8            23,124           --              --
  C Warrants                              11,562            1.8            11,562           --              --
  X Warrants                              10,000            1.4                --       10,000               *
                                          ------                       ----------       ------
  Total                                   44,686              *            34,686       10,000               *

Dr. William G. Field
  Common Stock                            14,250              *                --       14,250               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --                --
                                         -------                          -------       ------              --
  Total                                   32,250              *            18,000       14,250               *

                                                                     Securities
                                      ------------------------------------------------------------------------

                                              Now Owned                                    After Offering
                                      --------------------------                      ------------------------

Selling Shareholders                    Number       Percent(1)      To Be Sold        Number      Percent(1)
----------------------------------    -----------    -----------    -------------    ----------    -----------


Donald Holtzman
  Common Stock(6)                        155,563            1.2                --      155,563             1.0
  1994 Preferred Stock                   147,140           11.2           147,140           --              --
  C Warrants                              73,570           11.2            73,570           --              --
                                        --------                         --------    ----------
  Total                                  376,273            2.8           220,710       155,563            1.0

Larry A. Papier
  1994 Preferred Stock(7)                 12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
  X Warrants                              20,000            2.9                --       20,000               *
                                          ------                       ----------       ------
  Total                                   38,000              *            18,000       20,000               *


Steven Tsengas
  Common Stock                            21,000              *                --       21,000               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000            -              --
  X Warrants                              10,000            1.4                --       10,000               *
                                          ------                       ----------       ------
  Total                                   49,000              *            18,000       31,000               *

Charles J. and Deborah A. Ehnot
  Common Stock(8)                         14,619              *                --       14,619               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
                                         -------                          -------       ------
  Total                                   32,619              *            18,000        14,619              *

K. Bruce Jones(9)
  Common Stock                            10,000              *                --       10,000               *
  1994 Preferred Stock                   200,000           15.2           200,000           --              --
  C Warrants                             100,000           15.2           100,000           --              --
  X Warrants                               5,000              *                --        5,000               *
                                       ---------         ------      ------------       ------
  Total                                  315,000            2.3           300,000       15,000               *
                                                                                        15,000

Ronald C. and Joy L. Tepner
  1994 Preferred Stock                    18,000            1.4            18,000           --              --
  C Warrants                               9,000            1.4             9,000           --              --
                                         -------                          -------
  Total                                   27,000              *            27,000           --              --

Robert M. Herber(10)
  Common Stock                             2,775              *                --        2,775               *
  1994 Preferred Stock                    24,000            1.8            24,000           --              --
  C Warrants                              12,000            1.8            12,000           --              --
                                          ------                           ------     --------
  Total                                   38,775              *            36,000        2,775               *

Ben J. Chilcutt
  Common Stock                            15,000              *                --       15,000               *
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
  X Warrants                              10,000            1.4                --        10,000            1.4
                                          ------                        ---------     ---------
  Total                                   43,000              *            18,000       25,000               *

Kenneth W. Dietz
  1994 Preferred Stock                     6,000              *             6,000           --              --
  C Warrants                               3,000              *             3,000           --              --
                                           -----                            -----
  Total                                    9,000              *             9,000           --              --

                                                                     Securities
                                      ------------------------------------------------------------------------

                                              Now Owned                                    After Offering
                                      --------------------------                      ------------------------

Selling Shareholders                    Number       Percent(1)      To Be Sold        Number      Percent(1)
----------------------------------    -----------    -----------    -------------    ----------    -----------


Daniel J. Kohn and Nancy Kohn
  Common Stock(7)                          3,000              *                --        3,000               *
  1994 Preferred Stock                    23,120            1.8            23,120           --              --
  C Warrants                              11,560            1.8            11,560           --              --
  X Warrants                              10,000            1.4                --       10,000               *
  B Warrants                               8,000              *                --        8,000               *
                                         -------                       ----------      -------
  Total                                   55,680              *            34,680       21,000

Barbara J. VanNorman-McGary
  1994 Preferred Stock                     5,000              *             5,000           --              --
  C Warrants                               2,500              *             2,500           --              --
  X Warrants                               2,000              *                --        2,000               *
                                           -----                         --------        -----
  Total                                    9,500              *              7,500        2,000              *

Josphine A. Kerr
  1994 Preferred Stock                    85,000            6.5            85,000           --              --
  C Warrants                              42,500            6.5            42,500           --              --
  X Warrants                              40,000            5.7                --       40,000               *
                                        --------                     ------------       ------
  Total                                  167,500            1.2           127,500       40,000               *

KRI Growth Stocks, Inc.
  1994 Preferred Stock                    24,000            1.8            24,000           --
  C Warrants                              12,000            1.8            12,000           --              --
  X Warrants                              10,000            1.4                --       10,000               *
                                          ------                       ----------       ------
  Total                                   46,000              *             36,000       10,000              *

Van Henry Archer, Jr.
  Common Stock                            47,000              *                --       47,000               *
  1994 Preferred Stock                     5,000              *             5,000           --              --
  C Warrants                               2,500              *             2,500            -              --
                                         -------                            -----    ---------
  Total                                   54,500              *             7,500       47,000               *

Lawrence W. McGary
  Common Stock                            10,000              *                --       10,000               *
  1994 Preferred Stock                     5,750              *             5,750           --              --
  C Warrants                               2,875              *             2,875           --              --
  X Warrants                              20,000            2.9                --       20,000               *
                                          ------                         --------       ------
  Total                                   38,625              *             8,625       30,000               *

Elva G. Rapanotti, D.D.S. P.C.
  1994 Preferred Stock                     6,000              *             6,000           --              --
  C Warrants                               3,000              *             3,000           --              --
                                           -----                            -----
  Total                                    9,000              *             9,000           --              --

Christopher Lloyd
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
                                         -------                          -------
  Total                                   18,000              *            18,000           --              --

Paul R. Yoder
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
                                         -------                          -------
  Total                                   18,000              *            18,000           --              --

Nancy B. Burghardt
  Common Stock(11)                         3,350              *                --        3,350               *
  1994 Preferred Stock                    10,000              *            10,000           --              --
  C Warrants                               5,000              *             5,000           --              --
                                         -------                          -------    ---------
  Total                                   18,350              *            15,000        3,350               *

                                                                     Securities
                                      ------------------------------------------------------------------------

                                              Now Owned                                    After Offering
                                      --------------------------                      ------------------------

Selling Shareholders                    Number       Percent(1)      To Be Sold        Number      Percent(1)
----------------------------------    -----------    -----------    -------------    ----------    -----------


Jean-Pierre Brault
  Common Stock(12)                        55,000              *                --       55,000               *
  1994 Preferred Stock                    48,000            3.6            48,000           --              --
  C Warrants                              24,000            3.6            24,000           --              --
  X Warrants                              10,000            1.4                --       10,000               *
                                          ------                       ----------    ---------
  Total                                  137,000              *            72,000       65,000               *

Robert G. Watt(13)
  1994 Preferred Stock                    24,000              *            24,000           --              --
  C Warrants                              12,000              *            12,000           --              --
  X Warrant                               10,000            1.4                --       10,000               *
                                         -------                       ----------       ------
                                          46,000              *            36,000       10,000               *

Green Cay LTD
  1994 Preferred Stock                    24,000            1.8            24,000           --              --
  C Warrants                              12,000            1.8            12,000           --              --
                                          ------                           ------
  Total                                   36,000              *            36,000           --              --

Paul C. Campbell and
Carolyn L. Campbell
  Common Stock                             5,000              *                --        5,000               *
  1994 Preferred Stock                     6,000              *             6,000           --              --
  C Warrants                               3,000              *             3,000           --              --
                                         -------                          -------    ---------
  Total                                   14,000              *              9,000        5,000              *

Harry Doyle
  1994 Preferred Stock                     6,000              *             6,000           --              --
  C Warrants                               3,000              *             3,000           --              --
                                           -----                            -----
  Total                                    9,000              *              9,000          --              --

Peter and Ruth Medding
  1994 Preferred Stock                    30,000            2.3            30,000           --              --
  C Warrants                              15,000            2.3            15,000           --              --
                                          ------                           ------
  Total                                   45,000              *            45,000           --              --

Malcolm G. and Lavern E. Thomas
  1994 Preferred Stock                    12,000              *            12,000           --              --
  C Warrants                               6,000              *             6,000           --              --
                                         -------                          -------
  Total                                   18,000              *            18,000           --              --

Totals
  Common Stock                           405,687            3.0                --      405,687             2.6
  1994 Preferred Stock                 1,316,210          100.0         1,316,210           --              --
  C Warrants                             658,105          100.0           658,105           --              --
  X Warrants                             221,500           31.8                --      221,500             1.4
  B Warrants(4)                           18,000            1.4                --       18,000               *
                                       ---------                         --------     --------
  Total                                2,619,502           16.7         1,974,315      645,187             4.1

*Less than one percent.
(1)       Percentage figures respecting the 1994 Preferred Stock and the C Warrants are based on 1,316,210 shares of 1994 Preferred
  Stock and 658,105 C Warrants issued and outstanding and held by the Selling Shareholders.  Percentage figures respecting the X
  Warrants and B Warrants are based on 697,000 X Warrants and 1,242,000 B Warrants issued and outstanding.  Percentage figures respecting the total securities now owned give effect to the conversion of all 1994 Preferred Stock and the exercise of all C and other Warrants by such Selling Shareholder. Percentage figures respecting the securities owned after the offering give effect to the conversion of all 1994 Preferred Stock and the exercise of all C  and other Warrants by all Selling Shareholders.
(2)       Figures respecting Common Stock include 21,775 shares held by Lawrence Hjermstad jointly with Dale L. Hjermstad; 14,455 shares held in broker accounts; and 2,000 shares held by Margaret G. Hjermstad.
(3)       Common Stock  and X Warrants held as trustee.

(4)       B Warrants, which expired by their terms on October 30, 1994, are being replaced by L Warrants pursuant to this offering.
(5)       Figures respecting the 1994 Preferred Stock include 25,020 shares held by Gary J. Gross IRA; 7,560 shares held by Lynn K.
  Gross IRA; 20,538 shares held by Garry J. Gross, trustee, PSP; 88,928 shares held by Barry J. Gross trustee EPP; 10,000 shares held by Barry J. Gross custodian for Lydia R. Gross UGMA; and 25,000 shares held jointly.  Figures respecting the C Warrants include 12,510 shares held by Garry J. Gross IRA; 3,780 shares held by Lynn K. Gross IRA; 10,269 shares held by Gary J. Gross, trustee, PSP; 44,464 shares held by Barry J. Gross trustee EPP; 5,000 shares held by Barry J. Gross custodian for Lydia R. Gross
  UGMA; and 12,500 shares held jointly.
(6)       Includes 48,146 shares held by Donald Holtzman; 100 shares held by Donald Holtzman as custodian for a minor child; 84,512 shares held by Elisa B. Holtzman, the sister of Donald Holtzman; 22,705 shares of Eliza Holtzman as custodian for a minor child;
  and 100 shares held by Linda Holtzman, the sister of Donald Holtzman.
(7)       Shares held of record but shareholder disclaims beneficial ownership.
(8)       Includes 4,499 shares owned by Charles Ehnot jointly with Deborah A. Ehnot; 8,000 shares owned by Charles Ehnot jointly with Charles J. Ehnot; 720 shares held by Deborah A. Ehnot as custodian for a minor child; and 1,400 shares owned solely by
  Charles Ehnot.
(9)       Common Stock held directly by K. Bruce Jones.
(10)      Includes 1,000 shares of Common Stock, 12,000 shares of 1994 Preferred Stock, and 6,000 C Warrants held as trustee.
(11)      Shares of Common Stock held jointly with George C. Burghardt.
(12)      Includes 48,000 shares held directly and 7,000 shares held as trustee.
(13)      Includes 12,000 shares of 1994 Preferred Stock and 6,000 C Warrants held as trustee.


                              PLAN OF DISTRIBUTION

Conversion of Preferred Stock

     Each share of Preferred stock may be converted into the applicable number of shares of Common Stock at any time at the election of the holder of the Preferred Stock by the delivery to the Company at its principal executive offices at Foreland Corporation, Union Terrace Office Bldg., 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019, of the certificate for the Preferred Stock to be converted, together with a written election to convert, indicating the number of shares to be converted, signed by the holder thereof.
Certificates representing the Preferred Stock to be converted need not be endorsed for transfer unless the certificate for the Common Stock to be issued is to be issued in a name difference from that in which the certificate for the Preferred Stock is registered. If less than the total number of shares represented by an individual certificate is to be converted, a new certificate of like tenor will be issued to the holder for the shares of Preferred Stock not converted. Certificates for the shares of Common Stock issued upon such conversion will be issued promptly following the conversion.

Exercise of Warrants and Options

     The Warrants and Options may be exercised, at the discretion of the Warrant holder or Option holder, by the delivery to the Company at its principal executive offices at Foreland Corporation, Union Terrace Office Bldg., 12596 West Bayaud, Suite 300, Lakewood, Colorado 80228-2019, of the Warrant or Option accompanied by an election of exercise and payment of the purchase price for each share of Common Stock purchased in accordance with the terms of such Warrant or Option. Payment on the exercise of Warrants must be made in the form of cash or check payable to the order of the Company.

     The Company will pay to securities broker-dealers that solicit the exercise of Warrants a commission of 7% of the exercise price of Warrants exercised by them, except that no commissions will be paid if, at the time of exercise, the Warrant exercise price is greater than the trading market price for the
Company's Common Stock.   Such soliciting broker-dealers may be deemed
"underwriters" within the meaning of the Securities Act, any commissions received by them may be deemed underwriting commissions under the Securities Act. Payment of such commission will be made within five business days after receipt by the Company of notice of exercise of the Warrant, the collection of good funds of all payments transmitted by check, and the acceptance of such exercise. In order to ensure compensation for Warrants exercised through broker-dealers, the documents relating to exercise of such Warrants must be transmitted to the Company through such broker-dealers.

Sale of Common Stock by Company

     The Company will offer up to 825,659 shares of Common Stock issuable for cash, upon cancellation of indebtedness, for services rendered, or for other consideration as determined by the board of directors. Such shares will be issued from time to time at such prices approximately equal to the bid price of the Company Stock, on the date of issuance, or at a discount therefrom, as the board of directors deems advisable. The shares will be offered through N. Thomas Steele, president and a director of the Company, who will participate in such offering in reliance on the exemption from being deemed a broker-dealer as set forth in rule 3a-4 as promulgated under the Securities Exchange Act of 1934, as amended, in those jurisdictions where sales by such persons are permitted.
No commissions, discounts, or other fees will be paid by the Company in connection with the offer and sale of such Common Stock. Officers and directors do not intend to purchase any of such shares.

     The total of 825,659 shares of Common Stock that may be sold directly by the Company includes the following: 10,000 shares to be issued for financial advisory and investor relations services rendered by unaffiliated persons, and 54,000 shares to Kanowa Petroleum, Inc., Gillette, Wyoming, and D&R Investments, Gillette, Wyoming, as partial consideration for the purchase by the Company from such persons of an oil and gas lease covering approximately 240 gross acres in the Eagle Springs Field in Nevada, with related equipment. The terms of the foregoing transactions were the result of arm's length negotiations.

Determination of Conversion, Exercise, Sales, and Prices

     The exercise prices of the Underwriter Units, Warrants, and Options were determined at the time of the issuance by the board of directors, based on the historical and future trading prices for the Common Stock in the over-the-counter market, the possible results of exploration in the Nevada Project, and the Company's anticipated need for additional capital. The terms of the foregoing securities were not determined through arm's length negotiations. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.")

     The conversion prices of the Preferred Stock were determined by the board of directors based on the anticipated marketability of the restricted Preferred Stock, the Company's need for additional financing, and the approximate trading price for Common Stock in the over-the-counter market at the time of issuing the Preferred Stock.

     The exercise prices of the Underwriter Units, Warrants, and Options and the conversion prices of the Preferred Stock bear no relationship to the assets, earnings, or book value of the Company or any other recognized criteria of value.

     The sales prices of the shares of Common Stock to be sold by the Company for cash, services, property, or on the exercise of options has been or will be determined by the board of directors from time to time at prices approximately equal to the price of the Company's common Stock at the time of the Transaction or at a discount therefrom, as the board of directs deems advisable and in the Company's best interest.

Sale of Common Stock by Selling Shareholders

     The Common Stock and the Warrant Shares to be sold by the Selling Shareholders may be sold by them from time to time directly to purchasers. Alternatively, the Selling Shareholders may, from time to time, offer the Common Stock or Warrant Shares for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Common Stock and Warrant Shares for whom they may act as agent. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock or Warrant Shares, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock or Warrant Shares by them and any discounts, commissions, or concessions received by any such dealers or brokers may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock or Warrant Shares may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The Company will pay expenses of this offering incident to the offering and sale of the Common Stock and Warrant Shares to the public other than commissions and discounts of dealers or brokers. The Company does not intend to enter into any arrangement with any securities dealer concerning solicitation of offers to purchase the Common Stock or Warrant Shares.

Determination of Offering Price

     With respect to the shares of Common Stock offered for cash sale or upon cancellation of indebtedness or for services rendered, such shares shall be issued from time to time at such prices approximately equal to the bid price of the Company's Common Stock on the date of issuance, and upon such terms as the board of directors deems advisable in the Company's best interest at the time of issuance.

                             LEGALITY OF SECURITIES

     The law firm of Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, counsel to the Company, has rendered an opinion that the shares of Common Stock and Warrants issuable pursuant to this prospectus will be, when issued, legally issued, fully paid, and nonassessable under the Nevada corporation laws. Members of such firm own beneficially or share voting, dispositive, and investment authority over less than 0.5% of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1993, and the year then ended included in this Prospectus have been audited by Hein + Associates LLP certified public accountants, as stated in their report, and have been so included in reliance on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Company as of December 31, 1992, and the two years then ended included in this Prospectus have been audited by Barker & Folsom, certified public accountants, as stated in their reports, and have been so included in reliance on the authority of such firm as experts in accounting and auditing.

     The estimates of oil and gas reserves of the Company respecting its Texas Properties are included herein in reliance upon the authority of Ehnot Engineering Company, independent petroleum engineers, Arlington, Texas, in reliance on their authority as experts in petroleum engineering.

                              CERTAIN DEFINITIONS

     The following terms related to the oil and gas industry are used throughout this Prospectus.

     Area of mutual interest. An area identified by joint partners in which they agree to share, on a specified basis, lease acquisitions, exploration, science, drilling costs, and production, if any.

     Basin. A natural water-filled depression on the earth's surface in which sediments are collected over millions of years.

     Completion. The work required after drilling a successful well to make the well ready for production.

     Completion cost. The additional cost incurred after a well has been drilled to total depth and; tested in order to make the well ready for production.

     Drill stem test. A test conducted during the drilling process to test a potential producing formation. The drill string is pulled out of the hole, the drill bit is removed, and a special testing device attached to the end of the drill string before lowering it back into the hole. Information is then collected on the amount and quality of formation fluids recovered and the accompanying pressures to assist in determining whether or not the zone can be commercially produced.

     Dry hole cost. The cost of drilling a well to total depth, testing, and plugging and abandoning the test as a dry hole, as opposed to completing the well for production.

     Exploratory well. A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

     Fee mineral interest. The ownership of all rights to minerals (including oil and gas) as they naturally occur in place at or below the surface of the land. Ownership of the mineral interest includes the right to make reasonable use of the surface to explore for and produce minerals.

     Formation. A layer of rock having characteristics that are distinct and recognizable. Formations can range in thickness from a few feet to hundreds of feet.

     Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to an individual geological structural feature and/or stratigraphic condition.

     Gravity. A measurement of the density of liquid oil that is inversely related to specific gravity. The higher the oil gravity, the lighter the oil.

     Gross well or Acre. A well or acre in which the working interest is owned. The number of gross wells is the total wells in which a working interest is owned, whether it is a small working interest or 100% of the working interest.

     Lease. A contract by which the owner of the mineral rights to a property conveys to another party the exclusive right to explore for and develop oil on the property for a specified period of time.

     Lifting costs. Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities, and other costs of operating and maintaining those wells and related equipment and facilities.

     Net well or acre. A net well or acre is deemed to exist when the sum fractional ownership working interests in gross wells or acres equals one.

     Operator. The working interest owner responsible for the drilling, completion, and production operations of a well and the physical maintenance of the leased property.

     Overriding royalty interest. An interest in an oil and gas property entitling the owner to a share of oil and gas production free of costs of production.

     Plugged and abandoned. The process of setting cement plugs in a dry hole or a producing well if it is no longer economically productive.

     Present value of estimated future net revenues. Estimated future net revenues discounted at a rate of 10% per year.

     Productive well. A well that is producing oil or gas or that is capable of production.

     Proved reserves. The estimated quantities of oil, gas, and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Reservoir rock. Any rock having enough porosity to contain appreciable hydrocarbons.

     Seismic surveying. The procedure of sending pulses of sound from the surface and recording the echoes reflected back to the surface. By estimating the speed at which sound travels through various layers or formations of rock, it is possible to estimate the depth of the reflecting surface and to infer the structure of the reflecting formation.

     Show. An indication of oil or gas observed and recorded during the drilling of a well.

     Source rock. Sedimentary rock containing organic carbon. After being subject to high temperatures and pressures, the organic material can be transformed to hydrocarbons which are then usually expelled from the source rock to surrounding porous rock formations.

     Trap. A natural configuration of layers of rock in which non-porous or impermeable rocks act as a barrier to the natural buoyant flow of hydrocarbons up through reservoir rock.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production from the property the interest covers.

     Well spacing or spacing unit. The size (amount of surface area) of a parcel of land on which only one producing well is permitted to be drilled to a specific reservoir. It is intended that the single well should drain, or should nearly drain, all of the recoverable oil or gas from the area of the reservoir that lies within the spacing unit. Well spacing is regulated by the state in which the well is situated, based on an engineering evaluation of the reservoir characteristics.

                     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




                                                                            PAGE

     Independent Auditors' Reports                                          F-2

     Consolidated Balance Sheets - As of December 31, 1992 and 1993,
     and September 1994 (Unaudited)                                         F-4

     Consolidated Statements of Operations - For the Years Ended December 31, 1991,1992, and 1993, and the Nine Months Ended September 30, 1993
     and 1994 (Unaudited)                                                   F-5

     Consolidated Statement of Stockholders' Equity - For the Period from
     January 1, 1991 through September 30, 1994 (Unaudited)                 F-6

     Consolidated Statements of Cash Flows - For the Years Ended December
     31, 1991, 1992, and 1993, and the Nine Months Ended September 30,
     1993 and 1994 (Unaudited)                                              F-8

     Notes To Consolidated Financial Statements                             F-9

                            INDEPENDENT AUDITOR'S REPORT





Board of Directors
Foreland Corporation and Subsidiaries



     We have audited the accompanying consolidated balance sheet of Foreland Corporation and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Foreland Corporation and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As discussed in Note 2 to the financial statements, the Company has suffered losses from inception, and anticipates the need for additional cash to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.



HEIN + ASSOCIATES LLP


Denver, Colorado
March 9, 1994

                           INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and Stockholders of Foreland Corporation



     We have audited the accompanying consolidated balance sheets of Foreland Corporation and its subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material aspects, the financial position of Foreland Corporation and its subsidiary as of December 31, 1992 and 1991, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that Foreland Corporation will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BARKER & FOLSOM
Certified Public Accountants

Ogden, Utah
June 18, 1993

                                                  FORELAND CORPORATION AND SUBSIDIARIES

                                                       CONSOLIDATED BALANCE SHEETS
                                                  DECEMBER 31,               SEPT. 30,
                                       ---------------------------------------------------

                                             1992             1993             1994
                                       ----------------  --------------- -----------------

                                                                            (unaudited)
                               ASSETS
                               ------

CURRENT ASSETS:
     Cash and cash equivalents                $ 239,172         $958,473        $1,589,269
     Marketable securities                      189,911          186,707                 -
     Accounts receivable - trade, less
          allowance of $32,025, $-0-,
          and  $-0-, respectively                11,789          232,671           565,022
     Note receivable, less allowance of
          $54,489, $-0-, and  $-0-,
          respectively                          150,000           83,333                 -
     Advances to officer                          4,137          179,830             5,071
     Inventory                                   40,612           96,476           130,947
     Prepaid expenses and other                  83,413           15,531            10,376
                                       ----------------  ----------------   --------------
          Total current assets                  719,034        1,753,021         2,300,685

PROPERTY AND EQUIPMENT, at cost:
     Oil and gas properties, under the        2,786,095        5,797,010         4,697,820
          successful efforts method
     Other property and equipment                35,855          114,469           128,584
                                       ----------------  ----------------   --------------
                                              2,821,950        5,911,479         4,826,404
     Less accumulated depreciation,
          amortization and depletion          (816,650)      (1,173,326)         (684,539)
                                       ----------------  ---------------    --------------
                                              2,005,300        4,738,153         4,141,865

OTHER ASSETS                                     76,548          105,269           113,788
                                       ----------------  ---------------    --------------

TOTAL ASSETS                                $ 2,800,882      $ 6,596,443      $  6,556,338
                                       ================  =============== =================

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------

CURRENT LIABILITIES:
     Accounts payable and accrued           $    30,808     $    753,454      $    920,659
          expenses
     Officers' salaries payable                 326,669          321,587           346,455
     Convertible promissory notes               325,000               --                --
                                       ----------------  ---------------   ---------------
          Total current liabilities             682,477        1,075,041         1,267,114

LONG-TERM DEBT                                        -                -           400,000

COMMITMENTS AND CONTINGENCIES (Notes 2,
3, 7, 8, and 10)

STOCKHOLDERS' EQUITY:
     Preferred stock, $.001 par value,
          5,000,000 shares authorized:
          1991 Convertible Preferred
          Stock, 524,600, 74,600, and
          40,000 shares issued and
          outstanding, respectively,
          liquidation preference $1.25
          per share                                 525               75                40
          1993 Convertible Preferred
          Stock, 0, 4,000, and 4,000
          shares issued and outstanding,
          respectively, liquidation
          preference $5.00 per share                  -                4                 4
          1994 Convertible Preferred
          Stock, 0,0, and 1,316,210
          sharesissued and outstanding,
          respectively, liquidation
          preference $2.00 per share                  -                -             1,316
     Common stock, $.001 par value,
          50,000,000 shares authorized;
     9,212,284, 12,692,106, and
          13,515,206 shares issued,
          respectively                            9,220           12,692            13,515
     Additional paid-in capital              11,231,511       18,232,193        21,890,325
     Treasury stock at cost, 0, 0, and
     72,354 shares, respectively                      -                -         (153,752)
     Less note and stock subscriptions
     receivable                               (218,046)        (240,503)       (1,311,300)
     Accumulated deficit                    (8,904,805)     (12,483,059)      (15,550,924)
                                       ----------------  ---------------   ---------------
          Total stockholders' equity         2,118,405        5,521,402         4,889,224
                                       ----------------  ---------------   ---------------
TOTAL LIABILITIES AND
STOCKHOLDERS'EQUITY                      $    2,800,882   $    6,596,443    $    6,556,338
                                       ================   ==============   ===============

     See accompanying notes to these consolidated financial statements.

                        FORELAND CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   NINE MONTHS
                                                                                      ENDED
                                          FOR THE YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                  -----------------------------------------   -------------------------

                                  1991           1992            1993          1993            1994
                                  --------       ---------       -------- --------------  --------------
                                                                            (Unaudited)    (Unaudited)
REVENUES:
     Oil sales                $    309,680     $    57,521    $    75,748    $    53,631    $    325,935
     Well service sales            174,690          22,716         21,589         35,230          23,971
     Other income, net             (13,790)         94,420         90,543         57,525          45,659
                            --------------  -------------- -------------- --------------  --------------
          Total revenues           470,580         174,657        187,880        146,386         395,565

EXPENSES:
     Oil and gas production        205,831          33,298         59,023         56,867         316,680
     Oil and gas exploration       358,576         416,260        860,214        345,937         705,870
     Well service costs             51,537          11,292         10,947          3,366           1,054
     Dry hole and
     abandonment costs             625,558         261,331      1,389,728        864,961         893,487
     General and
     administrative                997,826         680,501        655,985        412,285         770,551
     Loss on sale of assets              -               -              -              -         434,521
     Compensation - below
     market options                      -               -        320,000        320,000           3,125
     Bad debt allowance            110,000         333,118              -              -           8,797
     Depreciation,depletion,
     and amortization              149,524          60,194        356,676         67,864         269,637
     Interest expense               36,322          54,761        113,561        104,619          59,708
                            --------------  -------------- -------------- --------------  --------------
                                 2,535,174       1,850,755     3,766,134       2,175,899       3,463,430
                            --------------  -------------- -------------- --------------  --------------
LOSS BEFORE MINORITY
     INTEREST                  (2,064,594)     (1,676,098)    (3,578,254)    (2,029,513)     (3,067,865)

MINORITY INTEREST                  85,636              --             --             --              --
                            --------------  -------------- -------------- --------------  --------------
NET LOSS                      $(1,978,958)    $(1,676,098)   $(3,578,254)   $(2,029,513)    $(3,067,865)
                            ==============  ============== ============== ==============  ==============

NET LOSS PER COMMON SHARE          $ (.29)    $     (.19)    $      (.34)   $      (.21)    $      (.24)
                            ==============  ============== ============== ==============  ==============

WEIGHTED AVERAGE NUMBER OF
     COMMON SHARES
     OUTSTANDING                 6,901,000       8,649,000     10,405,000      9,753,000      12,825,000
                             =============  ============== ============== ==============  ==============

     See accompanying notes to these consolidated financial statements.

                        FORELAND CORPORATION AND SUBSIDIARIES

                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
             FROM JANUARY 1, 1991 THROUGH SEPTEMBER 30, 1994 (UNAUDITED)

(note-for presentation purposes, the following table has been divided into two parts.  The column "stockholder's equity" in the second part tabulates entire rows from both parts.)

                                                                                        ADDITIONAL
                                                                                         PAID-IN
                                        PREFERRED STOCK           COMMON STOCK
                                        ---------------           ------------

                                       SHARES     AMOUNT       SHARES       AMOUNT       CAPITAL
                                       ------     ------       ------       ------       -------


BALANCES, January 1, 1991                     -      $    -    6,346,962  $    6,347     $6,255,557
     Stock issued for compensation        4,600           5       14,800          15         28,855
     Exercise of common stock
     options                                  -           -       67,871          68        101,740
     Sale of common stock, net of
     offering costs                           -           -    1,242,000       1,242      1,969,858
     Sale of preferred stock, net
     of offering costs                  910,000         910            -           -        972,044
     Common stock issued to
     purchase minority interest               -           -      775,857         775      1,172,707
     Waived executive compensation            -           -            -           -         90,000
     Net loss                                 -           -            -           -              -
                                    ----------- ----------- ------------ ------------ --------------
BALANCES, December 31, 1991             914,600         915    8,447,490       8,447     10,590,761
     Stock issued for compensation            -           -       40,000          40         56,210
     Preferred exchanged for common   (390,000)       (390)      390,000         390              -
     Underwriter warrants to common           -           -       72,000          72         89,928
     Costs of capital offering
     costs                                    -           -            -           -        (7,492)
     Exercise of option                       -           -       15,000          15         14,985
     Conversion of notes payable
     and accrued interest                     -           -       65,000          65        100,810
     Exercise of preferred warrants           -           -      196,000         196        296,304
     Common stock canceled                    -           -      (4,781)         (5)              5
     Waived executive compensation            -           -            -           -         90,000
     Payment of note receivable               -           -            -           -              -
     Accrued interest                         -           -            -           -              -
     Net loss                                 -           -            -           -              -
                                    ----------- ----------- ------------ ------------ --------------
BALANCES, December 31, 1992             524,600         525    9,220,709       9,220     11,231,511
     Stock issued for compensation            -           -        5,000           5         10,933
     Preferred stock exchanged for
          common                      (450,000)       (450)      450,000         450              -
     Redemption of shares                     -           -         (93)           -          (250)
     Preferred stock offering           700,000         700            -           -      3,125,842
     Conversion of promissory notes
          to common                           -           -      162,500         163        324,837
     Conversion of preferred to
          common                      (696,000)       (696)    1,392,000       1,392          (696)
     Exercise of preferred warrants           -           -      217,000         217        379,533
     Exercise of Class A warrants             -           -    1,241,990       1,242      2,793,236
     Exercise of X warrants                   -           -        3,000           3          9,747
     Waived executive compensation            -           -            -           -         37,500
     Accrued interest                         -           -            -           -              -
     Options issued below market              -           -            -           -        320,000
     Net loss                                 -           -            -           -              -
                                    ----------- ----------- ------------ ------------ --------------


BALANCES, December 31, 1993              78,600          79   12,692,106      12,692     18,232,193
     Preferred stock exchanged for
     common (unaudited)                (34,600)        (35)       34,600          35              -
     Stock issued for promissory
     notes(unaudited)                         -           -      701,900         702      1,115,598
     Exercise of options
     (unaudited)                              -           -       86,600          86        178,114
     Stock issued below market
          (unaudited)                         -           -            -           -         24,366
     Preferred stock offering
          (unaudited)                 1,316,210       1,316            -           -       2,340,05
     Receipt of payment of notes
     for stock (unaudited)                    -           -            -           -              -
     Return of stock for tax
     liability (unaudited)                    -           -            -           -              -
     Accrued interest (unaudited)             -           -            -           -              -
     Net loss (unaudited)                     -           -            -           -              -
                                    ----------- ----------- ------------ ------------ --------------
BALANCES, September 30, 1994
(unaudited)                           1,360,210      $1,360   13,515,206    $ 13,515   $21,890,325
                                    =========== =========== ============ ============  =============

                                       ACCUMULATED        TREASURY STOCK      SUBSCRIPTIONS    STOCKHOLDERS'
                                                          --------------

                                         DEFICIT       SHARES      AMOUNT      RECEIVABLE         EQUITY
                                         -------       ------      ------      ----------         ------


BALANCES, January 1, 1991                $(5,249,749)  (73,219)   $(274,571)       $(82,745)         $654,839
     Stock issued for ompensation                   -         -            -               -           28,875
     Exercise of common stock
     options                                        -         -            -               -          101,808
     Sale of common stock, net of
     offering costs                                 -         -            -               -        1,971,100
     Sale of preferred stock, net
     of offering costs                              -         -            -       (123,421)          849,533
     Common stock issued to
     purchase minority interest                     -    73,219      274,571               -        1,448,053
     Waived executivecompensation                   -         -            -               -           90,000
     Net loss                             (1,978,958)         -            -               -       (1,978,958)
                                     ---------------- ----------  ---------- -----------------  -------------
BALANCES, December 31, 1991               (7,228,707)         -            -       (206,166)        3,165,250
     Stock issued for compensation                  -         -            -               -           56,250
     Preferred exchanged for common                 -         -            -               -                -
     Underwriter warrants to common                 -         -            -               -           90,000
     Costs of capital offering
     costs                                          -         -            -               -          (7,492)
     Exercise of option                             -         -            -               -           15,000
     Conversion of notes payable
     and accrued interest                           -         -            -               -          100,875
     Exercise of preferred warrants                 -         -            -               -          296,500
     Common stock canceled                          -         -            -               -                -
     Waived executive compensation                  -         -            -               -           90,000
     Payment of note receivable                     -         -            -          15,000           15,000
     Accrued interest                               -         -            -        (26,880)         (26,880)
     Net loss                             (1,676,098)         -            -               -      (1,676,098)
                                     ---------------- ----------   --------- -----------------   ------------
BALANCES, December 31, 1992               (8,904,805)         -            -       (218,046)        2,118,405
     Stock issued for compensation                  -         -            -               -           10,938
     Preferred stock exchanged for
          common                                    -         -            -               -                -
     Redemption of shares                           -         -            -               -            (250)
     Preferred stock offering                       -         -            -               -        3,126,542
     Conversion of promissory notes
          to common                                 -         -            -               -          325,000
     Conversion of preferred to
          common                                    -         -            -               -                -
     Exercise of preferred warrants                 -         -            -               -          379,750
     Exercise of Class A warrants                   -         -            -               -        2,794,478
     Exercise of X warrants                         -         -            -               -            9,750
     Waived executive compensation                  -         -            -               -           37,500
     Accrued interest                               -         -            -        (22,457)         (22,457)
     Options issued below market                    -         -            -               -          320,000
     Net loss                             (3,578,254)         -            -               -       (3,578,254)
                                     ---------------- --------------  ------ -----------------   -------------
BALANCES, December 31, 1993              (12,483,059)         -            -       (240,503)        5,521,402
     Preferred stock exchanged for
     common (unaudited)                             -         -            -               -                -
     Stock issued for promissory
     notes(unaudited)                               -         -            -     (1,116,300)                -
     Exercise of options
     (unaudited)                                    -         -            -               -          178,200
     Stock issued below market
          (unaudited)                               -         -            -               -           24,366
     Preferred stock offering
          (unaudited)                               -         -            -               -        2,341,370
     Receipt of payment of notes
     for stock (unaudited)                          -         -            -          63,800           63,800
     Return of stock for tax
     liability (unaudited)                          -    72,354    (153,752)               -        (153,752)
     Accrued interest (unaudited)                   -         -            -        (18,297)         (18,297)
     Net loss (unaudited)                 (3,067,865)         -            -     (3,067,865)
                                     ---------------- ----------  ---------- ----------------   -------------
BALANCES, September 30, 1994
(unaudited)                             $(15,550,924)    72,354   $(153,752)    $(1,311,300)   $    4,889,224
                                      ===============  ========   ========== ===============   ===============

     See accompanying notes to these consolidated financial statements.

                        FORELAND CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FOR THE YEARS ENDED                 NINE MONTHS ENDED
                                                       DECEMBER 31,                       SEPTEMBER 30,
                                               ----------------------------------        ---------------------

                                              1991          1992         1993          1993          1994
                                          ------------ --------------------------  ------------- -------------

                                                                                    (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                $(1,978,958)  $(1,676,098) $(3,578,254)   $(2,029,513)  $(3,067,865)
Adjustments to reconcile net loss to
net cash used in operating activities:
     Depreciation, depletion and
     amortization                              149,524        60,194      356,676         67,864       269,637
     Bad debt allowance                        110,000       246,604            -              -         8,797
     Waived executive compensation              90,000        90,000       37,500         37,500             -
     Other income (loss)                        26,939      (16,884)            -              -             -
     Lease abandonment and dry hole costs      466,611       261,331            -        864,961       790,170
     Issuance of stock for services             28,875        56,250       10,938         10,938             -
     Accrued note receivable interest                -      (23,506)     (22,457)       (15,957)      (18,297)
     Minority interest                        (69,547)             -                           -             -
     Below market stock options                      -             -      320,000        320,000        24,366
     Loss on sale of assets                          -             -            -                      434,521
     Changes in operating assets and
     liabilities:
       (Increase) decrease in:
          Accounts receivable                 (92,021)       110,318    (220,882)      (333,788)     (341,148)
          Advances to officer                        -         4,137    (175,693)      (189,815)       174,759
          Inventory                             25,355             -     (55,864)      (138,279)      (34,471)
          Prepaids and other                    81,548      (30,203)       63,551         25,655         5,155
       Increase (decrease) in:
          Accounts payable                     101,831     (264,443)      722,646        503,283        13,453
          Salaries payable                      52,881        88,587      (5,082)         35,134        24,868
                                          ------------ ------------- ------------  ------------- -------------
     Net cash used in operating            (1,006,962)   (1,093,713)  (2,546,921)      (842,017)   (1,716,055)
     activities

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities        (2,021,100)             -      189,911      (186,798)           ---
  Proceeds from sale of marketable
  securities                                   498,240     1,351,000    (186,707)        189,911       186,707
  Proceeds from sale of property and
  equipment                                    200,000             -            -              -             -
  Additions to oil and gas properties        (791,918)     (641,862)  (3,009,154)    (2,449,963)     (947,814)
  Purchase of other property                  (20,908)      (26,601)     (80,375)       (36,865)      (22,634)
  Proceeds from note receivable                    --            --        66,666         66,666        83,333
                                          ------------ ------------- ------------  ------------- -------------
     Net cash (used in) provided by
     investing activities                  (2,135,686)       682,537  (3,019,659)    (2,417,049)     (700,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of stock, net           2,944,054       (7,492)    3,126,542      3,126,542     2,341,370
  Proceeds from exercise of warrants
  and options                                        -       401,500    3,183,978        901,742       178,200
  Proceeds from sale of assets                       -             -            -              -        63,889
  Payment of long-term debt and
  promissory notes                             (5,356)      (20,000)            -              -             -
  Issuance of stock for interest on
  convertible notes                                  -       100,875            -              -             -
  Receipt of note payment for stock                  -             -            -              -        63,800
  Increase in restricted cash                        -             -     (24,389)       (24,000)             -
  Redemption of shares and debenture         (110,465)             -        (250)          (250)             -
  Proceeds from long-term debt                       -             -          --             --        400,000
                                          ------------ ------------- ------------  ------------- -------------
     Net cash provided by financing
     activities                              2,828,233       474,883    6,285,881      4,004,034     3,047,259
                                           ----------- ------------- ------------  ------------- -------------

INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                (314,415)        63,707      719,301        744,968       630,796

CASH AND CASH EQUIVALENTS, beginning
of year                                        489,880       175,465      239,172        239,172       958,473
                                          ------------- ------------ ------------  ------------- -------------
CASH AND CASH EQUIVALENTS, end of year        $175,465      $239,172     $958,473       $984,140    $1,589,269
                                          ============ ============= ============  ============= =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
     Cash paid for interest                    $36,322       $18,279     $      -     $        -    $        -
                                          ============ ============= ============  ============= =============

     Non-cash investing and financing
     activities                                 $    -            -       $22,457        $16,139       $18,297
                                          ============= ============ ============  ============= =============

     Notes payable and accrued
     interest converted to common
     stock                                      $    -      $100,875     $325,000         $    -        $    -
                                          ============= ============ ============  =============  ============


       See accompanying notes to these consolidated financial statements.

                        FORELAND CORPORATION AND SUBSIDIARIES

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information for the Period Subsequent to December 31, 1993, is Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


Business Organization and Purpose - Foreland Corporation (Foreland) was incorporated in Nevada in 1985 to engage in oil exploration. Activities to date have focused primarily in north-central Nevada.

Principles of Consolidation - The consolidated financial statements include the accounts of Foreland and its wholly-owned subsidiaries, Krutex Energy Corporation (Krutex), and Eagle Springs LLC (Eagle Springs) collectively referred to as the Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Oil and Gas Properties - The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

Costs of exploratory wells in progress are capitalized and excluded from depletion until such time as proved reserves are established or impairment is determined, generally not greater than one year from completion of drilling.

On sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Other Property and Equipment - Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives (ranging from 3 to 10 years) of the respective assets. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

Marketable Securities - Marketable securities are recorded at the lower of cost or market. The cost of marketable securities sold is determined on the average cost method and realized gains or losses are reflected in the statement of operations. Dividend and interest income are accrued as earned.

Marketable securities and unrealized gains consists of the following as of December 31, 1993:

Cost basis                                          $187,000
Market value                                         190,000
                                                  ----------
Unrealized gain                                       $3,000
                                                  ==========

Inventory - Inventory, which consists primarily of tubular goods and oil field materials and supplies is stated at the lower of cost (average cost method) or market.

Income Taxes - In fiscal 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which changed the criteria for measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the accompanying financial statements. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined, based on the difference between the financial statements and tax base of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Loss Per Share - The net loss per share calculation was based on the weighted average number of shares outstanding during the period. Options and warrants outstanding have been excluded from the net loss per share calculation inasmuch as the effect would be antidilutive.

Cash Equivalents- For purposes of the statements of cash flows, the Company considers all instruments purchased with an original maturity of three months or less to be cash equivalents.

Unaudited Interim Information - The balance sheet as of September 30, 1994 and the statements of operations for the nine months ended September 1993 and 1994 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of September 30, 1994 and the results of operations for the nine months ended September 30, 1993 and 1994. The results of operations for the interim periods presented are not necessarily indicative of those to be expected for the year.

2.   BASIS OF PRESENTATION:

The accompanying consolidated financial statements have been prepared on the going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered cumulative losses of approximately $15,550,924 since inception, and the ability of the Company to continue as a going concern is dependent on its ability to successfully develop its oil and gas properties and ultimately achieve profitable operations.

Management's plans in this regard are as follows:

The Company will continue to seek cash proceeds from the exercise of options and warrants currently outstanding and from the sale of additional common stock, preferred stock, warrants, or other securities for cash. If inadequate funds are received from security offerings, the Company will seek required operating capital through interim debt financing, the farmout of drilling prospects, the sale of leases, or drilling prospects or exploration rights on specific prospects, the sale of geological and geophysical data gathered by the Company since 1985 in Nevada, or through other means. The Company has previously attempted to retain a large percentage interest in drilling prospects in lieu of an initial cash payment in negotiating for exploration funds or the sale of individual prospects, but in the future the Company may negotiate for a reduced retained percentage interest in a prospect in an effort to obtain an initial cash payment. There is no assurance that any such efforts would be successful.

Officers, directors and key employees have advised the Company in writing that they would agree to continue to defer a portion of their salaries if necessary for the Company to continue.

The Company will continue to rely on funding its exploration drilling program and on spreading the risk inherent in this type of drilling by entering into drilling partnerships with others. In order to fund a continued drilling program, the Company may need to dispose of partial interests in its existing projects, raise additional capital through continued sale of securities, or sponsor oil and gas investor participation programs. The Company is continuing with negotiations with various other exploration firms to fund additional drilling in Nevada, but there is no assurance that arrangements can be reached on terms acceptable or favorable to the Company.

While the Company anticipates future oil revenues from its Eagle Springs, Tomera Ranch and Willow Creek discoveries, there is no assurance that the Company's operating requirements will be satisfied.

The Company believes that its present financial resources, along with intended continuous sale of securities throughout 1994 will enable it to meet its requirements for capital and liquidity through the end of 1994. The Company's liquidity requirements thereafter are not presently known inasmuch as they are substantially dependent on the results of drilling in Nevada.

3.   RELATED PARTY TRANSACTIONS:

The Company owed $326,669, $321,587, and $346,455 in salaries and interest to its officers and directors at December 31, 1992 and 1993, and September 30, 1994, respectively.

In June 1991, the Company loaned an officer and director, and a former officer and director, an aggregate of $123,421, repayable with interest at the prime rate and collateralized by a pledge of the obligation of the Company to such persons for accrued but unpaid back salaries of approximately $156,720.
Proceeds from these loans were used to purchase $100,000 in preferred stock and Warrants and to pay $23,421 in interest and principal on the notes due Krutex on the purchase from it of the Company's common stock. The notes were originally due in June 1992, but the Company has agreed not to seek $202,809, including additional advances and accrued interest, payment of the notes until back salaries owed these individuals (totaling $211,930 at December 31, 1993) are paid. At December 31, 1993, $202,809, including accrued interest, was due under the notes.

Although the Board approved compensation of $90,000 annually for the Company's former president, due to a lack of operating profitability, he waived his compensation. However, the waived compensation was recorded as an expense and offset to paid-in capital. Effective May 19, 1993, the former president resigned as president of the corporation, but still retains his position as chairman of the Board of Directors.

In May 1993, in connection with the Company's move to Denver, Colorado, the Company agreed to: 1) pay for all relocation expenses incurred by the president; 2) pay the president's mortgage payments and maintenance costs on his former residence; 3) grant the president options to purchase 72,000 shares of the Company's common stock at $1.50 per share; 4) guarantee a minimum sales price of $375,000 on his former residence; and 5) advance the president up to $175,000. In September 1994, the Company sold the residence and received approximately $290,000 net of selling costs and recognized a loss on the transaction of approximately $85,000.

4.   STOCKHOLDERS' EQUITY:

1991 Offering - During November 1991, the Company received net proceeds of $1,971,100 from a public offering of 4,600 units. Each unit consists of 270 shares of common stock, 270 A warrants to purchase common stock at $2.25 per share, and 270 B warrants to purchase common stock at $3.90 per share. The warrants are exercisable through October 30, 1994, unless earlier called for redemption for $.10 per warrant if the NASDAQ price for Foreland's common stock exceeds $2.70 per share in the case of A warrants, and $4.68 per share in the case of B warrants.

In conjunction with 1991 common stock offering, the Company issued to the underwriter for $100, 400 underwriter unit warrants consisting of 108,000 Class A warrants, 108,000 Class B warrants, and 108,000 shares of common stock. The underwriter's unit warrants are priced at 110% of the initial public offering price of $1.85 per share, or $2.04 per share. Warrants can be exercised at the price of $2.25 per share for Class A warrants and $3.90 per share for Class B warrants.

On July 23, 1993, Foreland notified holders of its Class A warrants that Foreland would redeem the warrants at $.10 each if not exercised by October 1, 1993. During 1993, the holders of Class A warrants purchased 1,241,990 shares of common stock at $2.25 per share for total proceeds of $2,794,478.

1991 Preferred Stock Offering - During 1991, the Company sold 910,000 shares of preferred stock in a private placement at $1.25 per share for net proceeds of $972,954. The purchasers of preferred stock also received two-year warrants (the 1991 warrants) to purchase an aggregate of 455,000 shares of common stock at $1.50 per share during the first year and $1.75 per share during the second year. The sales agent for the private placement received warrants to purchase an aggregate of 73,000 shares of common stock at $1.25 per share.

During 1992, the holders of the 1991 warrants purchased 186,000 shares of common stock at $1.50 per share, and 10,000 shares of common stock at $1.75 per share for total proceeds of $296,500. During 1993, holders of the 1991 warrants purchased 217,000 shares of common stock at $1.75 per share for a total of $379,750.

During the fourth quarter of 1992, 72,000 of the 73,000 underwriter warrants issued in connection with the 1991 preferred private placement were exercised at $1.25 per share for total proceeds of $90,000.

1993 Private Placement - During May 1993, the Company completed a private placement offering totaling $3,500,000 for the sale of 700,000 units, each unit consisting of one share of 1993 convertible preferred stock, par value $.001, and one X warrant, yielding net proceeds of approximately $3,126,542, after placement commissions and other costs of the offering. Each X warrant entitles the holder to purchase, at any time through December 1, 1994 (or upon 30-day notice by the Company if the Company's common stock trades above $4.25 for 10 of 15 consecutive trading days), one share of the Company's common stock, and one Y warrant to purchase for $4.00 per share an additional share of common stock through December 15, 1995. X warrants not exercised by December 1, 1994 will be exercisable at $4.00 per share thereafter through December 15, 1995, but will not receive Y warrants. At the election of the holder, each share of 1993 preferred stock may be converted into two shares of common stock. The 1993 preferred stock is also redeemable at any time after December 14, 1995, at $5.00 per share. During 1993, preferred stockholders elected to convert 696,000 shares of 1993 preferred stock to 1,392,000 shares of common stock. The Company issued to the underwriter in this placement 70,000 X warrants exercisable at $3.25 and 70,000 Y warrants exercisable at $4.00.

At the election of the Company, the X and Y warrants may be called for redemption at a price of $.10 per warrant at any time that the closing bid for the Company's common stock, as quoted on the NASDAQ Stock Market, for 45 consecutive trading days within 10 days preceding the notice of redemption, exceeds 150% of the applicable warrant exercise price. The exercise periods for the X and Y warrants may be extended at the discretion of the Company by action of its Board of Directors and notice to the warrant holders.

1994 Private Placement. In July of 1994, the Company issued 1,316,210 shares of 1994 Convertible Redeemable Preferred Stock and 658,105 C Warrants for net proceeds of $2,341,370. The offering consisted of 658,105 units at $4.00 per unit. Each unit consists of two shares of preferred stock and one C Warrant.
At the election of the holder, each share of preferred stock may be converted at any time after October 31, 1994, into one share of common stock. The 1994 preferred stock is redeemable at any time after March 31, 1996, at $4.00 per share at the Company's option, and has a liquidation preference of $2.00 per share. Each C Warrant entitles the holder to purchase, at any time between October 31, 1994, and July 1, 1995, for an exercise price of $3.00, one share of common stock. The Company issued to the placement agent in this offering warrants to purchase 65,811 units at $4.40 per unit.

Other - In connection with the Company's initial public offering, warrants to purchase 23,500 shares of common stock at $1.25 through February 15, 1996 were issued to the underwriter.

During 1992, 40,000 shares of common stock were issued for $56,250 as compensation for services.

In September 1992, the Company issued 65,000 shares of common stock in settlement of notes payable and accrued interest of $100,875.

The Company issued 5,000 shares of common stock valued at $10,938, the approximate market price for the stock at the date of issuance, as compensation for professional services rendered during the first quarter of 1993.

During the second quarter of 1994, options were exercised for 86,600 shares of common stock for $178,200 in cash and 51,900 shares for $103,800 in promissory notes.

Options - In 1985, the Company granted to its founders, who were also directors and officers, options to purchase 1,100,000 shares of the Company's common stock at a purchase price of $1.50 per share. During 1989, the Board extended to June 15, 1992, the 1985 options held by the Company's current directors to purchase, in the aggregate, up to 1,050,000 shares of common stock. In addition, the 1985 options were revised to provide that on exercise of any of the options to purchase 1,050,000 shares of common stock, the Company will grant new five-year options for an equal amount of shares at a new exercise price to be equal to the trading price for the Company's common stock as of the date of grant. In April 1991, the officers and directors agreed to the extension of the options through 1996 and waived their rights to 100,000 options. In 1991, options for 67,781 shares were exercised at $1.50 per share, and new options for 67,781 shares at $1.31 per share through December 1996 were granted.

On July 15, 1991, options to purchase 25,000 shares at $1.81 and 25,000 shares at $3.38 through July 15, 1996 were granted to an officer and director. Upon exercise of the 25,000 options at $3.38, new options for an equal number of shares at a new exercise price equal to the trading price of the Company's common stock at the date of grant will be issued.

In April 1994, options to purchase a total of 50,000 shares at $2.25 through April 1999 were granted to two officers and directors. Upon exercise of the options, new options for an equal number of shares at an exercise price equal to the trading price of the Company's common stock at the date of grant will be issued.

On September 16, 1994, outstanding options, including the options granted in April 1994, were exercised to purchase Common Stock as follows: Grant Steele, 200,000 shares at $1.50; N. Thomas Steele, 200,000 shares at $1.50; Kenneth L. Ransom, 200,000 shares at $1.50; Bruce C. Decker, 25,000 shares at $2.25; and Dennis J. Gustafson, 25,000 shares at $2.25. Pursuant to the terms of the options exercised, each optionee paid the purchase price of the options by the delivery of a promissory note payable in three equal, consecutive installments of principal plus interest on the unpaid balance at 7% per annum, payable annually commencing on the first anniversary of the exercise. The note installments are payable in cash or the delivery of Common Stock or other options valued at the trading price at the time of payment. In connection with the issuance of shares on the exercise of such options, Grant Steele, N. Thomas Steele, and Kenneth L. Ransom each returned 24,118 shares, for an aggregate of 72,354 shares, of Common Stock to satisfy withholding obligations of the Company, as provided for in the terms of the options exercised. Also pursuant to the terms of the options exercised, the Company automatically granted new five year options to purchase Common Stock at $2.125, the market price for the Common Stock at the time of exercise, as follows: Grant Steele, 200,000 shares;
N. Thomas Steele, 200,000 shares; Kenneth L. Ransom, 200,000 shares; Bruce C Decker, 25,000 shares; and Dennis J. Gustafson 25,000 shares. These transactions were not the result of arm's length negotiations.

On October 6, 1994, the Company granted to employees five-year options to purchase an aggregate of 105,000 shares of Common Stock at $3.00 per share, of which 10,000 options are currently exercisable, 31,000 vest and become exercisable after one year, 32,000 vest and become exercisable after two years, and 32,000 vest and become exercisable after three years, provided that the employee in each case has been, within the preceding 30 days, an employee of the Company.

On October 6, 1994, the Company granted to a non-affiliated person options to purchase 30,000 shares of Common Stock at an exercise price of $3.00 through October 6, 1999.

Warrants - The Company will issue L Warrants to those persons who are holders of record of B Warrants on October 30,1994, at the rate of one L Warrant for each B Warrant held. Each L Warrant entitles the holder to purchase one share of Common Stock at $6.00 through December 31, 1995, or at $8.00 thereafter through December 31, 1996.

The L Warrants are subject to redemption by the Company at a price of $0.10 per L Warrant on 30 days' prior written notice if the closing bid price of the Common Stock of the Company, as quoted on Nasdaq, exceeds the L Warrant exercise price by at least 20% for 20 of 30 trading days during a period ending within 10 days of the notice of redemption. All L Warrants in any class must be redeemed if any L Warrant in that class is redeemed. L Warrants may be exercise during the 30 day period after notice of redemption has been given.

SARS - In 1993, the Company granted a total of 180,000 Stock Appreciation Rights
(SARS) to officers. The SARS vest 1/3 upon grant, 1/3 on the first anniversary date of the grant, and 1/3 on the second anniversary date of the grant. The SARS grant entitles the officers to receive cash, stock or a combination of both in an amount equal to the amount by which the fair market value of the Company's common stock on the date the SARS is exercised exceeds $4.56 per share. The SARS granted expire in May 1998.

In June 1994, the Company granted 45,000 Stock Appreciation Rights (SARs) to an executive officer and director. The SARs vest 1/3 upon grant, 1/3 on the first anniversary date of the grand, and 1/3 on the second anniversary date of the grant. The SARs grant entitles the officer to receive cash, stock, or a combination of both in an amount equal to the amount by which the fair market value of the Company's common stock on the date of the SARs is exercised exceeds $2.50 per share. The SARs granted expire in June 1999.

Summary - The following summarizes the options and warrants currently outstanding and exercisable:


                                             EXPIRATION DATES
                                             ----------------

     Options (price per share):
     --------------------------

        Officers and directors:
          Exercise price of $3.38              July 1996             25,000
          Exercise price of $1.81              July 1996             25,000
          Exercise price of $1.50             December 1996 -
                                                May 1998            354,000
          Exercise price of $1.31             December 1996          68,000
          Exercise price of $2.125           September 1999         650,000

        Others:
          Exercise price of $4.00             October 1995           18,500
          Exercise price of $3.69              June 1995             50,000
          Exercise price of $2.50             April 1998             20,000
          Exercise price of $1.50             April 1998             30,000
          Exercise price of $3.00             October 1999           40,000
                                                                 ----------
                                 Total options                    1,280,500

     Warrants (price per share):
     ---------------------------

        Exercise price of $4.00 (Y warrants)December 1995             3,000
        Exercise price of $6.00-8.00 (L warrants)December 1996    1,242,000
        Exercise price of $3.25 (X warrants)December 1995           697,000
        Exercise price of $2.04 (Placement Agent)October 1996       108,000
        Exercise price of $1.25 (Underwriter)February 1996            1,000
               Exercise price of $2.00 (CapitalPro)April 1996       200,000
               Exercise price of $3.00 (C Warrants)July 1995        658,105
                                                                 ----------
                                Total warrants                    2,909,105
                                                                 ----------

     Total options and warrants issued and outstanding            4,189,605
                                                                 ==========

The above table does not include 1,118,811 warrants to purchase Common Stock purchase warrants currently issued and outstanding. It also does not include options with an exercise price of $3.00 issued to employees on October 6, 1994, of which 31,000 vest and become exercisable after one year from issuance, 32,000 vest and become exercisable after two years, and 32,000 vest and become exercisable after three years, provided that the employee in each case has been, within the preceding 30 days, an employee of the Company.

5.   INCOME TAXES:

The Company adopted the liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109 (SFAS 109) effective January 1, 1993. Financial statements of prior years have not been restated to apply the new method retroactively. The change in accounting method had no effect on net loss for 1993 or prior years.

Deferred tax assets (liabilities) are comprised of the following at December 31, 1993:

                                                    LONG-TERM
                                                  -----------
Deferred assets (liabilities):
     Net operating loss carryforward               $5,700,000
     Property and equipment basis differences       (400,000)
     Below-market stock options                       100,000
                                                  -----------
Net deferred tax assets                             5,400,000
Less valuation allowance                          (5,400,000)
                                                  -----------
Net deferred tax assets                           $        --
                                                  ===========

The Company has had no taxable income under Federal or state tax laws. Therefore, no provision for income taxes was included. The Company has a net operating loss carryforward of approximately $15,500,000 for income tax purposes. A portion of these net operating loss carryforwards are subject to reduction or limitation of use as a result of certain consolidated return filing regulations.

Because a net loss is shown for both tax and financial reporting purposes, a provision for deferred taxes has not been made. The loss carryforwards for income tax purposes of Foreland expire as follows:

  YEAR OF
 EXPIRATION
-------------

    1999                            $    270,000
    2000                                  90,000
    2001                                 640,000
    2002                               1,630,000
    2003                               1,430,000
    2004                               1,020,000
    2005                               1,280,000
    2006                               1,860,000
    2007                               1,680,000
    2008                               5,600,000
                                    ------------
                                     $15,500,000
                                    ============

6.   MAJOR CUSTOMER:

Over 90% of Krutex's oil and gas sales for the years ended December 31, 1991 and 1992 were to a single crude oil company. All of Foreland's oil sales were to a single crude oil company for the years ended December 31, 1991, 1992, and 1993, respectively.

7.   NOTE PAYABLE:

On April 30, 1994, the Company borrowed $400,000 from an unrelated third party, collateralized by personal property of the Company, to provide interim financing to advance the Company's drilling program in its Eagle Springs Field and to pay ongoing general and administrative expenses. In connection with the loan, the Company granted the lender options to purchase 200,000 shares of Common Stock at $2.00 per share at any time prior to the earlier of two years subsequent to the date of the loan or 60 days subsequent to the repayment of the loan. The loan bears interest at 8.4% per annum, payable quarterly, and is due on April 30, 1995, unless extended for up to one year at the election of the Company. The Company intends to extend the due date and has therefore classified the note as long-term as of September 30, 1994.

8.   OPERATING LEASES:

The Company currently rents administrative office space and equipment under noncancelable leases. Total expenses incurred for leases amounted to $43,782, $50,390, and $55,205, for December 31, 1991, 1992, and 1993, respectively.

The total minimum rental commitments without regard to the cancellation provision as of December 31 are as follows:

    YEAR
   ENDED
------------


    1994                                 $    54,276
    1995                                      46,882
    1996                                      49,949
    1997                                      52,200
    1998                                      29,393
                                         -------------
                                         $    232,700
                                         =============

9. SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES AND OIL AND GAS RESERVE INFORMATION:

All oil and gas operations of the Company and its subsidiaries are conducted in the United States. Capitalized costs relating to oil and gas producing activities are as follows:
                                                     DECEMBER 31,
                                                   ----------------------
                                                    1992          1993
                                                    -------       ------


Proved oil and gas producing properties, at
cost                                            $2,264,208    $3,194,443
Wells in progress                                        -     1,751,719
Unproved properties                                464,910       786,051
Disposal or injection well facilities               56,941        64,797
                                              ------------  ------------
                                                 2,786,059     5,797,010
Accumulated depreciation, depletion,
amortization                                     (807,792)   (1,152,588)
                                              ------------  ------------
                                                $1,978,267    $4,644,422
                                              ============  ============

Subsequent to December 31, 1993, $827,000 of the amount shown above as wells in progress was reclassified as a disposal or injection well, $803,000 was charged to expenses as dry hole and abandonment costs, and $122,000 was transferred to producing properties.

In August 1994, the Company entered into an agreement, dated August 9, 1994, with Plains Petroleum ("Plains"), whereby Plains agreed to spend up to $1,920,000, which is 80% of the first $2,400,000, for drilling additional wells in Eagle Springs. Such expenditures will earn Plains a 40% interest in the Eagle Springs field, effective August 1, 1994. After the initial $2,400,000 is spent, cost will be shared 60% by the Company and 40% by Plains.

Costs, both capitalized and expensed, incurred in oil and gas producing activities during the three years ended December 31 are as follows:

                                               DECEMBER 31,
                                      ------------------------------------

                                      1991         1992           1993
                                      ---------    ---------      --------


     Acquisition costs               $309,547        $    -       $843,871
                                     =========     =========    ==========

     Exploration costs               $984,134      $647,591     $2,249,942
                                     =========     =========    ==========

     Development costs               $616,612      $641,862     $2,166,883
                                     =========     =========    ==========

Estimated Quantities of Proved Oil and Gas Reserves (Unaudited) - Reserve calculations involve the estimation of future net recoverable reserves of oil and gas and the timing and amount of future net revenues to be received therefrom. These estimates are based on numerous factors, many of which are variable and uncertain. Accordingly, it is common for the actual production and revenues to vary from earlier estimates. Estimates made in the first few years of production from a property are not likely to be as reliable as later estimates based on longer production history. Hence, reserve estimates and estimates of future net revenues from production may be subject to substantial revision from year to year. Reserve information presented herein is based on reports prepared by independent petroleum engineers. The reserve quantity information and standardized measure for 1992 and 1991 do not include any amounts for the Company's Nevada properties because at that time the Company was not able to evaluate that quantities of oil that might be recovered based on the available geological and engineering data, due to the then erratic production and short production history of the wells.

Proved oil and gas reserves are the estimated quantities of crude oil, which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. However, reserve information should not be construed as the current market value of the Company's oil and gas reserves or the costs that would be incurred to obtain equivalent reserves.

Set forth below is the unaudited summary of the changes in the net quantities of the Company's proved crude oil reserves.
                                              Barrels
                                              -------------

     Proved reserves, January 1, 1991               542,000
          Production                               (17,000)
                                               ------------
     Proved reserves, December 31, 1991             525,000
          Production                               (19,000)
                                               ------------
     Proved reserves, December 31, 1992             506,000
          Acquisition of proved reserves            627,000
          Production                               (29,000)
          Revisions in previous
          estimates                                  40,000
                                               ------------
     Proved reserves, December 31, 1993           1,144,000
                                               ============

     Proved developed reserves:
          December 31, 1991                          74,000
                                               ============

          December 31, 1992                          91,000
                                               ============

          December 31, 1993                         754,000
                                               ============

The Company's proved reserves (in barrels) are located in the following states:

                                           Proved
                         Proved          Developed
                        Reserves          Reserves
                     --------------   ----------------


Nevada                     650,000             650,000
Texas                      494,000             104,000
                     -------------    ----------------


Total                    1,144,000             754,000
                     =============    ================

As indicated, a substantial portion of the Company's proved oil and gas reserves (all in Texas) are undeveloped, which will require estimated future development costs of approximately $2,800,000 for both 1994 and 1995. The Company's wholly-owned subsidiary, Krutex, holds an interest in approximately 125 producing shallow oil and gas wells in the West Salt Flat Field encompassing approximately 495 gross acres in Caldwell County, Texas. Pursuant to an April 1993 agreement with an unrelated third party operator (the "Operator"), the Operator receives all revenues from production from the properties and bears all operating expenses through November 1, 1994. Prior to that date, the Operator can earn 75% of Krutex's interest in the properties upon completing specified reworking of 16 wells located in the field. If the Operator fails to complete the 16 well reworking program, the Operator's interest in the leases will terminate. If the Operator timely completes the well reworking or establishes continuous production at a rate of at least 300 barrels per day by November 1, 1994, the Operator has the right to purchase Krutex's remaining interest at a price equivalent to Krutex's share of the proved developed oil and gas reserves estimated to be recoverable in 10 years, multiplied by 10% of the price for west Texas crude oil for November 1994. On signing the agreement, the Operator agreed to pay Krutex $150,000, of which $22,222 remained payable at June 30, 1994. The reserves associated with these properties of approximately $489,000 in discounted future net cash flows are included in the Company's standardized measure of future net cash flows. These properties were sold in October 1994 (see Note 10.)

The following is the unaudited standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves. Future net cash flows were computed using year-end prices and costs and appropriate year-end tax rates (adjusted for permanent differences, tax credits and loss carryforward that relate to existing proved oil and gas reserves in which the Company has an interest).

                                               DECEMBER 31,
                                      ------------------------------------
                                      1991         1992           1993
                                      ----------------------      --------


Future cash inflows                $7,585,000    $7,355,000    $12,445,000
Future development and            (4,152,000)   (4,045,000)    (7,557,000)
production costs
Future income tax expense           (545,000)      (640,000)            --
                                ------------- -------------- -------------

Future net cash flows               2,888,000    2,780,.000      4,888,000
10% annual discount for
estimated timing
of cash flows                     (1,633,000)   (1,565,000)    (2,692,000)
                                 ------------ ------------- --------------
Standardized measure of
discounted future
net cash flows                     $1,255,000    $1,215,000     $2,196,000
                                  =========== ============= ==============

The following is a summary by state of the standardized measure of discounted future net cash flows as of December 31, 1993:

Nevada                             $1,707,000
Texas                                 489,000
                              ---------------
Total                              $2,196,000
                              ===============

The following are the unaudited principal sources of changes in the standardized measure of discounted future net cash flows:

                                               DECEMBER 31,
                                      ------------------------------------
                                      1991         1992           1993
                                      ----------   ---------      --------

Standardized measure, beginning
of year                            $3,050,000    $1,255,000     $1,215,000
Sales of oil and gas, net of
production costs                    (255,000)     (290,000)       (17,000)
Acquisition of minerals in place           --            --      3,163,000
Net change due to revisions in
quantity estimates                         --            --        120,000
Net change due to changes in
  price and production costs and
  other                           (3,355,000)      (20,000)    (3,150,000)
Net change in future development
costs                                      --            --        472,000
Net change in income taxes            575,000        20,000        298,000
Accretion of discount               1,240,000       250,000        122,000
                                ------------- -------------- -------------
Standardized measure, end of
year                               $1,255,000    $1,215,000     $2,196,000
                                ============= ============== ==============

10.  SUBSEQUENT EVENTS

In October 1994, Krutex entered into an agreement with an unrelated third party operator under which the operator agreed to pay Krutex $50,000 to earn 75% of Krutex's working interest in the West Salt Flat Field. In addition, Krutex granted the operator an option to purchase Krutex's remaining 25% interest for $25,000 through February 2, 1995. This transaction has an effective date of October 1, 1994, and resulted in a loss of $434,521, which was recorded in the third quarter 1994.

In October 1994, the Company, through its wholly owned subsidiary Eagle Springs Production Limited Liability Company purchased for $225,000, payable in $90,000 cash and 54,000 shares of Foreland Corporation common stock, with a basis price of $2.50 per share, Kanowa Petroleum, Inc.'s interest in 240 acres and four wells. In accordance with the Plains Petroleum Operating Company agreement, Plains advanced $90,000 for its 40% interest in the lease and four wells; however, if Plains terminates its agreement with Foreland after the drilling of the three initial wells, Foreland will reimburse Plains for the $90,000 it has advanced.

-------------------------------------
        FORELAND CORPORATION
             PROSPECTUS
          DECEMBER 9, 1994
          TABLE OF CONTENTS
-------------------------------------

Section                         Page

SUMMARY                            6
RISK FACTORS                      11
USE OF PROCEEDS                   16
DIVIDENDS                         17
DILUTION                          17
PRICE RANGE FOR COMPANY
  SECURITIES                      19
SELECTED FINANCIAL DATA           19
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL RESULTS
  OF OPERATION AND FINANCIAL
  CONDITION                       20
BUSINESS                          25
DIRECTORS AND EXECUTIVE OFFICERS  39
PRINCIPAL SHAREHOLDERS            44
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS                    45
DESCRIPTION OF SECURITIES         46
SELLING SHAREHOLDERS              51
PLAN OF DISTRIBUTION              56
EXPERTS                           58
CERTAIN DEFINITIONS               58
INDEX TO FINANCIAL STATEMENTS    F-1

No dealer, salesman, or other person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this prospectus and, if made, such information or representation must not be relied on as having been authorized by the Company. This prospectus does not constitute an offer to sell or the solication of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or soliciatation in such state or jurisdiction.

                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-2 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on the 6th day of December, 1995.


                                             FORELAND CORPORATION

                                                     (Registrant)

                                             By:  /s/ N. Thomas Steele
                                             -------------------------------
                                              N. Thomas Steele, President

     Pursuant to the requirements of the Securities Act, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated and on the 6th day of December, 1995.
                                   ----------|
/s/  N. Thomas Steele                        |
------------------------------               |
                                             |
N. Thomas Steele, Director and President     |
(Principal Executive and Financial Officer)  |
                                             |
/s/  Grant Steele                            |
------------------------------               |
                                             |
Grant Steele, Director                       |
                                             |
/s/  Kenneth L. Ransom                       |
------------------------------               |
                                             |
Kenneth L. Ransom, Director                  |
                                             |
                                             |--- By:  /s/ N. Thomas Steele
------------------------------               |    ---------------------------
Bruce C. Decker, Director                    |       N. Thomas Steele,
                                             |       Attorney-In-Fact
                                             |
/s/  Dennis J. Gustafson                     |
------------------------------               |
                                  -----------|

Dennis J. Gustafson, Director                |